As filed with the Securities and Exchange Commission on April 13, 2006 Registration No. 333 - 132298

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 TO
FORM SB-2

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
___________

Advaxis, Inc.
(Name of small business issuer in our charter)

Colorado (State or other jurisdiction of incorporation or organization)	2836 (Primary Standard Industrial Classification Code Number)	841521955 (I.R.S. Employer Identification No.)

Technology Center of New Jersey
675 Route 1
Suite 119
North Brunswick, NJ 08902
(Address, including zip code, and telephone number, including area code, of registrant’s principal place of business)
___________________________

Mr. Roni Appel, Chief Executive Officer
Technology Center of New Jersey
675 Route 1
Suite 119
North Brunswick, NJ 08902
(Name, address, including zip code, and telephone number, including area code, of registrant’s agent for service)

___________________________

Copies to:

Gary A. Schonwald, Esq. Reitler Brown & Rosenblatt LLC 800 Third Avenue 21st Floor New York, New York 10022 (212) 209-3050 / (212) 371-5500 (Telecopy)
Approximate date of commencement of proposed sale to the public. From time to time after this Registration Statement becomes effective.
If the only securities being registered on this form are being offered pursuant to dividend or reinvestment plans, please check the following box. ☐
If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box: ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering: ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering: ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering: ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered		Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee

common stock par value $0.001 per share	43,341,513	(a)	$0.43(b)	$18,636,851	$1,994.14
common stock par value $0.001 per share	4,200,000	(c)	$0.43(d)	$1,806,000	$193.24
common stock par value $0.001 per share	300,000	(e)	$0.52(f)	$156,000	$16.69
TOTAL	47,841,513				$2,204.07

(a)
Estimate of shares which may be issued upon conversion of $3,000,000 principal and payment of $540,000 of interest on the Secured Convertible Debentures at a “Market Conversion Price” provided for in the Debenture which is calculated for the purpose of the number of shares to be registered at one-third of the “Fixed Conversion Price” of $0.287 per share.

(b)	150% of the Fixed Conversion Price of $0.287.

(c)	Shares to be offered upon exercise of Warrant to purchase 4,200,000 shares

(d)	150% of the exercise price of $0.287 per share.

(e)	Shares to be offered upon exercise of B Warrant to purchase 300,000 shares.

(f)	150% of exercise price $0.3444 per share.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION SATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION8(A) MAY DETERMINE.

EXPLANATORY NOTE

Pursuant to Rule 429 promulgated under the Securities Act of 1933 as amended, the Prospectus included herein relates to two Registration Statements on Form SB-2 (Registration Nos. 333-132298 and 333-122504). This Registration Statement as amended constitutes the amended filing of the Registration Statement on Form SB-2 (Registration No. 333-12298) and Post-Effective Amendment No. 3 to the Registration Statement on Form SB-2 (Registration No. 333-122504).

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TABLE OF CONTENTS

iii

The information in this prospectus is not complete and may be changed without notice.  The selling stockholder may not sell these securities until  the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities, and it is not soliciting offers to buy these securities, in any state where the offer or sale of these securities is not permitted.

Subject to completion
Dated April 13, 2006

PRELIMINARY PROSPECTUS

The information in this prospectus is not complete and may be changed without notice. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting offers to buy these securities, in any state where the offer or sale of these securities is not permitted.

Advaxis, Inc.

Common Stock

This is an offering (the “Offering”) by the stockholders identified in this prospectus (the “Selling Stockholders”) of the following shares of Common Stock, $0.001 par value, of Advaxis, Inc. (the “Company” or “Advaxis”) issued to them:

•	Up to 37,099,457 of the shares outstanding as of February 28, 2006;

•	Up to 43,341,513 shares underlying our Convertible Secured Debentures due February 1, 2009 sold in a February and March 2006 private placement

•	Up to 24,130,588 shares underlying warrants, including 4,500,000 shares underlying warrants issued in the Debenture private placement

 All of the shares, when sold will be sold by the Selling Stockholders who may sell the shares of common stock from time to time at prevailing market prices. We will not receive any proceeds from the sales by the Selling Stockholders, but we will receive the benefit of a reduction of indebtedness from the conversion of the Debentures and the receipt of funds by the cash exercise of the warrants.

Our Common Stock is quoted on the Over The Counter Bulletin Board, which is commonly referred to as the “OTC Bulletin Board” maintained by various broker dealers, under the symbol ADXS.

No underwriter or person has been engaged to facilitate the sale of shares of Common Stock in this offering. None of the proceeds from the sale of the shares by the Selling Stockholders will be placed in escrow, trust or any similar account. There are no underwriting commissions involved in this offering. We have agreed to pay all the costs of this offering. Selling Stockholders will pay no offering expenses.

This offering is highly speculative and these securities involve a high degree of risk. You should purchase shares only if you can afford a complete loss. See “Risk Factors” beginning on page 8.

_________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 13, 2006.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We file reports, proxy statements, information statements and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy this information, for a copying fee, at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information in its public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services, and at the web site maintained by the SEC at http://www.sec.gov.

We have not authorized anyone to give any information or make any representation about the Offering that differs from, or adds to, the information in this prospectus or in its documents that are publicly filed with the SEC. Therefore, if anyone does give you different or additional information, you should not rely on it. The delivery of this prospectus does not mean that there have not been any changes in our condition since the date of this prospectus. If you are in a jurisdiction where it is unlawful to offer the securities offered by this prospectus, or if you are a person to whom it is unlawful to direct such activities, then the offer presented by this prospectus does not extend to you. This prospectus speaks only as of its date except where it indicates that another date applies.

THIS PROSPECTUS IS NOT AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

Certain information contained in this prospectus includes forward-looking statements (as defined in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act) that reflect the Company’s current views with respect to future events and financial performance. Certain factors, such as unanticipated technological difficulties, the volatile and competitive biotechnological environment for products, changes in domestic and foreign economic, market and regulatory conditions, the inherent uncertainty of financial estimates and projections, the degree of success, if any, in concluding business partnerships or licenses with viable pharmaceutical or biotechnological companies, instabilities arising from terrorist actions and responses thereto, and other considerations described as “Risk Factors” in this prospectus could cause actual results to differ materially from those in the forward-looking statements. We assume no obligation to update the matters discussed in this prospectus.

Please read this prospectus carefully. It describes our business, our financial condition and results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

PROSPECTUS SUMMARY

This summary highlights some information from this prospectus, and it may not contain all of the information that is important to you. You should read the following summary together with the more detailed information regarding our company and the common stock being sold in this offering, including “Risk Factors” and our consolidated financial statements and related notes, included elsewhere in this prospectus.

General

We are a development stage biotechnology company utilizing multiple mechanisms of immunity with the intent to develop cancer vaccines that are more effective and safer than existing vaccines. To that end, we have licensed rights from the University of Pennsylvania (“Penn”) to use a patented system to engineer a live attenuated Listeria monocytogenes bacteria (the “Listeria System”) to secrete a protein sequence containing a tumor-specific antigen. Using the Listeria System, we believe we will force the body’s immune system to process and recognize the antigen as if it were foreign, creating the immune response needed to attack the cancer. Our licensed Listeria System, developed at Penn over the past 10 years, provides a scientific basis for believing that this therapeutic approach induces a significant immune response to a tumor. Accordingly, we believe that the Listeria System is a broadly enabling platform technology that can be applied to many types of cancers. In addition, we believe there may be useful applications in infectious diseases and auto-immune disorders.

The therapeutic approach that comprises the Listeria System is based upon the innovative work of Yvonne Paterson, Ph.D., Professor of Microbiology at Penn, involving the creation of genetically engineered Listeria that stimulate the innate immune system and induce an antigen-specific immune response involving humoral and cellular components. We have obtained an exclusive 20-year license from Penn to exploit the Listeria System, subject to meeting various royalty and other obligations (the “Penn License”).

We have focused our initial development efforts upon cancer vaccines targeting cervical, breast, prostate, ovarian, lung and other cancers. Our lead products in development are as follows:

Product	Indication	Stage
Lovaxin C	Cervical and head and neck cancers	Pre-clinical; Phase I study in cervical cancer anticipated to commence in early 2006*
Lovaxin B	Breast cancer and melanoma	Pre-clinical; Phase I study anticipated to commence in late 2006*
Lovaxin P	Prostate cancer	Pre-clinical; Phase I study anticipated to commence in early 2007
Lovaxin W	Wilms tumor and leukemia	Pre-clinical
Lovaxin T	Cancer through control of telomerase	Pre-clincial
Lovaxin H	Prophylactic vaccine for HIV (AIDS)	Pre-clincial

* Possible delays of up to six months may occur based on the production schedule of Cobra Biomanufacturing PLC of material, vaccine stability testing and the issuance of required regulatory approval.

See “Business - Research and Development Programs”.

Since our formation, we have had a history of losses, which as of January 31, 2006 aggregated $3,878,685, and because of the long development period for new drugs, we expect to continue to incur losses for several years. Our business plan to date has been realized by substantial outsourcing of virtually all major functions of drug development including scaling up for manufacturing, research and development, grant applications and others. The expenses of these outsourced services account for most of our accumulated loss. We cannot predict when, if ever, any of our product candidates will become commercially viable or FDA approved. Even if one or more of our products becomes commercially viable and receives FDA approval, we are not certain that we will ever become a profitable business.

Strategy

During the next 12 to 24 months our strategic focus will be to achieve several objectives. The foremost of these objectives are as follows:

•	Initiate and complete Phase I clinical study of Lovaxin C;

•	Continue the pre-clinical development of our product candidates, as well as continue research to expand our technology platform; and

•	Initiate strategic and development collaborations with biotechnology and pharmaceutical companies.

There are many potential obstacles to the implementation of our proposed strategy. Among the potential obstacles we may encounter with respect to the Phase I clinical study of Lovaxin C are: difficulty in recruiting patients for the study; a material, adverse medical result in a patient during the study; and extended time for FDA approval of the IND (or foreign regulatory authority approval) required to proceed with the test.

Among the potential obstacles which we may encounter with respect to continuing preclinical development of our product candidates such as Lovaxin B or T are ambiguous animal data not sufficient to establish a proof of concept; insufficient or adverse preclinical data on future products; and unexpected higher costs or preclinical studies.

Among the potential obstacles which we may encounter in establishing strategic collaborations are a possible perception by desirable potential partners that the stage of our development is too early, the need to demonstrate more human safety or efficicacy data, or a possible perception that our technology is high risk for patients or to the environment.

History of the Company

We were originally incorporated in the State of Colorado on June 5, 1987 under the name Great Expectations, Inc., administratively dissolved on January 1, 1997 and reinstated on June 18, 1998 under the name Great Expectations and Associates, Inc. In 1999, we became a reporting company under the Securities Exchange of 1934 (the “Exchange Act’). Until November 2004, we were a shell company without any business. On November 12, 2004, we acquired Advaxis, Inc., a Delaware corporation (“Advaxis”), pursuant to a Share Exchange and Reorganization Agreement, dated as of August 25, 2004 (the “Share Exchange”), by and among Advaxis, the stockholders of Advaxis and us. As a result, Advaxis became our wholly-owned subsidiary and our sole operating company. On December 23, 2004, we amended and restated our articles of incorporation and changed our name to Advaxis, Inc. Our principal executive offices are located at Technology Center of New Jersey, 675 Route 1, Suite 119, North Brunswick, New Jersey 08902 and our telephone number is (732) 545-1590.

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Recent Developments

In November 2004, we acquired 100% of the stock of Advaxis which was organized in 2002 to develop the Listeria System under patents licensed from Penn, which are described above under “General” and later in this prospectus under “Business.”

Pursuant to the Share Exchange, (i) our existing stockholders entered into a Surrender and Cancellation Agreement whereby they contributed to us 199 shares of every 200 shares of common stock beneficially owned by them so that their ownership was reduced to 752,600 shares of common stock and (ii) we issued to them and others an aggregate of 16,350,323 shares of common stock, warrants to purchase 584,885 shares of common stock and options to purchase 2,381,525 shares of common stock. Upon the closing of the Share Exchange, the total number of shares of our common stock outstanding was 20,069,333 shares on a fully-diluted basis. The transaction is being accounted for as a recapitalization. The historical financial statements of Advaxis are our financial statements for reporting purposes.

On same date, we sold as the first tranche of a private placement offering (the “November 2004 Private Placement”), for $2.925 million to accredited investors an aggregate of 10,191,636 shares of common stock and warrants to purchase 10,191,636 shares of common stock. The sale was made in units at a price of $25,000 per unit with each consisting of 87,108 shares of common stock and warrants to purchase 87,108 shares of common stock at any time prior to the fifth anniversary following the date of issuance of the warrant, at a price equal to $0.40 per share of common stock. In consideration of the investment, we granted to each investor certain registration rights and anti-dilution rights. Also, in November 2004, we converted approximately $618,000 aggregate principal of promissory notes and accrued interest outstanding into 2,153,310 shares and a like number of warrants.

On December 8, 2004, we completed a second tranche of the November 2004 Private Placement, whereby we sold for an aggregate price of $200,000 eight units to accredited investors consisting of 696,864 shares of common stock and 696,864 warrants.

On January 4, 2005, we completed a third and final tranche of the November 2004 Private Placement, whereby we sold for an aggregate price of $128,000 to accredited investors, 445,993 shares of common stock and a like number of warrants.

The aggregate proceeds from the November 2004 Private Placement was $3,253,000.

Pursuant to the terms of an investment banking agreement, dated March 19, 2004, by and between us and Sunrise Securities, Corp. (the “Placement Agent”), we issued to the Placement Agent and its designees an aggregate of 2,283,445 shares of common stock and warrants to purchase up to an aggregate of 2,666,900 shares of common stock. The shares were issued as part consideration for the services of the Placement Agent, as our placement agent in the Private Placement. In addition, we paid the Placement Agent a total cash fee of $50,530.

On January 12, 2005, we completed a second private sale whereby we sold for $1,100,000 to a single investor 3,832,752 shares of common stock and five-year warrants to purchase 3,832,752 shares of our common stock at an exercise price of $0.40 per share.

Pursuant to the terms of a certain Registration Rights Agreement, dated as of November 12, 2004 and as of January 12, 2005, with certain stockholders, we issued on June 9, 2005 an aggregate of 409,401 shares (the “Penalty Shares”) to such stockholders.

On February 2, 2006, we sold to an investor our $3,000,000 Debenture due February 1, 2009 convertible into shares of our common stock for $2,760,000 after deducting a commission of $240,000 and other placement fees of $20,000 and issued warrants to purchase 4,500,000 shares of common stock. See “February 2006 Private Placement.”

Our Website

We maintain a website at www.advaxis.com which contains descriptions of our technology, our drugs and the trial status of each drug.

SUMMARY CONSOLIDATED FINANCIAL DATA OF ADVAXIS

On November 12, 2004, we acquired Advaxis, Inc., a Delaware corporation through the Share Exchange. The transaction was accounted for as a recapitalization. The historical financial statements of Advaxis will be our financial statements for reporting purposes. Advaxis, Inc has changed its fiscal year to October 31st and as a result is providing herein its audited financial statements for the year ended December 31, 2003, the ten months ended October 31, 2004 and the year ended October 31, 2005.

The following condensed statement of operations data for the year ended December 31, 2003, the ten months ended October 31, 2004 and the year ended October 31, 2005  are derived from Advaxis’ financial statements and the related notes, audited by Goldstein Golub Kessler LLP, Certified Public Accountants, 1185 Avenue of the Americas, Suite 500, New York, NY 10036-2602, Advaxis’ independent registered public accounting firm. The financial statements and the related notes as of January 31, 2006 and October 31, 2005 and for the year ended December 31, 2003, the ten months ended October 31, 2004, year ended October 31, 2005, three months ended January 31, 2006 and three months ended January 31, 2005 are included elsewhere herein. The condensed unaudited statement of operations data for the ten months ended October 31, 2003, the year ended October 31, 2004, three months ended January 31, 2005 and three months ended January 31, 2006, are derived from Advaxis’ unaudited financial statements, which have been prepared on a basis consistent with Advaxis’ audited financial statements and, in the opinion of management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of Advaxis’ financial position and results of operations. The results of operations for any interim period are not necessarily indicative of results to be expected for the entire year. The following data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations and Plan of Operations” and our financial statements and the related notes included elsewhere in this prospectus.

	Year ended December 31,	Ten Months Ended October 31,		Year Ended October 31,		3 Months Ended January 31,

Statement of Operations Data:	2003	2003	2004	2004	2005	2005	2006
		(unaudited)		(unaudited)		(unaudited)	(unaudited)
Revenue	$4,000	$3,600	$116,406	$116,806	$552,868	$ ---	$329,928
Total operating expenses	$897,076	$821,725	$650,310	$715,754	$2,395,328	$245,126	$798,990
Interest expense (income)	$17,190	$7,288	$4,229	$13,132	$(36,671)	$2,968	$1,008
Other income	$521	$106	$57	$72	$--	$2,739	$11,931
Provision for income taxes	--	--	--	--	--	--	--

Net loss	$(909,745)	$(825,907)	$(538,076)	$(655,892)	$(1,805,789)	$(245,355)	$(458,139)
Loss per Share Information:
Basic and diluted net loss per share	$(0.06)	$(0.05)	$(0.04)	$(0.04)	$(0.05)	$(0.01)	$(0.01)

Balance Sheet Data:	December 31,	October 31,	October 31,	January 31
	2003	2004	2005	2006
Cash and cash equivalents	$47,160	$32,279	$2,075,206	$1,805,640
Intangible assets	$277,243	$469,803	$751,088	$765,245
Total assets	$324,403	$502,083	$2,904,039	$2,646,651
Total liabilities	$1,131,138	$1,841,579	$1,152,465	$1,188,155
Stockholders’ equity (deficiency)	$(806,735)	$(1,339,496)	$1,751,575	$1,458,496

THE OFFERING

Common stock offered by Selling Stockholders	73,564,540(1)
Common stock outstanding as of January 31, 2006	38,167,028 shares (2)
Use of proceeds	We will not receive any proceeds from the sale of the common stock, but we will receive funds from the exercise of warrants by selling stockholders, if exercised for cash.
“OTC Bulletin Board Quote” as of March 2, 2006.	$.26

(1)
Represents 37,099,457 shares issued to Selling Stockholders, 24,130,588 shares which may be acquired upon exercise of warrants issued to Selling Stockholders, and 12,334,495 shares which may be acquired upon conversion of principal and interest on our Debentures issued to a Selling Stockholder in February 2006 at a fixed conversion price of $0.287 per share. Such price is to be revised downward if the “market price” as defined is lower at time of conversion in which event the number of shares issued upon conversion will increase. Up to an additional 31,007,018 shares may be offered for resale by the Selling Stockholders pursuant to this Prospectus in the event the shares were acquired by the Selling Stockholders as a result of conversions or dividend payments at a price less than $0.287 per share.

(2)	The number of shares of common stock outstanding as of January 31, 2006 listed above excludes, in addition to the shares offered,

•	20,509,220 shares issuable upon exercise of the warrants with exercise prices ranging from $0.1952 to $0.40 per share;

•	5,959,078 additional shares of common stock issuable upon exercise of options;

•	Commitments to issue stock, options or warrants.

ADDITIONAL INFORMATION

In this prospectus, the terms “we”, “us”, and “our” refer to Advaxis, Inc., a Colorado corporation, and its consolidated subsidiary, Advaxis, as appropriate in the context, and, unless the context otherwise requires, “common stock” refers to the common stock, par value $0.001 per share, of Advaxis, Inc.

RISK FACTORS

An investment in the common stock is highly speculative, involves a high degree of risk, and should be made only by investors who can afford a complete loss. You should carefully consider, together with the other matters referred to in this prospectus, the following risk factors before you decide whether to buy our common stock.

Risks Specific to Us

We are a development stage company.

We are a development stage company with a history of losses and can provide no assurance as to future operating results. As a result of losses which will continue throughout our development stage, we may exhaust our financial resources and be unable to complete the development of our production. Our deficit will continue to grow during our drug development period.

We have sustained losses from operations in each fiscal year since our inception and losses are expected to continue, due to the substantial investment in research and development, for the next several years. At January 31, 2006, we had an accumulated deficit of ($3,922,869) and stockholders’ equity of $1,458,496. We expect to spend substantial additional sums on the continued research and development of proprietary products and technologies with no certainty that losses will not increase or that we will ever become profitable as a result of these expenditures.

We will require substantial additional financing in order to meet our business objectives.

Although we believe that the net proceeds received from private placements (i) in November 2004 of the Units of shares of our common stock and of our warrants, and (ii) in February 2006 of our $3,000,000 Debenture will be sufficient to finance our currently planned operations for the near-term (approximately 12 to 24 months), such amounts will not be sufficient to meet our longer-term cash requirements or cash requirements for the commercialization of certain products currently in development. We will be required to find additional equity or debt securities or enter into other financial arrangements, including relationships with corporate and other partners, in order to raise substantial additional capital during the five to ten year period of product development and the United States Food and Drug Administration (“FDA”) testing through Phase III testing. Depending upon market conditions, we may not be successful in raising sufficient additional capital for our long-term requirements. If we fail to raise sufficient additional financing we will not be able to develop our product candidates, we will be required to reduce staff, reduce or eliminate research and development, slow the development of our product candidates and outsource or eliminate several business functions. Even if we are successful in raising such additional financing, we may not be able to successfully complete planned clinical trials, development, and marketing of all, or of any, of our product candidates. In such event, our business, prospects, financial condition and results of operations could be materially adversely affected. We may be required to reduce our staff, discontinue certain research or development programs of our future products, and cease to operate. We may not be able to conduct clinical trial in Lovaxin C. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations and Plan of Operations”.

Our limited operating history does not afford investors a sufficient history on which to base an investment decision.

We commenced our Listeria System vaccine development business in February 2002 and have existed as a development stage company since such time. Prior thereto we conducted no business. Accordingly, we have a limited operating history. Investors must consider the risks and difficulties we have encountered in the rapidly evolving vaccine and therapeutic biopharmaceutical industry. Such risks include the following:

•	competition from companies that have substantially greater assets and financial resources than we have;

•	need for acceptance of products;

•	ability to anticipate and adapt to a competitive market and rapid technological developments;

•	amount and timing of operating costs and capital expenditures relating to expansion of our business, operations and infrastructure;

•	need to rely on multiple levels of outside funding due to the length of the product development cycles and governmental approved protocols associated with the pharmaceutical industry; and

•	dependence upon key personnel including key independent consultants and advisors.

We cannot be certain that our strategy will be successful or that we will successfully address these risks. In the event that we do not successfully address these risks, our business, prospects, financial condition and results of operations could be materially and adversely affected. We may be required to reduce our staff, discontinue certain research or development programs of our future products, and cease to operate. We may not be able to conduct clinical trials in Lovaxin C.

We can provide no assurance of the successful and timely development of new products.

Our products are at various stages of research and development. Further development and extensive testing will be required to determine their technical feasibility and commercial viability. Our success will depend on our ability to achieve scientific and technological advances and to translate such advances into reliable, commercially competitive products on a timely basis. Vaccine products that we may develop are not likely to be commercially available until the second part of this decade. The proposed development schedules for our products may be affected by a variety of factors, including technological difficulties, proprietary technology of others, and changes in governmental regulation, many of which will not be within our control. Any delay in the development, introduction or marketing of our products could result either in such products being marketed at a time when their cost and performance characteristics would not be competitive in the marketplace or in the shortening of their commercial lives. In light of the long-term nature of our projects, the unproven technology involved and the other factors described elsewhere in “Risk Factors”, there can be no assurance that we will be able to complete successfully the development or marketing of any new products. See “Business - Research and Development Program”.

Our research and development expenses are subject to uncertainty.

Factors affecting our research and development (or R&D) expenses include, but are not limited to:

•
The number of and the outcome of clinical studies we are planning to conduct. For example, our R&D expenses may increase based on the number of late-stage clinical studies which we may be required to conduct;

•
The number of products entering into development from late-stage research. For example, there is no guarantee that internal research efforts will succeed in generating sufficient data for us to make a positive development decision or that an external candidate will be available on terms acceptable to us. Some promising candidates may not yield sufficiently positive pre-clinical results to meet our stringent development criteria;

•
In-licensing activities, including the timing and amount of related development funding or milestone payments. For example, we may enter into agreements requiring us to pay a significant up-front fee for the purchase of in-process research and development which we may record as an R&D expense;

•
As part of our strategy, we invest in R&D. R&D as a percent of future potential revenues can fluctuate with the changes in future levels of revenue. Lower revenues can lead to more limited spending on R&D efforts; and

•	Future levels of revenue.

We are subject to numerous risks inherent in conducting clinical trials.

We must outsource our clinical trials and are in the process of negotiating with third parties to conduct such trials. There is no assurance that we will successfully conclude agreements for the conduct of our clinical trials. Delay in concluding such agreements would delay the commencement of the Phase 1 Trial of Lovaxin C.

Agreements with clinical investigators and medical institutions for clinical testing and with other third parties for data management services place substantial responsibilities on these parties, which could result in delays in, or termination of, our clinical trials if these parties fail to perform as expected. For example, if any of our clinical trial sites fail to comply with FDA-approved good clinical practices, we may be unable to use the data gathered at those sites. If these clinical investigators, medical institutions or other third parties do not carry out their contractual duties or obligations or fail to meet expected deadlines, or if the quality or accuracy of the clinical data they obtain is compromised due to their failure to adhere to our clinical protocols or for other reasons, our clinical trials may be extended, delayed or terminated, and we may be unable to obtain regulatory approval for or successfully commercialize Lovaxin C.

We or regulators may suspend or terminate our clinical trials for a number of reasons. We may voluntarily suspend or terminate our clinical trials if at any time we believe that they present an unacceptable risk to the patients enrolled in our clinical trials. In addition, regulatory agencies may order the temporary or permanent discontinuation of our clinical trials at any time if they believe that the clinical trials are not being conducted in accordance with applicable regulatory requirements or that they present an unacceptable safety risk to the patients enrolled in our clinical trials.

Our clinical trial operations are subject to regulatory inspections at any time. If regulatory inspectors conclude that we or our clinical trial sites are not in compliance with applicable regulatory requirements for conducting clinical trials, we may receive reports of observations or warning letters detailing deficiencies, and we will be required to implement corrective actions. If regulatory agencies deem our responses to be inadequate, or are dissatisfied with the corrective actions we or our clinical trial sites have implemented, our clinical trials may be temporarily or permanently discontinued, we may be fined, we or our investigators may be precluded from conducting any ongoing or any future clinical trials, the government may refuse to approve our marketing applications or allow us to manufacture or market our products, and we may be criminally prosecuted.

The successful development of biopharmaceuticals is highly uncertain.

Successful development of biopharmaceuticals is highly uncertain and is dependent on numerous factors, many of which are beyond our control. Products that appear promising in the early phases of development may fail to reach the market for several reasons including:

•	Pre-clinical study results that may show the product to be less effective than desired (e.g., the study failed to meet its primary objectives) or to have harmful or problematic side effects;

•
Failure to receive the necessary regulatory approvals or a delay in receiving such approvals. Among other things, such delays may be caused by slow enrollment in clinical studies, length of time to achieve study endpoints, additional time requirements for data analysis or BLA preparation, discussions with the FDA, an FDA request for additional pre-clinical or clinical data, or unexpected safety or manufacturing issues.

•	Manufacturing costs, pricing or reimbursement issues, or other factors that make the product uneconomical; and

•	The proprietary rights of others and their competing products and technologies that may prevent the product from being commercialized.

Success in pre-clinical and early clinical studies does not ensure that large-scale clinical studies will be successful. Clinical results are frequently susceptible to varying interpretations that may delay, limit or prevent regulatory approvals. The length of time necessary to complete clinical studies and to submit an application for marketing approval for a final decision by a regulatory authority varies significantly from one product to the next, and may be difficult to predict.

We must comply with significant government regulations.

The research and development, manufacture and marketing of human therapeutic and diagnostic products are subject to regulation, primarily by the FDA in the United States and by comparable authorities in other countries. These national agencies and other federal, state, local and foreign entities regulate, among other things, research and development activities (including testing in animals and in humans) and the testing, manufacturing, handling, labeling, storage, record keeping, approval, advertising and promotion of the products that we are developing. Noncompliance with applicable requirements can result in various adverse consequences, including, delay in approving or refusal to approve product licenses or other applications, suspension or termination of clinical investigations, revocation of approvals previously granted, fines, criminal prosecution, recall or seizure of products, injunctions against shipping products and total or partial suspension of production and/or refusal to allow a company to enter into governmental supply contracts.

The process of obtaining requisite FDA approval has historically been costly and time consuming. Current FDA requirements for a new human drug or biological product to be marketed in the United States include: (1) the successful conclusion of pre-clinical laboratory and animal tests, if appropriate, to gain preliminary information on the product’s safety; (2) filing with the FDA of an Investigational New Drug Application (“INDA”), to conduct human clinical trials for drugs or biologics; (3) the successful completion of adequate and well-controlled human clinical investigations to establish the safety and efficacy of the product for its recommended use; and (4) filing by a Company and acceptance and approval by the FDA of a New Drug Application ("NDA") for a drug product or a Biological License Application ("BLA") for a biological product to allow commercial distribution of the drug or biologic. A delay in one or more of the procedural steps outlined above could be harmful to us in terms of getting our product candidates through clinical testing and to market.

We can provide no assurance that the Advaxis products will obtain regulatory approval or that the results of clinical studies will be favorable.

We received in February 2006 permission from the appropriate governmental agencies in Israel, Mexico and Belgrade to conduct in those countries Phase I clinical testing of Lovaxin C, our Listeria based cancer vaccine which targets cervical cancer in women. However, the testing, marketing and manufacturing of any product for sale or distribution in the United States will require the approval of the FDA. We cannot predict with any certainty the amount of time necessary to obtain such FDA approval or further approval, if any, from Israel, Mexico or Belgrade and whether any such approval will ultimately be granted. Pre-clinical and clinical trials may reveal that one or more products is ineffective or unsafe, in which event further development of such products could be seriously delayed or terminated. Moreover, obtaining approval for certain products may require the testing on human subjects of substances whose effects on humans are not fully understood or documented. Delays in obtaining FDA or any other necessary regulatory approvals of any proposed product and failure to receive such approvals would have an adverse effect on the product’s potential commercial success and on our business, prospects, financial condition and results of operations. In addition, it is possible that a product may be found to be ineffective or unsafe due to conditions or facts which arise after development has been completed and regulatory approvals have been obtained. In this event, we may be required to withdraw such product from the market. To the extent that our success will depend on any regulatory approvals from governmental authorities outside of the United States which perform roles similar to that of the FDA, uncertainties similar to those stated above will also exist. See “Business - Governmental Regulation”.

We rely upon patents to protect our technology. We may be unable to protect our intellectual property rights and we may be liable for infringing the intellectual property rights of others.

Our ability to compete effectively will depend on our ability to maintain the proprietary nature of our technologies, including the Listeria System, and the proprietary technology of others with which we have entered into licensing agreements. We have licensed eight patents and 12 patent applications from Penn. Further, we rely on a combination of trade secrets and nondisclosure, and other contractual agreements and technical measures to protect our rights in the technology. We depend upon confidentiality agreements with our officers, employees, consultants, and subcontractors to maintain the proprietary nature of the technology. These measures may not afford us sufficient or complete protection, and others may independently develop technology similar to ours, otherwise avoid the confidentiality agreements, or produce patents that would materially and adversely affect our business, prospects, financial condition, and results of operations. Such competitive events, technologies and patents may limit our ability to raise funds, prevent other companies from collaborating with us, and in certain cases prevent us from further developing our technology due to third party patent blocking right.

We believe that our technology and the technology licensed from Penn do not infringe the rights of others; however, we cannot assure you that the technology licensed from Penn will not, in the future be found to infringe upon the rights of others. We have become aware of a public company, Cerus Corporation, which has issued a press release claiming to have a proprietary Listeria-based approach to a cancer vaccine. We believe that through our exclusive license with Penn of U.S. Patent Nos. 5,830,702, 6,051,237 and 6,565,852, we have the earliest known and dominant patent position for the use of recombinant Listeria monocytogenes expressing proteins or tumor antigens as a vaccine for the treatment of infectious diseases and tumors. Based on searches of publicly available databases, we do not believe that Cerus or The University of California Berkeley (which is where Cerus’ consulting scientist works) or any other third party owns any published Listeria patents or has any issued patent claims that might materially negatively affect our freedom to operate our business (as currently contemplated to be operated) in the field of Listeria monocytogenes. We had received written notice from the European Patent Office that Cerus has filed an opposition against European Patent Application Number 0790835 (EP 835 Patent) which was granted by the European Patent Office and which is assigned to The Trustees of the University of Pennsylvania and exclusively licensed to us. We are defending against Cerus’ allegations in the Opposition that the EP 835 Patent, which claims a vaccine for inducing a tumor specific antigen with a recombinant live Listeria, is deficient because of (i) insufficient disclosure in the specifications of the granted claims, (ii) the inclusion of additional subject matter in the granted claims, and (iii) a lack of inventive steps of the granted claims of the EP 835 Patent. We believe that Cerus’allegations in the opposition have no basis and we plan to vigorously defend the claims.

The opposition is in the early stages and, as yet, we are unable to evaluate the merits, if any, to the opposition proceeding. If the European Patent Office rules that the allegations are correct in whole or in part, and such ruling is upheld on appeal, our patent position in Europe may be eroded to the degree that the claims of the patent are narrowed or not allowed. The likely result of this decision will be increased competition for us in the European market for recombinant live Listeria based vaccines. Regardless of the outcome of the opposition proceeding, we believe that our freedom to operate in Europe, or any other territory, for recombinant live Listeria based vaccine products will not be diminished.

For more information about Cerus Corporation and its claims with respect to listeria-based technology, you should visit their web site at www.cerus.com or to view its publicly filed documents, www.sec.gov. Others may assert infringement claims against us, and should we be found to infringe upon their patents, or otherwise impermissibly utilize their intellectual property, our ability to continue to use our technology or the licensed technology could be materially restricted or prohibited. If this event occurs, we may be required to obtain licenses from the holders of our intellectual property, enter into royalty agreements or redesign our products so as not to utilize this intellectual property, each of which may prove to be uneconomical or otherwise impossible. Licenses or royalty agreements required in order for us to use this technology may not be available on acceptable terms, or at all. These claims could result in litigation, which could materially adversely affect our business, prospects, financial condition and results of operations. Such competitive events, technologies and patents may limit our ability to raise funds, prevent other companies from collaborating with us, and in certain cases prevent us from further developing our technology due to third party patent blocking right. See “Business—Patents and Licenses”.

We are dependent upon our license agreement with Penn, as well as proprietary technology of others.

The manufacture and sale of any products developed by us will involve the use of processes, products or information, the rights to certain of which are owned by others. Although we have obtained licenses with regard to the use of Penn’s patents as described herein and certain of such processes, products and information of others, we can provide no assurance that such licenses will not be terminated or expire during critical periods, that we will be able to obtain licenses for other rights which may be important to us, or, if obtained, that such licenses will be obtained on commercially reasonable terms. If we are unable to maintain and/or obtain licenses, we may have to develop alternatives to avoid infringing on the patents of others, potentially causing increased costs and delays in product development and introduction or preclude the development, manufacture, or sale of planned products. Some of our licenses provide for limited periods of exclusivity that require minimum license fees and payments and/or may be extended only with the consent of the licensor. We can provide no assurance that we will be able to meet these minimum license fees in the future or that these third parties will grant extensions on any or all such licenses. This same restriction may be contained in licenses obtained in the future. Additionally, we can provide no assurance that the patents underlying any licenses will be valid and enforceable. Furthermore, we call to your attention that in 2001 an issue arose regarding the inventorship of U.S. Patent 6,565,852 and U.S. Patent Application No. 09/537,642 of Penn. These patent rights are included in the patent rights licensed by us from Penn. It is contemplated by GlaxoSmithKline Biologicals PLC (“GSK”), Penn and us that the issue will be resolved through: (1) a correction of inventorship to add certain GSK inventors, (2) where necessary and appropriate, an assignment of GSK’s possible rights under these patent rights to Penn, and (3) a sublicense from us to GSK. To date, this arrangement has not been finalized and we cannot assure that this issue will ultimately be resolved in the manner described above. See “Business - Patents and Licenses”. To the extent any products developed by us are based on licensed technology, royalty payments on the licenses will reduce our gross profit from such product sales and may render the sales of such products uneconomical. See “Business - Corporate Partnerships and Agreements”.

We have no manufacturing, sales, marketing or distribution capability and we must rely upon third parties for such.

We do not intend to create facilities to manufacture our products and therefore are dependent upon third parties to do so. We currently have an exclusive Long Term Vaccine Supply Agreement with Cobra Manufacturing for the manufacture and supply of large quantities of our vaccines for trial and commercial purposes, but subject to possible future price fluctuation and termination by either party upon notice. Our reliance on third parties for the manufacture of our products creates a dependency that could severely disrupt our research and development, our clinical testing, and ultimately our sales and marketing efforts if the source of such supply proves to be unreliable or unavailable. If the contracted manufacturing source is unreliable or unavailable, we may not be able to replace the development of our product candidates, including the clinical testing program, and therefore it could not go forward and our entire business plan could fail.

If we are unable to establish or manage strategic collaborations in the future, our revenue and product development may be limited.

Our strategy includes eventual substantial reliance upon strategic collaborations for marketing and commercialization of Lovaxin C, and we may rely even more on strategic collaborations for research, development, marketing and commercialization of our other product candidates. To date, we have not entered into any strategic collaborations with third parties capable of providing these services although we have been heavily reliant upon third party outsourcing for our research and development activities. In addition, we have not yet marketed or sold any of our product candidates or entered into successful collaborations for these services in order to ultimately commercialize our product candidates. Establishing strategic collaborations is difficult and time-consuming. Our discussion with potential collaborators may not lead to the establishment of collaborations on favorable terms, if at all. For example, potential collaborators may reject collaborations based upon their assessment of our financial, regulatory or intellectual property position. If we successfully establish new collaborations, these relationships may never result in the successful development or commercialization of our product candidates or the generation of sales revenue. To the extent that we enter into co-promotion or other collaborative arrangements, our product revenues are likely to be lower than if we directly marketed and sold any products that we may develop.

Management of our relationships with our collaborators will require:

•	significant time and effort from our management team;

•	coordination of our research and development programs with the research and development priorities of our collaborators; and

•	effective allocation of our resources to multiple projects.

If we continue to enter into research and development collaborations at the early phases of product development, our success will in part depend on the performance of our corporate collaborators. We will not directly control the amount or timing of resources devoted by our corporate collaborators to activities related to our product candidates. Our corporate collaborators may not commit sufficient resources to our research and development programs or the commercialization, marketing or distribution of our product candidates. If any corporate collaborator fails to commit sufficient resources, our pre-clinical or clinical development programs related to this collaboration could be delayed or terminated. Also, our collaborators may pursue existing or other development-stage products or alternative technologies in preference to those being developed in collaboration with us. Finally, if we fail to make required milestone or royalty payments to our collaborators or to observe other obligations in our agreements with them, our collaborators may have the right to terminate those agreements.

We may incur substantial liabilities from any product liability claims if our insurance coverage for those claims is inadequate.

We face an inherent risk of product liability exposure related to the testing of our product candidates in human clinical trials, and will face an even greater risk if the product candidates are sold commercially. An individual may bring a liability claim against us if one of the product candidates causes, or merely appears to have caused, an injury. If we cannot successfully defend ourselves against the product liability claim, we will incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:

•	decreased demand for our product candidates,

•	injury to our reputation,

•	withdrawal of clinical trial participants,

•	costs of related litigation,

•	substantial monetary awards to patients or other claimants,

•	loss of revenues,

•	the inability to commercialize product candidates, and

•	increased difficulty in raising required additional funds in the private and public capital markets.

We currently do not have product liability insurance. We intend to obtain insurance coverage and to expand such coverage to include the sale of commercial products if marketing approval is obtained for any of our product candidates. However, insurance coverage is increasingly expensive. We may not be able to maintain insurance coverage at a reasonable cost and we may not be able to obtain insurance coverage that will be adequate to satisfy any liability that may arise.

We may incur significant costs complying with environmental laws and regulations.

We will use hazardous materials, including chemicals and biological agents and compounds that could be dangerous to human health and safety or the environment. As appropriate, we will store these materials and wastes resulting from their use at our or our outsourced laboratory facility pending their ultimate use or disposal. We will contract with a third party to properly dispose of these materials and wastes. We will be subject to a variety of federal, state and local laws and regulations governing the use, generation, manufacture, storage, handling and disposal of these materials and wastes. We may also incur significant costs complying with environmental laws and regulations adopted in the future.

If we use biological and hazardous materials in a manner that causes injury, we may be liable for damages.

Our research and development and manufacturing activities will involve the use of biological and hazardous materials. Although we believe our safety procedures for handling and disposing of these materials will comply with federal, state and local laws and regulations, we cannot entirely eliminate the risk of accidental injury or contamination from the use, storage, handling or disposal of these materials. We do not carry specific biological or hazardous waste insurance coverage, workers compensation or property and casualty and general liability insurance policies which include coverage for damages and fines arising from biological or hazardous waste exposure or contamination. Accordingly, in the event of contamination or injury, we could be held liable for damages or penalized with fines in an amount exceeding our resources, and our clinical trials or regulatory approvals could be suspended or terminated.

We need to attract and retain highly skilled personnel; we may be unable to effectively manage growth with our limited resources.

At the date of this prospectus, we have three employees. We intend to expand our operations and staff materially. Our new employees will include a number of key managerial, technical, financial, research and development and operations personnel who will not have been fully integrated into our operations. We expect the expansion of our business to place a significant strain on our limited managerial, operational and financial resources. We will be required to expand our operational and financial systems significantly and to expand, train and manage our work force in order to manage the expansion of our operations. Our failure to fully integrate our new employees into our operations could have a material adverse effect on our business, prospects, financial condition and results of operations. Our ability to attract and retain highly skilled personnel is critical to our operations and expansion. We face competition for these types of personnel from other technology companies and more established organizations, many of which have significantly larger operations and greater financial, technical, human and other resources than we have. We may not be successful in attracting and retaining qualified personnel on a timely basis, on competitive terms, or at all. If we are not successful in attracting and retaining these personnel, our business, prospects, financial condition and results of operations will be materially adversely affected. In such circumstances we may be unable to conduct certain research and development programs, unable to adequately manage our clinical trials of Lovaxin C and other products, and unable to adequately address the management needs of the Company. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations and Plan of Operations”, “Business - Strategy”, and “Business--Employees.”

We depend upon our senior management and key consultants and their loss or unavailability could put us at a competitive disadvantage.

We depend upon the efforts and abilities of our senior executive, as well as the services of several key consultants, including Yvonne Paterson, Ph.D. The loss or unavailability of the services of any of these individuals for any significant period of time could have a material adverse effect on our business, prospects, financial condition and results of operations. We have not obtained, do not own, nor are we the beneficiary of, key-person life insurance. See “Management—Employment Agreements”.

Risks Related to the Biotechnology / Biopharmaceutical Industry

The biotechnology and biopharmaceutical industries are characterized by rapid technological developments and a high degree of competition. We may be unable to compete with more substantial enterprises.

The biotechnology and biopharmaceutical industries are characterized by rapid technological developments and a high degree of competition. Competition in the biopharmaceutical industry is based significantly on scientific and technological factors. These factors include the availability of patent and other protection for technology and products, the ability to commercialize technological developments and the ability to obtain governmental approval for testing, manufacturing and marketing. We compete with specialized biopharmaceutical firms in the United States, Europe and elsewhere, as well as a growing number of large pharmaceutical companies that are applying biotechnology to their operations. Many biopharmaceutical companies have focused their development efforts in the human therapeutics area, including cancer. Many major pharmaceutical companies have developed or acquired internal biotechnology capabilities or made commercial arrangements with other biopharmaceutical companies. These companies, as well as academic institutions and governmental agencies and private research organizations, also compete with us in recruiting and retaining highly qualified scientific personnel and consultants. Our ability to compete successfully with other companies in the pharmaceutical field will also depend to a considerable degree on the continuing availability of capital to us.

We are aware of certain products under development or manufactured by competitors that are used for the prevention, diagnosis, or treatment of certain diseases we have targeted for product development. Various companies are developing biopharmaceutical products that potentially directly compete with our product candidates even though their approach to such treatment is different. Several companies, such as Cerus Corporation, in particular, Dandreon Corporation and CancerVax Corporation, are attempting to develop cancer vaccines which would be directly competitive with our product candidates. In addition, numerous other companies, many of which have greater financial resources than we do, are actively engaged in the research and development of cancer vaccines, and are in Stage II and Stage III Testing of such products. Such companies include: Antigenics, Inc.; Avi BioPharma, Inc.; Biomira, Inc.; GlaxoSmithKline Biologicals PLC; Dendreon Corporation; Epimmune, Inc.; Genzyme Corp.; Progenics Pharmaceuticals, Inc.; Vical Incorporated; CancerVax Corporation; Genitope Corporation; and Xcyte Therapies, Inc.

We expect that our products under development and in clinical trials will address major markets within the cancer sector. Our competition will be determined in part by the potential indications for which drugs are developed and ultimately approved by regulatory authorities. Additionally, the timing of market introduction of some of our potential products or of competitors’ products may be an important competitive factor. Accordingly, the relative speed with which we can develop products, complete pre-clinical testing, clinical trials and approval processes and supply commercial quantities to market are expected to be important competitive factors. We expect that competition among products approved for sale will be based on various factors, including product efficacy, safety, reliability, availability, price and patent position. See “Business - Research and Development Programs” and “Business - Competition”.

Risks Related to the Securities Markets and Investments in our Common Stock

The price of our common stock may be volatile.

The trading price of our common stock may fluctuate substantially. The price of the common stock that will prevail in the market after the sale of the shares of common stock by the Selling Stockholders may be higher or lower than the price you have paid, depending on many factors, some of which are beyond our control and may not be related to our operating performance. These fluctuations could cause you to lose part or all of your investment in our common stock. Those factors that could cause fluctuations include, but are not limited to, the following:

•	price and volume fluctuations in the overall stock market from time to time;

•	fluctuations in stock market prices and trading volumes of similar companies;

•	actual or anticipated changes in our earnings or fluctuations in our operating results or in the expectations of securities analysts;

•	general economic conditions and trends;

•	major catastrophic events;

•	sales of large blocks of our stock;

•	departures of key personnel;

•	changes in the regulatory status of our product candidates, including results of our clinical trials;

•	events affecting Penn or any future collaborators;

•	announcements of new products or technologies, commercial relationships or other events by us or our competitors;

•	regulatory developments in the United States and other countries;

•	failure of our common stock to be listed or quoted on the Nasdaq Small Cap Market, American Stock Exchange, OTC Bulletin Board or other national market system;

•	changes in accounting principles; and

•	discussion of us or our stock price by the financial and scientific press and in online investor communities.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Due to the potential volatility of our stock price, we may therefore be the target of securities litigation in the future. Securities litigation could result in substantial costs and divert management’s attention and resources from our business.

If additional authorized shares of our common stock available for issuance or shares eligible for future sale were introduced into the market, it could hurt our stock price.

We are authorized to issue 500,000,000 shares of common stock. As of January 31, 2006, there were an aggregate of 38,167,028 shares of our common stock issued and outstanding. In addition, 5,959,078 shares of our common stock may be issued upon the exercise of currently outstanding stock options and 20,509,220 shares of common stock may be issued upon the exercise of current outstanding warrants. There are also at least 16,834,495 shares of our common stock issuable upon conversion of the principal and payment of interest on our 6% Secured Convertible Debentures due February 1, 2009 (a minimum of 12,334,495 shares at the Fixed Conversion Price of $0.287 per share and 4,500,000 shares issuable upon exercise of Warrants issued to Cornell Capital LP (“Cornell”). Conversion and payment effected at a lower conversion price is permitted if the Market Conversion Price as defined (see “February 2006 Private Placement”) is less than the Fixed Conversion Price, and will result in the issuance of a greater number of shares upon conversion and payment. Of the shares which may be issued upon conversion, payment and exercise, a total of 47,841,513 shares are registered based on an assumed conversion price of $.0956 per share pursuant to the Registration Statement of which this prospectus is a part under the Securities Act of 1933, as amended, for reoffering after conversion, payment or exercise. Conversion at a lower price will result in additional shares being issued.

The following table sets forth the number of shares of our common stock issued and available for resale pursuant to the prospectus by Cornell if conversion was at the Fixed Conversion Price of $0.287 or at assumed Market Conversion Prices of $0.25, $0.20, $0.15, and $0.10 respectively

Conversion Price	Number of Shares Issuable on Conversion of Debentures	Percentage of Issued and Outstanding (1)
$0.287	10,452,961	21.5%
$0.25	12,000,000	23.9%
$0.20	15,000,000	28.2%
$0.15	20,000,000	34.4%
$0.10	30,000,000	44.2%

(1)	Assumes 38,167,028 shares outstanding immediately prior to conversion.

However, Cornell has agreed that conversions, payments and exercises will not result in its holdings and those of its affiliates of shares of our common stock amounting at the time of each conversion payment or exercise into more than 4.9% of our outstanding shares of common stock.

We have also registered for reoffering: 36,690,056 outstanding shares of common stock and 19,630,588 shares which may be acquired upon exercise of certain other options and warrants. We are unable to estimate the amount, timing or nature of future sales of outstanding common stock. Sales of substantial amounts of the common stock in the public market by these holders or perceptions that such sales may take place may lower the common stock’s market price.

The Company must account for certain derivative instruments issued on its common stock as liabilities.

The Company has outstanding debentures convertible into a variable number of common shares. In accordance with the provisions of EITF OO-19 Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock, the existence of a variable share settled instrument will require the Company to account for outstanding warrants as well as warrants issued in the future as liabilities at fair value, with changes in fair value recorded in operations each period.

Our common stock is considered to be “penny stock”.

Our common stock may be deemed to be “penny stock” as that term is defined in Rule 3a51-1, promulgated under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). Penny stocks are stocks:

•	with a price of less than $5.00 per share;

•	that are not traded on a “recognized” national exchange;

•	whose prices are not quoted on the NASDAQ automated quotation system; or

•
of issuers with net tangible assets less than $2,000,000 (if the issuer has been in continuous operation for at least three years) or $5,000,000 (if in continuous operation for less than three years), or with average revenue of less than $6,000,000 for the last three years.

Section 15(g) of the Exchange Act and Rule 15g-2 promulgated thereunder require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a “penny stock” for the investor’s account. We urge potential investors to obtain and read this disclosure document carefully before purchasing any shares that are deemed to be “penny stock.”

Rule 15g-9 promulgated under the Exchange Act requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any “penny stock” to that investor. This procedure requires the broker-dealer to:

•	obtain from the investor information about his or her financial situation, investment experience and investment objectives;

•
reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has enough knowledge and experience to be able to evaluate the risks of “penny stock” transactions;

•	provide the investor with a written statement setting forth the basis on which the broker-dealer made his or her determination; and

•	receive a signed and dated copy of the statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives.

Compliance with these requirements may make it harder for investors in our common stock to resell their shares to third parties. Accordingly, our common stock should only be purchased by investors, who understand that such investment is a long-term and illiquid investment, and are capable of and prepared to bear the risk of holding the common stock for an indefinite period of time.

We may incur increased costs as a result of recently enacted and proposed changes in laws and regulations relating to corporate governance matters.

Recently enacted and proposed changes in the laws and regulations affecting public companies, including the provisions of the Sarbanes-Oxley Act of 2002 and rules adopted or proposed by the SEC and by the Nasdaq Stock Market, will result in increased costs to us as we evaluate the implications of these laws and regulations and respond to their requirements. These laws and regulations could make it more difficult or more costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our Board of Directors, our board committees or as executive officers. We are continuously evaluating and monitoring developments with respect to these laws and regulations and cannot predict or estimate the amount or timing of additional costs we may incur to respond to their requirements.

A limited public trading market may cause volatility in the price of our common stock.

Our common stock is quoted on the OTC Bulletin Board under the symbol ADXS. The quotation of our common stock on the OTC Bulleting Board does not assure that a meaningful, consistent and liquid trading market currently exists, and in recent years such market has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies like us. Our common stock is thus subject to this volatility. Sales of substantial amounts of common stock, or the perception that such sales might occur, could adversely affect prevailing market prices of our common stock and our stock price may decline substantially in a short time and our shareholders could suffer losses or be unable to liquidate their holdings.

There is no assurance of an established public trading market.

A regular trading market for our common stock may not be sustained in the future. The NASD has enacted recent changes that limit quotation on the OTC Bulletin Board to securities of issuers that are current in their reports filed with the SEC. The effect on the OTC Bulletin Board of these rule changes and other proposed changes cannot be determined at this time. The OTC Bulletin Board is an inter-dealer, over-the-counter market that provides significantly less liquidity than the NASDAQ Stock Market. Quotes for stocks included on the OTC Bulletin Board are not listed in the financial sections of newspapers as are those for the NASDAQ Stock Market. Therefore, prices for securities traded solely on the OTC Bulletin Board may be difficult to obtain and holders of common stock may be unable to resell their securities at or near their original offering price or at any price. Market prices for our common stock will be influenced by a number of factors, including:

•	The issuance of new equity securities pursuant to a future offering;

•	Changes in interest rates;

•	Competitive developments, including announcements by competitors of new products or services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	Variations in quarterly operating results;

•	Change in financial estimates by securities analysts;

•	The depth and liquidity of the market for our common stock;

•	Investor perceptions of our company and the technologies industries generally; and

•	General economic and other national conditions.

We have applied to have our common stock quoted on the OTC Bulletin Board. In addition we are subject to a covenant to use our best efforts to apply to be listed on the American Stock Exchange or quoted on the Nasdaq National Stock Market. We cannot assure you that we will be successful in obtaining approval for such applications.

We may not be able to achieve secondary trading of our stock in certain states because our common stock is not nationally traded.

Because our common stock is not approved for trading on the Nasdaq National Market or listed for trading on a national securities exchange, our common stock is subject to the securities laws of the various states and jurisdictions of the United States in addition to federal securities law. This regulation covers any primary offering we might attempt and all secondary trading by our stockholders. While we intend to take appropriate steps to register our common stock or qualify for exemptions for our common stock, in all of the states and jurisdictions of the United States, if we fail to do so the investors in those jurisdictions where we have not taken such steps may not be allowed to purchase our stock or those who presently hold our stock may not be able to resell their shares without substantial effort and expense. These restrictions and potential costs could be significant burdens on our stockholders.

Our executive officers, directors and principal stockholders control our business and may make decisions that are not in our best interest.

Our officers, directors and principal stockholders, and their affiliates, in the aggregate, beneficially owned, as of March 31, 2006, more than one-third of the outstanding shares of our common stock on a fully diluted basis (See "Principal and Management Stockholders"). As a result, such persons, acting together, have the ability to substantially influence all matters submitted to our stockholders for approval, including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets, and to control our management and affairs. Accordingly, such concentration of ownership may have the effect of delaying, deferring or preventing a change in discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of our business, even if such a transaction would be beneficial to other stockholders.

Sales of additional equity securities may adversely affect the market price of our common stock and your rights in us may be reduced.

The Selling Stockholder hereunder have the right to register securities for resale that they hold pursuant to registration rights agreements. We expect to continue to incur product development and selling, general and administrative costs, and in order to satisfy our funding requirements, we will need to sell additional equity securities, which may be subject to similar registration rights; provided, that the Selling stockholder consent to such registration rights. The sale or the proposed sale of substantial amounts of our common stock in the public markets may adversely affect the market price of our common stock and our stock price may decline substantially. Our stockholders may experience substantial dilution and a reduction in the price that they are able to obtain upon sale of their shares. Also, new equity securities issued may have greater rights, preferences or privileges than our existing common stock.

Additional authorized shares of common stock available for issuance may adversely affect the market.

We are authorized to issue 500,000,000 shares of our common stock. As of January 31, 2006, we had 38,167,028 shares of our common stock issued and outstanding, excluding shares issuable upon exercise of our outstanding warrants and options and conversion of the Debenture. As of January 31, 2006, we had outstanding 5,959,078 options to purchase shares of our common stock at a weighted exercise price of $0.23 per share and outstanding warrants to purchase 20,509,220 shares of our common stock, with exercise prices ranging from $0.1952 to $0.40 per share. In addition we have reserved 12,334,495 shares of common stock for an issuance upon conversion of principal of and payment of interest on our Debenture at the Fixed Conversion Price of $0.287 per share (larger amounts if the Market Conversion Price is applicable rather than the Fixed Conversion Price) and 4,200,000 shares upon exercise A Warrants at a price of $0.287 and 300,000 shares upon exercise B Warrants at a price of $0.344 per share. Pursuant to our 2004 Stock Option Plan, 2,381,525 shares of common stock are reserved for issuance under the plan. Pursuant to our 2005 Stock Option Plan, which is subject to shareholder approval, 5,600,000 shares of common stock are reserved for issuance under the plan. To the extent the shares of common stock are issued or options and warrants are exercised, holders of our common stock will experience dilution. In addition, in the event of any future financing of equity securities or securities convertible into or exchangeable for, common stock, holders of our common stock may experience dilution.

Shares eligible for future sale may adversely affect the market.

From time to time, certain of our stockholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144 (“Rule 144”) promulgated under the Securities Act of 1933, as amended (the “Securities Act of 1933”), subject to certain limitations. In general, pursuant to Rule 144, a stockholder (or stockholders whose shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitations, by a non-affiliate of our company who has satisfied a two-year holding period. Any substantial sale of our common stock pursuant to Rule 144 or pursuant to any resale prospectus may have an adverse effect on the market price of our securities.

An aggregate of 47,841,513 shares are being registered under the Securities Act by means of the registration statement of which this prospectus is a part for reoffering by a Selling Stockholder upon conversion of principal and interest on Debentures and exercise of the warrants subject to its agreement not to acquire shares upon conversion or exercise if it would result in it and its affiliates owning more than 4.9% of our then outstanding shares. 56,730,045 shares of common stock are also registered with the SEC for reoffering by other Selling Stockholders of which 18,961,113 shares are to be offered for resale upon exercise of warrants. These shares would otherwise be eligible for future sale under Rule 144 after passage of the minimum one year holding period for holders who are not officers, directors or affiliates of the Company. The registration and subsequent sales of such shares of common stock will likely have an adverse effect on the market price of our common stock when it commences to trade.

Our Articles of Incorporation provide for the authorization of 5,000,000 shares of “blank check” preferred stock. Pursuant to our Articles of Incorporation, our Board of Directors is authorized to issue such “blank check” preferred stock with rights that are superior to the rights of stockholders of our common stock, at a purchase price then approved by our Board of Directors, which purchase price may be substantially lower than the market price of shares of our common stock, without stockholder approval. We are able to issue shares of preferred stock with rights superior to those of holders of our common stock. Such issuances can dilute the tangible net book value of shares of our common stock. However, we have agreed not to issue without the consent of the Debentureholder any shares of preferred stock or common stock at a price less than the closing bid price of a share of our common stock as long as there is outstanding at least $500,000 principal amount of the Debenture.

The conversion of the Debentures could encourage short sales by third parties, which could contribute to the future decline of our stock price and materially dilute existing stockholders' equity and voting rights.

The conversion of the Debentures into common stock has the potential to cause significant downward pressure on the price of our common stock. This is particularly the case if the shares being placed into the market following conversion exceed the market's ability to absorb the increased number of shares. Such an event could place further downward pressure on the price of our common stock, presenting an opportunity to short sellers and others to contribute to the future decline of our stock price. If there are significant short sales of our stock, the price decline that would result from this activity will cause the share price to decline more so, which, in turn, may cause long holders of the stock to sell their shares thereby contributing to sales of stock in the market. If there is an imbalance on the sell side of the market for the stock, our stock price will decline. If this occurs, the number of shares of our common stock that is issuable upon conversion of the Debentures issued in February 2006 will increase, which will materially dilute existing stockholders' equity and voting rights.

We do not intend to pay dividends.

We have never declared or paid any dividends on our securities. We currently intend to retain our earnings for funding growth and, therefore, do not expect to pay any dividends in the foreseeable future.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These statements include, but are not limited to:

•	statements as to the anticipated timing of clinical studies and other business developments;

•	statements as to the development of new products;

•	expectations as to the adequacy of our cash balances to support our operations for specified periods of time and as to the nature and level of cash expenditures; and

•	expectations as to the market opportunities for our products, as well as our ability to take advantage of those opportunities.

These statements may be found in the sections of this prospectus entitled “Prospectus Summary,” “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations and Plan of Operations”, and “Business,” as well as in this prospectus generally. Actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including all the risks discussed in “Risk Factors” and elsewhere in this prospectus.

In addition, statements that use the terms “can,” “continue,” “could,” “may,” “potential,” “predicts,” “should,” “will,” “believe,” “expect,” “plan,” “intend,” “estimate,” “anticipate,” “scheduled” and similar expressions are intended to identify forward-looking statements. All forward-looking statements in this prospectus reflect our current views about future events and are based on assumptions and are subject to risks and uncertainties that could cause our actual results to differ materially from future results expressed or implied by the forward-looking statements. Many of these factors are beyond our ability to control or predict. Forward-looking statements do not guarantee future performance and involve risks and uncertainties. Actual results will differ, and may differ materially, from projected results as a result of certain risks and uncertainties. The risks and uncertainties include, without limitation, those described under “Risk Factors” and those detailed from time to time in our filings with the SEC, and include, among others, the following:

•	Our limited operating history and ability to continue as a going concern;

•	Our ability to successfully develop and commercialize products based on our therapies and the Listeria System;

•	A lengthy approval process and the uncertainty of FDA and other government regulatory requirements may have a material adverse effect on our ability to commercialize our applications;

•
Clinical trials may fail to demonstrate the safety and effectiveness of our applications or therapies, which could have a material adverse effect on our ability to obtain government regulatory approval;

•	The degree and nature of our competition;

•	Our ability to employ and retain qualified employees; and

•
The other factors referenced in this prospectus, including, without limitation, under the section entitled “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations and Plan of Operations”, and Business”.

These risks are not exhaustive. Other sections of this prospectus may include additional factors which could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. These forward-looking statements are made only as of the date of this prospectus. Except for our ongoing obligation to disclose material information as required by federal securities laws, we do not intend to update you concerning any future revisions to any forward-looking statements to reflect events or circumstances occurring after the date of this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock by the Selling Stockholders. We will receive funds from the exercise of warrants held by Selling Stockholders if exercised for cash and the benefit of a reduction of our indebtedness of principal and to the extent the Selling Stockholders acquires shares for reoffering through the conversion of the Debentures.

MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Prior to July 28, 2005, there was no record of any quotes in the Pink Sheets or OTC Bulletin Board. The following table sets forth the high bid and low asked price for the common stock of the Company in the Over-the-Counter Bulletin Board as reported by the NASD.

Period	High Bid	Low Asked
7/29 - 9/30/05	$1.25	$0.15
10/1 - 12/31/05	$0.24	$0.20
1/1 - 2/28/06	$0.26	$0.18

At February 15, 2006, there were approximately 200 holders of our common stock.

DIVIDEND POLICY

We have not declared nor paid any cash dividend on our common stock, and we currently intend to retain future earnings, if any, to finance the expansion of our business, and we do not expect to pay any cash dividends in the foreseeable future. The decision whether to pay cash dividends on our common stock will be made by our Board of Directors, in its discretion, and will depend on our financial condition, operating results, capital requirements and other factors that our Board of Directors considers significant.

DILUTION

We are only registering under this prospectus shares of common stock to be outstanding upon conversion of Debentures and exercise of five year warrants issued in the February 2006 Private Placement and held by the Selling Stockholder. As such, purchasers of shares of common stock sold under this prospectus shall not experience any immediate dilution as a result of or upon such purchase.

CAPITALIZATION

The following table sets forth as of January 31, 2006, our actual capitalization giving retroactive effect to the issuance in February 2006 of our Secured Convertible Debentures. This table should be read in conjunction with the information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations and Plan of Operations” and the consolidated financial statements and the notes thereto included elsewhere in this prospectus.

January 31, 2005
Indebtedness
Secured Convertible Debenture due 2/01/09	$3,000,000
Notes Payable*	443,000
Total indebtedness	$3,443,000
Stockholders’ equity (deficit):
Preferred Stock, authorized 5,000,000
outstanding 0 and 0	—
Common Stock, par value $.001
authorized 500,000,000
outstanding 38,167,028	38,167
Additional paid in capital	5,342,898
Deficit accumulated during development	(3,922,569)
Stockholders’ Equity	1,458,496

Total capitalization	$4,901,496

* Not including short term payables.

SUMMARY CONSOLIDATED FINANCIAL DATA OF ADVAXIS

On November 12, 2004, we acquired Advaxis, Inc., a Delaware corporation through the Share Exchange. The transaction was accounted for as a recapitalization. Accordingly, the historical financial statements of Advaxis are our financial statements for reporting purposes. Advaxis, Inc has changed its fiscal year to October 31st and as a result is providing herein its audited financial statements for the year ended December 31, 2003, the ten months ended October 31, 2004 and for the year ended October 31, 2005.

The following condensed statement of operations data for the year ended December 31, 2003, the ten months ended October 31, 2004 and the year ended October 31, 2005  are derived from Advaxis’ financial statements and the related notes, audited by Goldstein Golub Kessler LLP, Certified Public Accountants, 1185 Avenue of the Americas, Suite 500, New York, NY 10036-2602, Advaxis’ independent registered public accounting firm. The financial statements and the related notes as of January 31, 2006 and October 31, 2005 and for the year ended December 31, 2003, the ten months ended October 31, 2004, year ended October 31, 2005, the three months ended January 31, 2006 and three months ended January 31, 2005, are included elsewhere herein. The selected unaudited statement of operations data for the ten months ended October 31, 2003, and the unaudited selected statement of operations data for the year ended October 31, 2004, three months ended January 31, 2005 and three months ended January 31, 2006, are derived from Advaxis’ unaudited financial statements, which have been prepared on a basis consistent with Advaxis’ audited financial statements and, in the opinion of management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of Advaxis’ financial position and results of operations. The results of operations for any interim period are not necessarily indicative of results to be expected for the entire year. The following data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations and Plan of Operations” and our financial statements and the related notes included elsewhere in this prospectus.

	Year ended December 31,	Ten Months Ended October 31,		Year Ended October 31,		3 Months Ended January 31,

Statement of Operations Data:	2003	2003	2004	2004	2005	2005	2006
		(unaudited)		(unaudited)		(unaudited	(unaudited
Revenue	$4,000	$3,600	$116,406	$116,806	$552,868	$ ---	$329,928
Total operating expenses	$897,076	$821,725	$650,310	$715,754	$2,395,328	$245,126	$798,990
Interest expense (income)	$17,190	$7,288	$4,229	$13,132	$(36,671)	$2,968	$1,008
Other income	$521	$106	$57	$72	$--	$2,739	$11,931
Provision for income taxes	--	--	--	--	--	--	--

Net loss	$(909,745)	$(825,907)	$(538,076)	$(655,892)	$(1,805,789)	$(245,355)	$(458,139)
Loss per Share Information:
Basic and diluted net loss per share	$(0.06)	$(0.05)	$(0.04)	$(0.04)	$(0.05)	$(0.01)	$(0.01)

Balance Sheet Data:	December 31,	October 31,	October 31,	January 31
	2003	2004	2005	2006
Cash and cash equivalents	$47,160	$32,279	$2,075,206	$1,805,640
Intangible assets	$277,243	$469,803	$751,088	$765,245
Total assets	$324,403	$502,083	$2,904,039	$2,646,651
Total liabilities	$1,131,138	$1,841,579	$1,152,465	$1,188,155
Stockholders’ equity (deficiency)	$(806,735)	$(1,339,496)	$1,751,575	$1,458,496

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS AND PLAN OF OPERATIONS

This Management’s Discussion and Analysis of Financial Condition and Results of Operations and Plan of Operations and other portions of this prospectus contain forward-looking information that involve risks and uncertainties. Our actual results could differ materially from those anticipated by the forward-looking information. Factors that may cause such differences include, but are not limited to, availability and cost of financial resources, product demand, market acceptance and other factors discussed in this prospectus under the heading “Risk Factors”. This Management’s Discussion and Analysis of Financial Condition and Results of Operations and Plan of Operations should be read in conjunction with our financial statements and the related notes included elsewhere in this prospectus.

Overview

We are a biotechnology company utilizing multiple mechanisms of immunity with the intent to develop cancer vaccines that are more effective and safer than existing vaccines. We believe that by using our licensed Listeria System to engineer a live attenuated Listeria monocytogenes bacteria to secrete a protein sequence containing a tumor-specific antigen, we will force the body’s immune system to process and recognize the antigen as if it were foreign, creating the immune response needed to attack the cancer. The licensed Listeria System, developed at the University of Pennsylvania (“Penn”) over the past 10 years, provides a scientific basis for believing that this therapeutic approach induces a significant immune response to the tumor. Accordingly, we believe that the Listeria System is a broadly enabling platform technology that can be applied in many cancers, infectious diseases and auto-immune disorders.

Our therapeutic approach is based upon, and we have obtained an exclusive license with respect to, the innovative work of Yvonne Paterson, Ph.D., Professor of Microbiology at Penn involving the creation of genetically engineered Listeria that stimulate the innate immune system and induce an antigen-specific immune response involving humoral and cellular components.

We have focused our initial development efforts on six lead compounds and anticipate commencing a Phase I clinical study of Lovaxin C, a potential cervical and neck cancer vaccine, in the quarter ended April 30, 2006. See “Business - Research and Development Program”.

We were originally incorporated in the state of Colorado on June 5, 1987 under the name Great Expectations, Inc. We were administratively dissolved January 1, 1997 and reinstated June 18, 1998 under the name Great Expectations and Associates, Inc. In 1999, we became a reporting company under the Securities Exchange Act of 1934, as amended. We were a publicly-traded “shell” company in November 2004 without any business. On November 12, 2004, we acquired Advaxis through the Share Exchange, as a result of which Advaxis become our wholly-owned subsidiary and our sole operating company. For financial reporting purposes, we have treated the Share Exchange as a recapitalization. As a result of the foregoing as well as the fact that the Share Exchange is treated as a recapitalization of Advaxis rather than as a business combination, the historical financial statements of Advaxis became our historical financial statements after the Share Exchange.

On November 12, 2004, December 8, 2004 and January 4, 2005, we closed three tranches of a private offering of an aggregate of 11,334,495 shares of our common stock and warrants to purchase an aggregate of 11,334,495 shares of our common stock for aggregate net proceeds of approximately $3,253,000. Such offering was solely to “accredited investors”, as defined in Rule 501(a) of Regulation D under the Securities Act of 1933, through the Placement Agent. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations and Plan of Operations - Liquidity and Capital Resources”.

On November 12, 2004 the holders of our promissory notes converted $595,000 principal plus accrued interest outstanding into an aggregate of 2,136,441 shares of our common stock and warrants to purchase 2,223,549 shares of our common stock.

On January 12, 2005, we closed a private offering of 3,832,753 shares of our common stock and warrants to purchase 3,832,753 shares of our common stock resulting in aggregate net proceeds of approximately $1,100,000. Such offering was to a single “accredited investor”, as defined in Rule 501(a) of Regulation D under the Securities Act of 1933. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations and Plan of Operations - Liquidity and Capital Resources”.

On February 2, 2006 we sold to the Selling Stockholder, our $3,000,000 Secured Convertible Debentures due February 1, 2009 bearing interest at 6% per annum payable at maturity and issued it warrants to purchase 4,500,000 shares or our common stock. The net proceeds after deducting commission and certain related fees were approximately 2,740,000. The value of the warrants will be charged as interest expense over the three year term of the Debentures.

In accounting for the convertible debentures and the warrants described above and all outstanding warrants, the Company considered the guidance contained in EITF 00-19, “Accounting for Derivative Financial Instruments Indexed To, and Potentially Settled In, a Company’s Own Common Stock,” and SFAS 133 “Accounting for Derivative Instruments and Hedging Activities.” In accordance with the guidance provided in EITF 00-19, the Company determined that the conversion feature of the Debentures represents an embedded derivative since the debenture is convertible into a variable number of shares upon conversion formula and the conversion clause allowing cash or shares of common stock in payment to the debenture holders. Accordingly, the convertible debentures are not considered to be “conventional” convertible debt under EITF 00-19 and thus the embedded conversion feature must be bifurcated from the debt host and accounted for as a derivative liability. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations and Plan of Operations” for additional information as to the accounting treatment.

To date we have been in the development stage. During the year ended December 31, 2003, the ten months ended October 31, 2004, the year ended October 31, 2005 and the three months ended January 31, 2006, we had no customers and focused our efforts on research and development related to our product candidates, capital raising and formation, and activities relating to the Share Exchange. During these periods, our net loss was $909,745, $538,076, $1,805,789 and $458,139 respectively. We had working capital as of October 31, 2005 and January 31, 2006 of $1,365,742 and $1,069,485, respectively, and working capital deficits as of December 31, 2003 and October 31, 2004 of $997,184, and $1,396,062, respectively, and an accumulated deficit of $3,464,430 and $3,922,569 as of October 31, 2005 and January 31, 2006, respectively.

Plan of Operations

We intend to use the proceeds of the Private Placement closed on November 12, 2004, December 8, 2004 and January 4, 2005 and the proceeds of the offerings closed in January 2005 and February 2006 to conduct a Phase I clinical trial in cervical cancer using Lovaxin C, one of our lead product candidates in development using our Listeria System. We intend to expand our research and development team and further the development of the product candidates. We also intend to deploy a portion of the funds in expanding our manufacturing capabilities and in strategic activities. Our corporate staff will be responsible for the general and administrative activities.

During the next 12 to 24 months, we anticipate that our strategic focus will be to achieve several objectives. Our foremost objectives are as follows and are further described under “Business - Strategy”:

•	Initiate and complete phase I clinical study of Lovaxin C;

•	Continue pre-clinical development of our products;

•	Continue research to expand our technology platform.

Accounting Policies; Impact of Growth

Below is a brief description of basic accounting principles which we have adopted in determining our recognition of expenses, as well as a brief description of the effects that our management believes that our anticipated growth will have on our revenues and expenses in the future 12 months.

Revenues. We recorded revenues of $329,928 for the three months ended January 31, 2006, principally a grant from the National Institute of Health. We do not anticipate that we will record any material revenues during at least the remainder of the fiscal year ending October 31, 2006. When we recognize revenues, we anticipate that the revenue sources will be principally comprised of grants and licensing fees.

Expenses. We recorded operating expenses for the year ended December 31, 2003, the ten months ended October 31, 2004, the year ended October 31, 2005 and the three months ended January 31, 2006 of $897,076, $650,310, $2,395,328 and $798,990, respectively.

The preparation of financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, based on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

We believe the following critical accounting policy involves significant estimate and judgment. We amortize trademark and patent costs over their estimated useful lives. We may be required to adjust these lives based on advances in science and competitor actions. We review the recorded amounts of trademarks and patents at each period end to determine if their carrying amount is still recoverable based on expectations regarding potential licensing of the intangibles or sales of related products. Such an assessment, in the future, may result in a conclusion that the assets are impaired, with a corresponding charge against earnings.

Due to the limited nature of our operations, we do not identify any other accounting policies involving estimates or assumptions that are material due to the levels of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change, and where the impact of the estimates and assumptions on financial condition or operating performance is material.

In accordance with Securities and Exchange Commission Staff Accounting Bulletin (SAB) No. 104, revenue from license fees and grants is recognized when the following criteria are met; persuasive evidence of an arrangement exists, services have been rendered, the contract price is fixed or determinable, and collectibility is reasonably assured. In licensing arrangements, delivery does not occur for revenue recognition purposes until the license term begins. Nonrefundable upfront fees received in exchange for products delivered or services performed that do not represent the culmination of a separate earnings process will be deferred and recognized over the term of the agreement using the straightline method or another method if it better represents the timing and pattern of performance.

For revenue contracts that contain multiple elements, we will determine whether the contract includes multiple units of accounting in accordance with EITF No. 00-21, Revenue Arrangements with Multiple Deliverables. Under that guidance, revenue arrangements with multiple deliverables are divided into separate units of accounting if the delivered item has value to the customer on a standalone basis and there is objective and reliable evidence of the fair value of the undelivered item.

Research and Development. During the year ended December 31, 2003, the ten months ended October 31, 2004, the year ended October 31, 2005, and the three months ended January 31, 2006, we recorded research and development expenses of $491,508, $125,942, $1,175,536 and $385,107, respectively. Such expenses were principally comprised of manufacturing scale up and process development, license fees, sponsored research and consulting. We recognize research and development expenses as incurred.

During the year ending October 31, 2006 and beyond, we anticipate that our research and development expenses will increase as a result of our expanded development and commercialization efforts related to clinical trials, product development, and development of strategic and other relationships that will be required ultimately for the licensing, manufacture and distribution of our product candidates. We regard four of our product candidates as major research and development projects. The timing, costs and risks of those projects are as follows:

Lovaxin C - Phase I trial Summary Information

•	Cost incurred through January 31, 2006: approximately $1,000,000

•	Estimated future costs: $700,000

•	Anticipated completion date: second quarter of fiscal 2006

•	Risks and uncertainties:

–	the FDA (or relevant foreign regulatory authority) may not approve the study
–	any adverse event in a patient in the trial
–	difficulty in recruiting patients
–	delays in the program
–	strong side effects in patients in the trial

•	Commencement of material cash flows:

–	Unknown at this stage and dependent upon a licensing deal or pursuant to a marketing collaboration subject to regulatory approval to market and sell the product.

Lovaxin B - Phase I trial Summary Information

•	Cost incurred through January 31, 2006: $300,000

•	Estimated future costs: $1,800,000

•	Anticipate completion dates: second quarter of fiscal 2007

•	Risks and uncertainties:

–	Obtaining favorable animal data
–	Proving low toxicity in animals and obtaining favorable animal data
–	Manufacturing scale up to GMP level
–	FDA (or foreign regulatory authority) may not approve the study
–	The occurrence of an adverse event in a patient
–	Delays in the program

•	Commencement of material cash flows:

–	Unknown at this stage, upon a licensing deal or pursuant to a marketing collaboration subject to regulatory approval to market and sell the product.

Lovaxin T - Phase I trial Summary Information

•	Cost incurred through January 31, 2006: $100,000

•	Estimated future costs: $1,500,000

•	Anticipate completion dates: third quarter of fiscal 2007

•	Risks and uncertainties:

–	Obtaining favorable animal data
–	Proving low toxicity in animals and obtaining favorable animal data
–	Manufacturing scale up to GMP levels
–	FDA (or foreign regulatory authority) may not approve the study initiation
–	Adverse event in a patient in the program
–	Delays in the program

•	Commencement of material cash flows:

–	Unknown at this stage and dependent upon a licensing deal or pursuant to a marketing collaboration subject to regulatory approval to market and sell the product.

Lovaxin NY - Phase I trial Summary Information

•	Cost incurred through January 31, 2006: $200,000

•	Estimated future costs: Unknown at this stage.

•	Anticipated completion dates: Unknown at this stage.

•	Risks and uncertainties:

–	Obtaining favorable animal data
–	Proving low toxicity in animals and obtaining favorable animal data
–	Manufacturing scale up to GMP levels
–	FDA (or foreign regulatory authority) may not approve the study
–	The occurrence of an adverse event in a patient in the program
–	Delays in the program

•	Commencement of material cash flows:

–	Unknown at this stage and dependent upon a licensing deal or pursuant to a marketing collaboration subject to regulatory approval to market and sell the product.

General and Administrative Expenses. During the year ended December 31, 2003, the ten months ended October 31, 2004, the year ended October 31, 2005 and the three months ended January 31, 2006, we recorded general and administrative expenses of $405,568, $524,368, $1,219,792 and $413,883, respectively. General and administrative costs primarily include the salaries for executive, finance, facilities, insurances, accounting and legal assistance, as well as other corporate and administrative functions that serve to support Advaxis’ current and our future operations and provide an infrastructure to support this anticipated future growth. During the year ending October 31, 2006 and beyond, we anticipate that our general and administrative costs will increase due to the increased compliance requirements, including, without limitation, legal, accounting, and insurance expenses, to comply with periodic reporting and other regulations applicable to public companies.

Interest Expense. During the year ended December 31, 2003, the ten months ended October 31, 2004 and the three months ended January 31, 2006, we recorded interest expense of $17,190, $4,229 and $1,008, respectively, and for the year ended October 31, 2005, we recorded interest income of $36,671. Interest expense, relates primarily to our convertible promissory notes which have been converted into Units at the initial closing of our Private Placement on November 12, 2004. Each Unit consisting of 87,108 shares of common stock and warrants to purchase 87,108 shares of common stock. Interest Income, relates primarily to our back cash deposits.

Recently Issued Accounting Pronouncements. In December 2004, the Financial Accounting Standards Board issued FASB Statement No. 123 (revised 2004), share-based payment. This statement requires that compensation cost relating to share based payment transactions be recognized in financial statements. The cost will be measured based on the fair value of the equity or liability instruments issued. At present, we are unable to determine what effect, if any, the adoption of FASB Statement No. 123 (revised 2004) will have on our financial statements.

Results of Operations

Three Months Ended January 31, 2006 Compared to the Three Months Ended January 31, 2005

Revenue. Our revenue was $329,928 for the three months ended January 31, 2006 due to an additional grant from the NIH. We had no revenue during the three months ended January 31, 2005.

Research and Development Expenses. Research and development expenses increased by $166,156, or 75.9%, from $218,951 for the three months ended January 31, 2005 to $385,107 for the three months ended January 31, 2006. Although manufacturing expenses decreased by $179,374 reflecting the completion of the manufacturing of Lovaxin C program supplies in 2005 for toxicology and clinical trials planned to be initiated in the second quarter of 2006, the following R&D expenses increased:

•	Expenses related to toxicology studies increased by $6,341 reflecting the ongoing toxicology studies by Pharm Olam in connection with our Lovaxin C product candidates.

•	Wages and salaries for our research and development program were $113,592. None were incurred in the three months ended January 31, 2005 since our R&D management team was recruited in early 2005.

•	Outside research fee expenses amounted to $208,191 reflecting the subcontract work performed by Dr. Paterson at Penn pursuant to certain grants; none were incurred in the prior year.

•
Clinical trials expenses increased by $33,915 due to the initiation of studies in connection with our Lovaxin C product candidates, offset primarily by a decrease of $34,436 in development consulting fees.

•	Expenses for laboratory supplies, services and other fees increased by $17,927, reflecting the cost of initiating new laboratory facilities.

General and Administrative Expenses. General and administrative expenses increased by $387,708, or 1481%, from $26,175 for the three months ended January 31, 2005 to $413,883 for the three months ended January 31, 2006, primarily attributable to the following:

•
Employee related expenses decreased by $10,049, or 16.4%, from $61,391 for the three months ended January 31, 2005 to $51,342 for the three months ended January 31, 2006 arising from the change of status on January 1, 2006 of our then Chief Executive Officer to a consultant, partially offset by the cost of health insurance initiated in 2005;

•	Option expense (non-cash payments) for employees and directors was $52,190 for the three months ended January 31, 2006. None was incurred for the three months ended January 31, 2005;

•	All other expenses increased by $15,992 primarily due to rent, insurance, depreciation and amortization partially offset by lower travel and entertainment;

•	A $329,575 increase in professional fees, primarily as a result of increases of:

-
$195,077 in legal fees due to a prior year reclassification of $51,087 of legal expense related to patents and trademarks assets, and a discount of $127,380 in legal fees plus $16,610 in additional expense in 2006.

-	$31,420 in public relations fees related to shareholder communication.

-	$96,003 in consulting fees, of which $63,023 was due to a non-cash payment in stock and the balance for additional required resources.

Interest Expenses. Interest expense decreased by $1,960 to $1,008 from $2,968 for the three months ended January 31, 2005, primarily the result of a reduction on interest payable due to the conversion on November 12, 2004 of certain notes.

Other Income. Other income increased by $9,193 to $11,931 from $2,738, primarily due to an increase in interest on cash deposits held by the Company.

Year Ended October 31, 2005 Compared to the Year Ended October 31, 2004

Revenue. Our revenue increased by $436,462 from $116,406 for the year ended October 31, 2004 to $552,868 for the year ended October 31, 2005 due to the increase in grant money received by the Company.

Research and Development Expenses. Research and development expenses increased by $1,049,594, or 833%, from $125,942 for the year ended October 31, 2004 to $1,175,536 for the year ended October 31, 2005. This increase was principally attributable to the following:

•
An increase in our related manufacturing expenses of $416,842, from $(7,300) to $409,542; such increase reflects the delay in the manufacturing program during 2004 because of delays in funding, and the manufacturing of Lovaxin C in 2005 for toxicology and clinical trials;

•
Expenses related to toxicology studies of $293,105; reflecting the initiation of toxicology studies by Pharm Olam in connection with our Lovaxin C product candidates, and the payment of deferred license fees to Penn; none were incurred in the prior year.

•	Wages and salaries related to our research and development program of $166,346, reflecting the recruitment of our R&D management team in early 2005; none were incurred in the prior year.

•	Subcontracted work of $141,366, reflecting the subcontract work performed by Dr. Paterson at Penn pursuant to certain grants; none were incurred in the prior year.

General and Administrative Expenses. General and administrative expenses increased by $695,424 or 133% from $524,368 for the year ended October 31, 2004 to $1,219,792 for the year ended October 31, 2005. This decrease is primarily attributable to the following:

•
employee related expenses increased by $123,157, or 56.4%, from $218,482 for the year ended October 31, 2004 to $341,639 for the year ended October 31, 2005 arising from a bonus to Mr. Derbin, then Chief Executive Officer, in stock, an increase in his salary, and the cost of health insurance initiated in 2005;

•
offering expenses were $117,498 for the year ended October 31, 2005 arising from legal and banking expenses relating to the private placement closed in November 2004. None were incurred for the year ended October 31, 2004;

•
an increase in professional fees from $231,686 for the year ended October 31, 2004 to $460,691 for the year ended October 31, 2005, primarily as a result of an increase in legal fees, public relations fees, consulting fees and accounting fees.

Interest Expenses. Interest expense decreased by $5,825, or 44.4%, to $7,307 from $13,132 for the year ended October 31, 2004. The decrease results primarily from a reduction on interest payable on certain notes which were converted on November 12, 2004.

Other Income. Other income increased by $43,907 to $43,978 from $71 for the year ended October 31, 2004. The increase results primarily from an increase in interest paid to the company on cash deposits held by the Company.

No provision for income taxes was made for the year ended October 31, 2004 or 2005 due to significant tax losses during and prior to such periods.

Ten Months Ended October 31, 2004 Compared to the Ten Months Ended October 31, 2003

Revenue. Our revenue increased by $112,806 to $116,406 for the ten months ended October 31, 2004 from $3,600 for the ten months ended October 31, 2003 due to the increase in grant money received by the Company in these periods.

Research and Development Expenses. Research and development expenses decreased by $320,382, or 71.8%, from $446,324 for the ten months ended October 31, 2003 to $125,942 for the ten months ended October 31, 2004. This decrease was principally attributable to the following:

•
a decrease in manufacturing expenses of $(8,504) to $228,452 from $219,948 for the earlier ten month period; such decrease reflects the delay in the manufacturing program during 2004 because of delays in funding;

•	a decrease of $110,164 in our license fees to $(54,082); as a result of the reclassification of license fees from an R&D expense to an investment;

•
a decrease in our outside research fees from $97,306 to $38,382; such decrease reflects the completion in the 2004 ten month period of expenses resulting from our sponsored research agreement with Penn; and

•
development consulting expenses increased 105.7% from $72,988 to $150,147; this increase reflects primarily increased success fees due to DNA Bridges in connection with two NIH grants awarded to the Company in 2004

General and Administrative Expenses. General and administrative expenses increased by $148,965, or 39.7%, to $524,368 from $375,403 for the ten months ended October 31, 2003. This decrease was principally attributable to the following:

•
employee related expenses increased by $34,790, or 22.5%, to $189,302 from $154,512 for the ten months ended October 31, 2003 arising from a bonus to Mr. Derbin, the then Chief Executive Officer, in stock;

•
professional fees increased by $14,368 to $218,514 from $204,145 for the ten months ended October 31, 2003 principally due to (a) an increase in consulting fees from $95,651 to $110,332, and (b) an increase in accounting fees from $350 to $23,070;

•	insurance expense was increased by $8,028 to $9,929 from $1,901 for the ten months ended October 31, 2003; and

•
other General and Administrative expenses increased by $66,701 to $81,545 from $14,844 principally due to an increase in amortization expenses, information technology and internet expenses, postage, telephone and travel expenses..

Interest Expenses.

Interest expense decreased by $4,059, or 49%, to $4,229 from $8,288 for the ten months ended October 31, 2003. The decrease results primarily from a reduction in interest payable on certain fees owed to Penn.

Other Income.

Other Income increased by $112,357, or 2,736%, to $116,463 from $4,106 for the ten months ended October 31, 2003. The increase results primarily from an increase in grants from $3,600 to $116,406.

Year ended December 31, 2003 and the period from March 1, 2002 (inception) to December 31, 2002

Revenue. Our revenue increased by $2,977, or 291%, to $4,000 for the year ended December 31, 2003 from $1,023 for the period from March 1, 2002 (inception) to December 31, 2002 due to the increase in grant money received by the Company in these periods.

Research and Development Expenses. Research and development expenses increased by $440,610, or 865.7%, to $491,508 for the year ended December 31, 2003 from $50,898 for the period from March 1, 2002 (inception) through December 31, 2002. This increase was principally attributable to the increase of $33,838, or 53%, to $97,306 for the year ended December 31, 2003 from $63,468 for the period from March 1, 2002 (inception) through December 31, 2002 in research fees due to Penn relating to an increased research program, the initiation of our manufacturing scale up program with Cobra Biomanufacturing PLC in year 2003 as well as the hire of certain pre-clinical and regulatory consultants in early 2003 such as Therrimune Research Corporation, Dr. Bruce Mackler and AccessBio.

General and Administrative Expenses. General and administrative expenses increased by $288,565, or 246.6%, to $405,568 from $117,003 for the period from March 31, 2002 (inception) through December 31, 2002. This increase is primarily attributable to a $316,457 increase in professional fees from $96,231 for the period from March 1, 2002 (inception) to December 31, 2002 due to increased consulting and legal requirements and increased consulting fees paid to financial advisors in 2003.

Other Income. Other Income was $521 for the year ended December 31, 2003 and none for the period from March 1, 2002 (inception) to December 31, 2002 as a result of interest paid on cash deposits held by the Company.

Interest Expenses. Interest expenses amounted to $17,190 for the year ended December 31, 2003, primarily from the interest attributable to notes issued during such later period. No interest expense was incurred for the period from March 31, 2002 (inception) through December 31, 2002.

No provision for income taxes was made for the period from March 31, 2002 (inception) through December 31, 2002 or the year ended December 31, 2003 due to significant tax losses incurred.

Other Income. Other income increased by $112,357 from $4,106 to $116,463, for the ten months ended December 31, 2003 resulting primarily from an increase in grants from $3,600 to $116,406.

Liquidity and capital resources

At December 31, 2003, October 31, 2004, October 31, 2005 and January 31, 2006, our cash was $47,160, $32,279, $2,075,206 and $1,805,640, respectively, and we had a working capital deficit of $997,184 and $1,396,062 at December 31, 2003 and October 31, 2004, respectively, and working capital of $1,365,742 and $1,060,485 at October 31, 2005 and January 31, 2006, respectively.

To date, our principal sources of liquidity has been cash provided by private offerings of our securities. These offerings have been structured so as to be exempt from the prospectus delivery requirements under the Securities Act of 1933. Our principal uses of cash have been research and development and working capital. We anticipate these uses will continue to be our principal uses of cash in the future.

On November 12, 2004, we acquired Advaxis, Inc., a Delaware corporation through the Share Exchange. The transaction was accounted for as a recapitalization. Accordingly, the historical financial statements of Advaxis are our financial statements for reporting purposes. Advaxis, Inc has changed its fiscal year to the year ended October 31st and as a result is providing herein its audited financial statements for the year ended December 31, 2003, the ten months ended October 31, 2004 and for the year ended October 31, 2005.

Although we believe that the net proceeds received by us from the November 2004 Private Placement and the private offerings and our February 2006 Private Placement will be sufficient to finance our currently planned operations for approximately the next 12 to 24 months from October 31, 2005, we do not believe that these amounts will be sufficient to meet our longer-term cash requirements or our cash requirements for the commercialization of any of our existing or future product candidates. We will be required to issue equity or debt securities or to enter into other financial arrangements, including relationships with corporate and other partners, in order to raise additional capital. Depending upon factors, including market conditions, we may not be successful in raising sufficient additional capital for our long-term requirements. In such event, our business, prospects, financial condition and results of operations could be materially adversely affected.

The following factors, among others, could cause actual results to differ from those indicated in the above forward-looking statements: increased length and scope of our clinical trials, increased costs related to intellectual property related expenses, increased cost of manufacturing and higher consulting costs. These factors or additional risks and uncertainties not known to us or that we currently deem immaterial may impair business operations and may cause our actual results to differ materially from any forward-looking statement.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform them to actual results or to make changes in our expectations.

We expect our future sources of liquidity to be primarily equity capital, including convertible debt instruments, raised from investors, as well as licensing fees and milestone payments in the event we enter into licensing agreements with third parties, and research collaboration fees in the event we enter into research collaborations with third parties.

On November 12, 2004, we sold to accredited investors at an initial closing of the November 2004 Private Placement 117 Units at $25,000 per unit for an aggregate purchase price of $2,925,000. Each Unit is comprised of (i) 87,108 shares of our common stock and (ii) a five-year warrant to purchase 87,108 shares of our common stock at an exercise price of $0.40 per share. At the initial closing, the accredited investors received an aggregate of 10,191,638 shares of common stock and warrants to purchase 10,191,638 shares of common stock. In addition, on November 12, 2004, $595,000 aggregate principal amount of convertible promissory notes of Advaxis, including accrued interest, were converted into units on the same terms as those upon which the Units sold. The holders of these notes received an aggregate of 2,136,441 shares of common stock and warrants to purchase 2,136,441 shares of common stock upon conversion of these notes plus accrued interest thereon.

On December 8, 2004, we sold to accredited investors as a second tranche of the November 2004 Private Placement 8 units for an aggregate purchase price of $200,000. At such closing, the accredited investors received an aggregate of 696,864 shares of common stock and warrants to purchase 696,864 shares of Common Stock.

On January 4, 2005, we sold to accredited investors as a third tranche of the November 2004 Private Placement 5.12 Units for an aggregate purchase price of $128,000. At such closing, the accredited investors received an aggregate of 445,993 shares of common stock and warrants to purchase 445,993 shares of Common Stock.

Pursuant to the terms of a investment banking agreement, dated March 19, 2004, by and between us and Sunrise Securities, Corp. (“Sunrise” or the “Placement Agent”), we issued to the Placement Agent and its designees an aggregate of 2,283,445 shares of common stock and warrants to purchase up to an aggregate of 2,666,900 shares of common stock. The shares were issued as part consideration for the services of Sunrise, as our placement agent in the Private Placement. In addition, we paid Sunrise a total cash fee of $50,530.

On January 12, 2005, we sold to one accredited investor at a closing of a subsequent private placement offering 44 units for an aggregate purchase price of $1,100,000. As with the November 2004 Private Placement, each Unit issued and sold in this subsequent private placement was sold at $25,000 per unit and is comprised of (i) 87,108 shares of our common stock, and (ii) a five-year warrant to purchase 87,108 shares of our common stock at an exercise price of $0.40 per share. At such closing, the accredited investor received an aggregate of 3,832,752 shares of common stock and warrants to purchase 3,832,752 shares of common stock.

Pursuant to a Securities Purchase Agreement dated February 2, 2006 with Cornell Capital Partners, LP (“Cornell” or the “Selling Stockholder”), we sold $3,000,000 principal amount of our Secured Convertible Debentures due February 1, 2009 (the “Debentures”) at face amount (before commissions and related fees of $260,000), along with five year A Warrants to purchase 4,200,000 shares of common stock at the price of $0.287 per share and five year B Warrants to purchase 300,000 shares of common stock at a price of $0.3444 per share.

The 6 % per annum interest due at maturity will be charged to expense over the three-year term of the Debentures. The investment-banking fee paid to Yorkville Advisors in connection with the Debentures in the amount of $240,000 will be charged, in view its relationship with Cornell, as additional interest expense over the three-year term of the Debentures. The remaining transaction fees of $20,000 will be capitalized.

In accounting for the convertible debentures and the warrants described above and all outstanding warrants, the Company considered the guidance contained in EITF 00-19, "Accounting for Derivative Financial Instruments Indexed To, and Potentially Settled In, a Company's Own Common Stock," and SFAS 133 “Accounting for Derivative Instruments and Hedging Activities.” In accordance with the guidance provided in EITF 00-19, the Company determined that the conversion feature of the Debentures represents an embedded derivative since the debenture is convertible into a variable number of shares upon conversion formula and the conversion clause allowing cash or shares of common stock in payment to the debenture holders. Accordingly, the convertible debentures are not considered to be “conventional” convertible debt under EITF 00-19 and thus the embedded conversion feature must be bifurcated from the debt host and accounted for as a derivative liability.

The Company anticipates calculating the fair value of the embedded conversion of the Company’s above mentioned warrants in addition to all the outstanding warrants to be recorded as a warrant liability at the end of the second quarter April 30, 2006. It is anticipated that the Statement of Operations for the Company’s second quarter a significant non-cash expense in the establishment of the liabilities related to the warrants and embedded conversion feature will be recorded. The fair value of the warrants will be calculated using the Black-Scholes valuation model based on the market price of common stock on the date of grant, exercise price of warrants of each outstanding warrant, risk-free interest rate, expected volatility of and expected life. The Company is required to re-measure the fair value of the warrants and the conversion feature at each reporting period until the potential issuance upon exercise of all warrants does not exceed the authorized shares of the Company. Accordingly, the Company will measure the fair value of the warrants at July 31, 2006 using the Black-Scholes valuation model based on the current assumptions at that point in time. This calculation may result in a fair market value different than the April period. The increase or decrease in the fair market value of the warrants from April 30, 2006 may result in non-cash other income or of loss or income and corresponding change in warrant liability.

Upon full satisfaction of the debenture (whether though its repayment or conversion to equity), the fair value of the remaining warrants on that date will be reclassified to equity.

We are party to a license agreement, dated June 17, 2002, as amended, between Advaxis and The Trustees of the University of Pennsylvania, pursuant to which Advaxis has agreed to pay $525,000, divided over a four-year period as a royalty after the first commercial sale of our products covered by the license. Since the first commercial sale of our products will occur only pursuant to obtaining regulatory approval to market and sell our products, we do not anticipate the obligation to make such payments in the next five years. Advaxis is also obligated to pay annual license maintenance fees under this agreement ranging from $25,000 to $125,000 per year after the first commercial sale of a product under the license, as well as pay up to $482,000 to the licensor upon receiving financing. The amount due is contingent upon the size of the financing.

For a description of material employment agreements to which we are party, see “Certain Relationships and Related Party Transactions” and Management - Employment Agreements”.

Critical Accounting Policies

The preparation of financial statements requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, the Company evaluates its estimates, based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

The Company believes the following critical accounting policy involves significant estimate and judgment. The Company amortizes trademark and patent costs over their estimated useful lives. The Company may be required to adjust these lives based on advances in science and competitor actions. The Company reviews the recorded amounts of trademarks and patents at each period end to determine if their carrying amount is still recoverable based on expectations regarding potential licensing of the intangibles or sales of related products. Such an assessment, in the future, may result in a conclusion that the assets are impaired, with a corresponding charge against earnings.

Accounting for Warrants and Convertible Securities

The Company evaluates whether warrants issued should be accounted for as liabilities or equity based on the provisions of EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock. The EITF lists conditions under which warrants are required to be classified as liabilities, including the existence of registration rights where significant penalties could be required to be paid to the holder of the instrument in the event the issuer fails to register the shares under a preset time frame, or where the registration statement fails to remain effective for a preset time period. Warrants accounted for as liabilities are required to be recorded at fair value, with changes in fair value recorded in operations.

For convertible debt instruments, the Company determines whether the conversion feature must be bifurcated and accounted for as a derivative liability in accordance with the provisions of EITF 00-19. The first step of the analysis is to determine whether the debt instrument is a conventional convertible instrument, in which case the embedded conversion option would qualify for equity classification and would not be bifurcated from the debt instrument. If the debt does not meet the definition of a conventional convertible instrument, the Company will analyze whether the conversion feature should be accounted for as a liability or equity under the provisions of EITF 00-19. The most common reason a debt instrument would not be considered to be a conventional convertible instrument is where the conversion price is variable. If the conversion feature does qualify for equity classification, the Company will assess whether there is a beneficial conversion feature that must be accounted for under the provisions of EITF 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios, and EITF 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments.

In February 2006, the FASB issued Statement No. 155, Accounting for Certain Hybrid Financial Instruments, an amendment of FASB Statements No. 133 and 140. Among other matters, that statement provides that where a company is required to bifurcate a derivative from its host contract, the company may irrevocably elect to initially and subsequently measure that hybrid financial instrument in its entirety at fair value, with changes in fair value recognized in operations. The statement is effective for financial instruments issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. Earlier adoption is permitted as of the beginning of an entity’s fiscal year, provided the entity has not yet issued financial statements, including financial statements for any interim period for that fiscal year.

Due to the limited nature of the Company’s operations, the Company has not identified any other accounting policies involving estimates or assumptions that are material due to the levels of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change, and where the impact of the estimates and assumptions on financial condition or operating performance is material.

Impact of Inflation

We believe that our results of operations are not dependent upon moderate changes in inflation rates.

BUSINESS

General

We are a development stage biotechnology company utilizing multiple mechanisms of immunity with the intent to develop cancer vaccines that are more effective and safer than existing vaccines. To that end, we have licensed rights from Penn to use the Listeria System to secrete a protein sequence containing a tumor-specific antigen. Using the Listeria System, we believe we will force the body’s immune system to process and recognize the antigen as if it were foreign, creating the immune response needed to attack the cancer. Our licensed Listeria System, developed at Penn over the past 10 years, provides a scientific basis for believing that this therapeutic approach induces a significant immune response to a tumor. Accordingly, we believe that the Listeria System is a broadly enabling platform technology that can be applied to many types of cancers. In addition, we believe there may be useful applications in infectious diseases and auto-immune disorders.

The therapeutic approach that comprises the Listeria System is based upon the innovative work of Yvonne Paterson, Ph.D., Professor of Microbiology at Penn, involving the creation of genetically engineered Listeria that stimulate the innate immune system and induce an antigen-specific immune response involving humoral and cellular components. We have obtained the Penn License to exploit the Listeria System.

We have focused our initial development efforts upon cancer vaccines targeting cervical, breast, Prostate, ovarian, lung and other cancers. Our lead products in development are as follows:

Product	Indication	Stage
Lovaxin C	Cervical and head and neck cancers	Pre-clinical; Phase I study in cervical cancer anticipated to commence in early 2006*
Lovaxin B	Breast cancer and melanoma	Pre-clinical; Phase I study anticipated to commence in late 2006*
Lovaxin P	Prostate cancer	Pre-clinical; Phase I study anticipated to commence in early 2007
Lovaxin W	Wilms tumor and leukemia	Pre-clinical;
Lovaxin T	Cancer through control of telomerase	Pre-clincial
Lovaxin H	Prophylactic vaccine for HIV (AIDS)	Pre-clincial

* Possible delays of up to six months may occur based on the production schedule of Cobra Biomanufacturing PLC of material, vaccine stability testing and the issuance of required regulatory approval. We have received permission from Israel, Mexico and Belgrade government authorities to conduct the Lovaxin Phase I study in each of those countries.

See “Business - Research and Development Programs”.

Since our formation, we have had a history of losses which as of October 31, 2005 aggregate $3,420,546, and because of the long development period for new drugs, we expect to continue to incur losses for several years. Our business plan to date has been realized by substantial outsourcing of virtually all major functions of drug development including scaling up for manufacturing, research and development, grant applications and others. The expenses of these outsourced services account for most of our accumulated loss. We cannot predict when, if ever, any of our product candidates will become commercially viable or FDA approved. Even if one or more of our products becomes commercially viable and receives FDA approval, we are not certain that we will ever become a profitable business.

Strategy

During the next 12 to 24 months our strategic focus will be to achieve several objectives. The foremost of these objectives are as follows:

•	Initiate and complete Phase I clinical study of Lovaxin C;

•	Continue the pre-clinical development of our product candidates, as well as continue research to expand our technology platform; and

•	Initiate strategic and development collaborations with biotechnology and pharmaceutical companies.

There are many potential obstacles to the implementation of our proposed strategy. Among the potential obstacles we may encounter with respect to the Phase I clinical study of Lovaxin C are: difficulty in recruiting patients for the study; a material, adverse medical result in a patient during the study; and extended time for FDA approval of the IND (or foreign regulatory authority approval) required to proceed with the test.

Among the potential obstacles which we may encounter with respect to continuing preclinical development of our product candidates such as Lovaxin B or T are ambiguous animal data not sufficient to establish a proof of concept; insufficient or adverse preclinical data on future products; and unexpected higher costs or preclinical studies.

Among the potential obstacles which we may encounter in establishing strategic collaborations are: we may be perceived by desirable potential partners as too early stage; we may need to demonstrate more human safety or efficicacy data; or our technology may be perceived as a high risk for patents or to the environment.

Initiate and Complete Phase I Clinical Study of Lovaxin C. We have had several meetings with the FDA and the Recombinant Advisory Committee of the National Institutes of Health (the “NIH”) and have designed a Phase I clinical study, which is primarily a study of the safety of Lovaxin C. We received in February 2006 approval from applicable regulatory authorities in Israel, Mexico and Serbia to conduct in those countries Phase I clinical studies of the safety of Lovaxin C. (The Israeli approval is subject to the approval of the ethics committee of Hadassah Hospital in Jerusalem where the study is to be conducted). We anticipate that each of the studies will be conducted on 20 to 30 patients with advanced cervical cancer and that they will be completed by late 2006. No representation can be made as to the results or whether additional studies will be permitted or that the FDA will approve the conduct of a Phase I clinical study for the vaccine’s safety.

We have demonstrated that the therapeutic response works in concept. In preparation for the commencement of our Phase I study of Lovaxin C, we have done the following:

•	optimized the Listeria strain to be used;

•	identified and contracted with a manufacturing partner for material manufactured in accordance with “good manufacturing practices” or “GMP” as established by the FDA;

•	identified a principal investigator for the trial;

•	written a protocol; and

•	commenced preparing an investigational new drug application, or IND, with an external consulting group.

Following the completion of the Phase I study and assuming that the results of this study are favorable, we intend to prepare Phase II clinical studies to demonstrate sufficient induction of immunity and therapeutic efficacy, as well as to optimize the dosage and dosing regimen for the final vaccine formulation. Thereafter, and assuming that the results of this study are favorable, we intend to conduct Phase III clinical studies to demonstrate safety, efficacy and the potency of the investigational vaccine. Such studies are expected to occur in the next five to ten years. Throughout this process, we will be meeting with the FDA prior to and at the conclusion of each phase to reach a consensus before initiating any studies, in order to minimize regulatory risks during this clinical development process.

At the conclusion of the Phase III studies, we intend to prepare and file a BLA with the FDA. Prior to submission of the BLA, we intend to seek Fast Track designation from the FDA, which shortens the internal FDA review process for the BLA to six months. As we accrue clinical data demonstrating the safety, efficacy and potency of the product in Phase I and II clinical studies we will also explore other regulatory approval options with the FDA that could expedite the licensure of the final vaccine.

Continue Pre-Clinical Development of Our Products, as well as Continued Research to Expand Our Technology Platform. We intend to continue to devote a substantial portion of our resources to the continued pre-clinical development of our product candidates as well as the continued research to expand our technology platform. Specifically, we intend to focus upon research relating to combining our Listeria System with new and additional tumor antigens which, if successful may lead to additional cancer vaccines and other therapeutic products. These activities will require significant financial resources, as well as areas of expertise beyond those readily available. In order to provide additional resources and capital, we may enter into research, collaborative, or commercial partnerships, joint ventures, or other arrangements with competitive or complementary companies, including major international pharmaceutical companies, or with universities, such as its relationship with Penn and UCLA. See “Business - Partnerships and Agreements - Penn”.

Background

Cancer

Despite tremendous advances in science, cancer remains a major health problem, and for many it continues to be the most feared of diseases. Although age-adjusted mortality rates for all cancer fell during the 1990’s, particularly for the major cancer sites (lung, colorectal, breast, and prostate), mortality rates are still increasing in certain sites such as liver and non-Hodgkin’s lymphoma. The American Cancer Society estimates that more than eight million Americans were treated for cancer in 1999. According to HCUP, in 2000, treatment of the top five cancers resulted in $10.8 billion in hospital costs.

Cancer is the second largest cause of death in the United States, exceeded only by heart disease. Approximately 1,400,000 new cases of cancer are expected to be diagnosed, and 565,000 Americans are expected to die from the disease in year 2006. Since 1990, nearly 15 million new cases have been diagnosed. The NIH estimates the overall cost for cancer in the year 2000 at $180.3 billion: $60 billion for direct medical costs, $15 billion for indirect morbidity costs (loss of productivity due to illness) and, $105.2 billion for indirect mortality costs (cost of lost productivity due to premature death). (Source: cancer facts & figures 2001, American Cancer Society).

Immune System and Normal Antigen Processing

Living creatures, including humans, are continually confronted with potentially infectious agents. The immune system has developed multiple mechanisms that allows the body to recognize these agents as foreign, and to target a variety of immunological responses, including innate, antibody, and cellular immunity, that mobilize the body’s natural defenses against these foreign agents that will eliminate them. In this regard, there are a host of cells involved in the recognition of and response to antigens, substances, typically proteins, that are recognized by the body’s immune system and generate an immune response. Antigens are frequently found on the outside of invading cells like bacteria, but can also be found on the body’s own cells when they are either infected by a virus or transformed into a cancer cell.

1 2006, American Cancer Society Inc, Surveilence Research, see http://www.cancer.org/downloads/stt/CAFF06EsCsMcLd.pdf

The combination of the antibody (also called humoral) system and the cell mediated system results in the immune response. Different disorders need a different mix of responses to eliminate the problem, e.g., a streptococcal infection is typically attacked primarily by the humoral system, and a cancer cell is typically attacked by the cell mediated system.

The first step in recognizing a foreign antigen is antigen processing. When cells involved in the recognition and response encounter an antigen that they do not recognize, they ingest the antigen. The antigen is then cut into small pieces and the pieces are combined with proteins called “MHCs” and pushed out to the cell surface. On the cell surface, the antigen is then able to interact with certain classes of cells created by the immune system that produce the specialized cells needed to help in the production of antibodies and the induction of cytotoxic lymphocytes, primarily with antibodies. This system is called the exogenous pathway, since it is the prototypical response to an exogenous antigen like a bacteria.

There exists another pathway, called the endogenous pathway. In this system, when one of the body’s cells begins to create unusual proteins, the protein is processed and expelled to the surface cell and is the cytoplasm into fragments. These are directed into the endoplasmic reticulum, where they bind major Historocompatibility complex proteins, and then traffic to the cell surface. This signal then calls immune cells to come to the site of the infection and kill the cell. The endogenous pathway is used by the body to eliminate cells that are creating unusual proteins (e.g., cancer cells or cells infected with a virus).

In clinical cancer, the body does not recognize the cancer cells as foreign. Our technology forces the body to recognize tumor-associated or tumor-specific antigens as foreign, thus creating the immune response needed to attack the cancer. It does this by combining elements of the endogenous and exogenous pathways utilizing a number of biologic characteristics of the Listeria bacteria.

Mechanism of Action

Listeria is a bacteria well known to medical science because it can cause an infection in humans. When Listeria enters the body, it is seen as foreign by the antigen processing cells and ingested into cellular compartments called lysosomes, whose destructive enzymes kill most of the bacteria. A certain percentage of these bacteria, however, are able to break out of the lysosomes and enter into the cytoplasm of the cell, where they are relatively safe from the immune system. The bacteria multiply in the cell, and the Listeria is able to force the cell to move the bacteria to its cell surface so it can push into neighboring cells and spread. In this way, Listeria can cause various clinical conditions, including sepsis, meningitis and placental infections in pregnant women.

Listeria produces a substance known as listeriolysin (“LLO”), a protein that cuts a hole in the membrane of the lysosome and allows the bacteria to escape into the relatively safe cytoplasm. Once in the cytoplasm, however, LLO is also capable of cutting a hole in the cell membrane. This would destroy the cell, and spill the bacteria back out into the space between the cells, where it would be exposed to more immune cell attacks and destruction. To prevent this, LLO has a sequence of approximately 30 amino acids attached to it known as the PEST sequence. This PEST sequence is used by normal cells to force the rapid turnover of proteins that need only have a short life in the cytoplasm. Listeria has evolved the ability to utilize this PEST sequence itself as a routing tag that tells the cells to grab the LLO in the cytoplasm and pull it into the endoplasmic reticulum, where it is processed just like a protein antigen in the endogenous pathway. The benefit for the Listeria is that the LLO is neutralized and the bacteria can continue to prosper inside the cell; the benefit provided by our technology is that we now have a path into the antigen processing system that causes an immune response of the tumor-specific antigen.

2 PEST is a part of the LLO protein that is believed to faciliate rapid degradation of LLO in the cytoplasm. It appears to facilitate movement of the protein into the endoplasmic reticulum of the cell. In Advaxis’ application, the PEST sequence enhances the cell-mediated response to an attached antigen, presumably by preferential movement of the antigen sequence in to the intracellular protein processing system of antigen processing cells such as macrophages and dendritic cells.

Research and Development Program

Overview

We use genetically engineered Listeria monocytogenes as a therapeutic agent. We start with an attenuated Listeria, and then add to this bacteria a plasmid that encodes a protein sequence that includes a portion of the LLO molecule (including the PEST sequence) and the tumor antigen of interest. This protein is secreted by the Listeria inside the antigen processing cells, which then results in the immune response as discussed above.

We can use different tumor antigens (or other antigens) in this system. By varying the antigen, we create different therapeutic agents. Our lead agent, Lovaxin C, uses a human papillomavirus derived antigen that is present in cervical cancers. Lovaxin B uses her2/neu, an antigen found in many breast cancer and melanoma cells, to induce an immune response that should be useful in treating these conditions. The table below shows a list of potential products and their current status:

Product	Indication	Stage
Lovaxin C	Cervical and head and neck cancers	Pre-clinical; Phase I study in cervical cancer anticipated to commence in 2006*
Lovaxin B	Breast cancer and melanoma	Pre-clinical; Phase I study anticipated to commence in late 2006**
Lovaxin P	Prostate cancer	Pre-clinical; Phase I study anticipated to commence in early 2007
Lovaxin W	Wilms tumor and leukemia	Pre-clinical;
Lovaxin T	Cancer through control of telomerase	Pre-clincial
Lovaxin H	Prophylactic vaccine for HIV (AIDS)	Pre-clincial

* We have received approval from the appropriate authorities in Israel, Mexico and Belgrade to conduct a preclinical Phase I study of the Lovaxin C product in each of those countries. We may await the results before determining whether to proceed with an IND with the FDA.

** Possible delays of up to six months may occur based on the production schedule of Cobra Biomanufacturing PLC of material, vaccine stability testing and the issuance of required regulatory approval.

Partnerships and Agreements

Penn

We have entered into a 20-year exclusive worldwide license, with the right to grant sublicenses, with Penn with respect to the innovative work of Yvonne Paterson, Ph.D., Professor of Microbiology in the area of innate immunity, or the immune response attributable to immune cells, including dentritic cells, macrophages and natural killer cells, that respond to pathogens non-specifically. The license provides us with the exclusive rights to the patent portfolio developed at Penn in connection with Dr. Paterson and requires us to raise capital, pay various milestone and licensing payments and commercialize the technology. In exchange for the license, Penn received shares of our common stock currently representing approximately 10.68% of our common stock on a fully-diluted basis. In addition, Penn is entitled to receive a non-refundable license initial fee, license fees, royalty payments and milestone payments based on net sales and percentages of sublicense fees and certain commercial milestones, as follows: Under a licensing agreement, Penn is entitled to receive royalties in the following amounts: 1.5% on net sales in countries with pending or issued patents; and 1.0% on net sales in countries without pending or issued patents. Notwithstanding these royalty rates, we have agreed to pay $525,000 divided over a four-year period as a minimum royalty after the first commercial sale of a product under the license (which we anticipate will not occur prior to January 2011). We are also obligated to pay up to $660,000 (which amount is already reflected as an obligation on our balance sheet) to Penn upon receiving financing or on certain dates on or before December 15, 2007, whichever is earlier. After the 6th anniversary of the licensing agreement, we shall pay Penn annual license maintenance fees of $125,000 per year. In addition, we are obligated to reimburse Penn for all attorneys fees, expenses, official fees and other charges incurred in the preparation, prosecution and maintenance of the patents licensed from Penn.

Furthermore, upon the achievement of the first sale of a product in certain fields, Penn shall be entitled to certain milestone payments, as follows: $2,500,000 shall be due for first commercial sale of the first product in the cancer field (of which $1,000,000 shall be paid within forty-five (45) days of the date of the first commercial sale, $1,000,000 shall be paid on the first anniversary of the first commercial sale; and $500,000 shall be paid on the second anniversary of the date of the first commercial sale). In addition, $1,000,000 shall be due and payable within forty-five (45) days following the date of the first commercial sale of a product in any of the following fields (a) Infectious Disease, (b) Allergy, (c) Autoimmune Disease, and (d) any other therapeutic indications for which licensed products are developed. Therefore, the maximum total potential amount of milestone payments is $6,500,000.

As a result of the abovementioned payments, we may pay Penn significant amounts. If over the next 10 years we have net sales in the aggregate amount of $100 million from our cancer products, our total payments to Penn shall be $5,535,000. If over the next 10 years our net sales total an aggregate amount of $10 million from our cancer products, our total payments to Penn shall be $4,560,000.

However, Penn is not involved in management of our company or in exploitation of the patent portfolio. Based on the agreements with Penn, we will be responsible for filing new patents and maintaining the existing patents.

Dr. Yvonne Paterson

Dr. Paterson is a Professor in the Department of Microbiology at Penn and the inventor of our licensed technology. She has been an invited speaker at national and international health field conferences and leading academic institutions. She has served on many federal advisory boards, such as the NIH expert panel to review primate centers, the Office of AIDS Research Planning Fiscal Workshop, and the Allergy and Immunology NIH Study Section. She has been Section Editor of the Journal of Immunology since 1994. She has written over 115 publications in immunology (including a recently published book) with emphasis during the last several years on the areas of HIV, AIDS and cancer research. Her instruction and mentorship has trained over 30 post-doctoral and doctoral students in the fields of Biochemistry and Immunology, many of whom are research leaders in academia and industry.

Dr. Paterson is currently the principal investigator on grants from the federal government and charitable foundations totaling approximately $1.8 million dollars per year. Her research interests are broad, but her laboratory has been focused for the past ten years on developing novel approaches for prophylactic vaccines against infectious disease and immunotherapeutic approaches to cancer. The approach of the laboratory is based on a long-standing interest in the properties of proteins that render them immunogenic and how such immunogenicity may be modulated within the body.

Consulting Agreement. We entered into a renewed consulting agreement with Dr. Paterson in January 2005 which expires on January 31, 2006 with automatic renewals for up to six additional periods of six months each pursuant to which we have had access to Dr. Paterson’s consulting services for one full day per week. Dr. Paterson has advised us on an exclusive basis on various issues related to our technology, manufacturing issues, establishing our lab, knowledge transfer, and our long-term research and development program. Pursuant to the agreement, Dr. Paterson has received options to purchase 169,048 shares of our common stock subject to vesting. Dr. Paterson is to receive $3,000 per month throughout the term of the Agreement; provided, that upon the closing of an additional $3 million in equity capital, Dr. Paterson shall receive $5,000 per month; provided, further, that upon the closing of an additional $6 million in equity capital, Dr. Paterson shall receive $7,000 per month; and provided, further, that upon the closing of an additional of $9 million in equity capital, Dr. Paterson shall receive $9,000 per month. In addition, subject to the adoption of a new stock option plan by our stockholders, Dr. Paterson shall receive options to purchase 400,000 shares of common stock at an exercise price of $0.28 per share with 40,000 fully vested when granted and the remaining 360,000 options vesting equally over 48 months; provided that Dr. Paterson remains a consultant over the four year period. Since February 1, 2005, Dr. Paterson has been paid $3,000 per month, and granted options to purchase a total of 169,048 shares of common stock. We intend to grant options to purchase an additional 400,000 shares of common stock upon adoption of a new stock option plan by the Company.

Sponsored Research Agreement. We paid under a sponsored research agreement which terminated on June 30, 2005 with Penn and Dr. Paterson approximately $199,000 to sponsor her continued research in this area.

We have entered into another sponsored research agreement with Penn and Dr. Paterson under which we are obligated to pay $118,755 for sponsored research covering the development of a potential vaccine candidate based on our Listeria technology.

We intend to enter into additional sponsored research agreements with Penn in the future with respect to research and development on our produce candidates.

We believe that Dr. Paterson’s continuing research will serve as a source of ongoing findings and data that both supports and strengthen the existing patents. We expect her work to expand the claims of the patent portfolio (potentially including adding claims for new tumor specific antigens, the utilization of new vectors to deliver antigens, and applying the technology to new disease conditions) and create the infrastructure for the future filing of new patents.

Scientific Advisory Board. Dr. Paterson is also the chairman of our Scientific Advisory Board and one of our stockholders.

Dr. David Filer

We have entered a consulting agreement with Dr. David Filer, a biotech consultant, which commenced on January 7, 2005 and has a six month term, which has been extended on a month to month basis. Dr. Filer has agreed to provide us for three days per month during the term of the agreement assistance on its development efforts, review our scientific, technical and business data and materials and introduce us to industry analysts, institutional investors, collaborators and strategic partners. In consideration Dr. Filer receives $2,000 per month and, subject to the adoption of a new stock option plan by our stockholders, will receive 40,000 options to purchase shares of common stock, vesting monthly over 12 months provided that the agreement is not terminated.

Freemind Group LLC (“Freemind”)

We have entered into an agreement, dated October 17, 2005, with Freemind to develop and manage our grant writing strategy and application program. Advaxis is to pay Freemind according to a fee structure based on achievement of grants awarded to us at the rate of 6-7% of the grant amount and fixed consulting fees based on the type of grants submitted, ranging from $5,000-$7,000 depending on the type of application submitted. Freemind has extensive experience in accessing public financing opportunities, the national SBIR and related NIH/NCI programs. Freemind has assisted us in our filing of a $4.196 million grant application with NIH on December 1, 2005, covering the use of Lovaxin C for cervical dysplasia.

UCLA

We entered on March 17, 2004 into a nonexclusive license and bailment agreement with the Regents of the University of California (“UCLA”) to commercially develop products using the XFL7 strain of Listeria monoctyogenes in humans and animals. The agreement is effective for a period of 15 years and renewable by mutual consent of the parties. In addition to an initial licensee fee of $2,000 Advaxis is to pay UCLA annual maintenance fees of $1,000 for use of the Listeria. We may not sell products using the XFL7 strain Listeria other than agreed upon products or sublicense the rights granted under the license agreement without the prior written consent of UCLA.

Cobra Biomanufacturing PLC

In July 2003, we entered into an agreement with Cobra Biomanufacturing PLC for the purpose of manufacturing our cervical cancer vaccine Lovaxin C. Cobra has extensive experience in manufacturing gene therapy products for investigational studies. Cobra is a full service manufacturing organization that manufactures and supplies DNA-based therapeutics for the pharmaceutical and biotech industry. These services include the GMP manufacturing of DNA, recombinant protein, viruses, mammalian cell products and cell banking. Cobra’s manufacturing plan for us calls for several manufacturing stages, including process development, manufacturing of non-GMP material for toxicology studies and manufacturing of GMP material for the Phase I trial. The agreement is to extend for a period beyond the delivery and completion of stability testing of the GMP material for the Phase I trial; the stability testing period is estimated to be more than two years. Cobra has agreed to convert $300,000 of its existing fees for manufacturing into future royalties from the sales of Lovaxin C at the rate of 1.5% of net sales, with payments not to exceed $1,950,000.

In November 2005, in order to cover Lovaxin C on a long-term basis and to cover other drug candidates which we are developing, we entered into a Strategic Collaboration and Long-Term Vaccine Supply Agreement for Listeria Cancer Vaccines, under which Cobra will manufacture experimental and commercial supplies of our Listeria cancer vaccines, beginning with Lovaxin C, our therapeutic vaccine for the treatment of cervical and head and neck cancers that will be entering a phase I/II study in cervical cancer patients later this year. The new agreement leaves the existing agreement in place with respect to the studies contemplated therein, and supersedes a prior agreement and provides for mutual exclusivity, priority of supply, collaboration on regulatory issues, research and development of manufacturing processes that have already resulted in new intellectual property owned by Advaxis, and the long-term supply of live Listeria based vaccines on a discounted basis.

Pharm-Olam International Ltd.

In April 2005, we entered into a consulting agreement with POI, based on which POI is to execute and manage our Phase 1 clinical trial in Lovaxin C with POI to receive in consideration therefor $430,000 (50% of which is contingent on the closing by us of a 5 million dollar equity financing) and reimbursement of certain expenses of $181,060.

The Investor Relations Group, Inc (“IRG”)

Pursuant to an agreement with IRG providing for IRG to serve as an investor relations and public relations consultant on a month-to-month basis, SGI is paid $10,000 per month over a period of 18 months commencing October 1, 2005, and is to receive 200,000 shares of common stock provided the agreement has not been terminated.

Patents and Licenses

Dr. Paterson and Penn have invested significant resources and time in developing a broad base of intellectual property around the cancer vaccine platform technology as to which we have a 20-year exclusive worldwide license and a right to grant sublicenses pursuant to our license agreement. Penn currently has eight issued and 12 pending patents in the United States and other countries including Japan, Canada, Israel, Australia, and the European Union, through the Patent Cooperation Treaty (PCT) system pursuant to which we have an exclusive license to exploit the patents. We believe that these patents will allow us to take a strong lead in the field of Listeria-based therapy.

The Penn patent portfolio is currently comprised of the following:

U.S. Patents

U.S. Patent No. 6,051,237, issued April 18, 2000. Patent Application No. 08/336,372, filed November 8, 1994 for “Specific Immunotherapy of Cancer Using a Live Recombinant Bacterial Vaccine Vector.” Filed November 8, 1994. Expires April 18, 2017.

U.S. Patent No. 6,565,852, issued May 20, 2003, Paterson, et al., CIP Patent Application No. 09/535,212, filed March 27, 2000 for “Specific Immunotherapy of Cancer Using a Live Recombinant Bacterial Vaccine Vector.” Filed March 27, 2000. Expires May 20, 2020.

U.S. Patent No. 6,099,848, issued August 8, 2000. Frankel et al., Patent Application No. 08/972,902 “Immunogenic Compositions Comprising DAL/DAT Double-Mutant, Auxotrophic, Attentuated Strains of Listeria and Their Methods of Use.” Filed November 18, 1997. Expires November 18, 2017.

U.S. Patent No. 6,504,020, issued January 7, 2003 of Divisional Application No. 09/520,207 “Isolated Nucleic Acids Comprising Listeria DAL And DAT Genes”. Filed March 7, 2000., Frankel et al. Expires March 7, 2020.

U.S. Patent No. 6,635,749, issued October 21, 2003; Divisional U.S. Patent Application No. 10/136,253 for “Isolated Nucleic Acids Comprising Listeria DAL and DAT Genes.” Filed May 1, 2002, Frankel, et al. Filed May 1, 2022. Expires November 18, 2017.

U.S. Patent No. 5,830,702, issued November 3, 1998. Patent Application No. 08/366,477, filed December 30, 1994 for “Live, Recombinant Listeria SSP Vaccines and Productions of Cytotoxic T Cell Response” Portnoy, et al. Filed December 30, 1997. Expires November 3, 2015.

US Patent No. 6,767,542 issued July 27, 2004, Paterson, et al. Patent Application No. 09/735,450 for “Compositions and Methods for Enhancing Immunogenicity of Antigens.” Filed December 13, 2000. Expires March 29, 2020.

U. S. Patent Applications

U.S. Patent Application No. 10/441,851, “Methods And Compositions For Immunotherapy of Cancer,” Filed May 20, 2003, Paterson et al.

U.S. Patent Application No. 10/239,703 for “Compositions and Methods for Enhancing Immunogenicity of Antigens.” Filed September 24, 2002, Paterson, et al.

Patent Application No. 09/537,642 for “Fusion of Non-Hemolytic, Truncated Form of Listeriolysis o to Antigens to Enhance Immunogenicity.” Filed March 29, 2000. Paterson, et al.

U.S. Patent Application No. 10/660,194, “Immunogenic Compositions Comprising DAL/DAT Double Mutant, Auxotrophic Attenuated Strains Of Listeria And Their Methods Of Use,” Filed September 11, 2003, Frankel et al.

International Patents

Australian Patent No. 730296, Patent Application No. 14108/99 for “Bacterial Vaccines Comprising Auxotrophic, Attenuated Strains of Listeria Expressing Heterologous Antigens.” Filed May 18, 2000. Frankel, et al. Expires November 13, 2018.

International Patent Applications

Canadian Patent Application No. 2,204,666, for “Specific Immunotherapy of Cancer Using a Live Recombinant Bacterial Vaccine Vector”. Filed November 3, 1995, Paterson et al.

Canadian Patent Application No. 2,309,790 for “Bacterial Vaccines Comprising Auxotrophic, Attenuated Strains of Listeria Expressing Heterologous Antigens.” Filed May 18, 2000, Frankel, et al.

Canadian Patent Application No. 2,404,164 for “Compositions and Methods for Enhancing Immunogenicity of Antigens.” Filed March 26, 2001. Paterson, et al.

European Patent Application No. 95939926.2, for “Specific Immunotherapy of Cancer Using a Live Recombinant Bacterial Vaccine Vector”. Filed November 3, 1995, Paterson, et al.

European Patent Application No. 01928324.1 for “Compositions and Methods for Enhancing Immunogenicity of Antigens.” Filed March 26, 2001. Paterson, et al.

European Patent Application No. 98957980.0 for “Bacterial Vaccines Comprising Auxotrophic, Attenuated Strains of Listeria Expressing Heterologous Antigens.” Filed May 18, 2000, Frankel, et al.

Israel Patent Application No. 151942 for “Compositions and Methods for Enhancing Immunogenicity of Antigens.” Filed March 26, 2001, Paterson, et al.

Japanese Patent Application No. 515534/96, filed November 3, 1995 for “Specific Immunotherapy of Cancer Using a Live Recombinant Bacterial Vaccine Vector”, Paterson, et al.

Japanese Patent Application No. 2001-570290 for “Compositions and Methods for Enhancing Immunogenicity of Antigens.” Filed March 26, 2001, Paterson, et al.

In 2001, an issue arose regarding the inventorship of U.S. Patent 6,565,852 regarding Specific Immunotherapy of Cancer Using a Live Recombinant Bacterial Vaccine Vector and U.S. Patent Application No. 09/537,642 for Fusion of Non-Hemolytic, Truncated Form of Listeriolysis o to Antigens to Enhance Immunogenicity. These patent rights are included in the patent rights licensed by Advaxis from Penn. It is contemplated by GlaxoSmithKline Biologicals PLC (“GSK”), Penn and us that the issue will be resolved through:  (1) a correction of inventorship to add certain GSK inventors, (2) where necessary and appropriate, an assignment of GSK’s possible rights under these patent rights to Penn, and (3) a sublicense from us to GSK of certain subject matter, which is not central to our business plan. To date, this arrangement has not been finalized and we cannot assure that this issue will ultimately be resolved in the manner described above.

Pursuant to our license with Penn, we have a four year option commencing June 17, 2005 to license from Penn any new future invention conceived by either Dr. Yvonne Paterson or by Dr. Fred Frankel in the vaccine area. We intend to expand our intellectual property base by exercising this option and gaining access to such future inventions. Further, our consulting agreement with Dr. Paterson provides, among other things, that, to the extent that Dr. Paterson’s consulting work results in new inventions, such inventions will be assigned to Penn, and we will have access to those inventions under license agreements to be negotiated.

Our approach to our intellectual property portfolio is to aggressively create significant offensive and defensive patent protection for every product and technology platform that we develop. We work closely with our patent counsel to maintain a coherent and aggressive strategic approach to building our patent portfolio with an emphasis in the field of cancer vaccines.

We have become aware of a public company, Cerus Corporation, which has issued a press release claiming to have a proprietary Listeria-based approach to a cancer vaccine. We believe that through our exclusive license with Penn of U.S. Patent Nos. 5,830,702, 6,051,237 and 6,565,852, we have the earliest known and dominant patent position for the use of recombinant Listeria monocytogenes expressing proteins or tumor antigens as a vaccine for the treatment of infectious diseases and tumors. Based on searches of publicly available databases, we do not believe that Cerus or The University of California Berkeley (which is where Cerus’ consulting scientist works) or any other third party owns any published Listeria patents or has any issued patent claims that might materially negatively affect our freedom to operate our business in the field of Listeria monocytogenes.

We had received written notice from the European Patent Office that Cerus has filed an opposition against European Patent Application Number 0790835 (EP 835 Patent) which was granted by the European Patent Office and which is assigned to The Trustees of the University of Pennsylvania and exclusively licensed to us. We are defending against Cerus’ allegations in the Opposition that the EP 835 Patent, which claims a vaccine for inducing a tumor specific antigen with a recombinant live Listeria, is deficient because of (i) insufficient disclosure in the specifications of the granted claims, (ii) the inclusion of additional subject matter in the granted claims, and (iii) a lack of inventive steps of the granted claims of the EP 835 Patent. We believe that Cerus’ allegations in the opposition have no basis and we  plan to vigorously defend the claims.

The opposition is in the early stages and, as yet, we are unable to evaluate the merits, if any, to the opposition proceeding. If the European Patent Office rules that the allegations are correct in whole or in part, and such ruling is upheld on appeal, our patent position in Europe may be eroded to the degree that the claims of the patent are narrowed or not allowed. The likely result of this decision will be increased competition for us in the European market for recombinant live Listeria based vaccines. Regardless of the outcome of the opposition proceeding, we believe that our freedom to operate in Europe, or any other territory, for its recombinant live Listeria based vaccine products will not be diminished.

For more information about Cerus Corporation and its claims with respect to listeria-based technology, you should visit their web site at www.cerus.com or view its publicly filed documents, www.sec.gov.

Trademarks

We have two trademark applications pending in the United States relating to the trademark of “Advaxis” and ten trademark applications pending relating to the trademark of “Lovaxin” in the United States and internationally. We work closely with our trademark counsel to build a brandname for ourself and potential products. Aventis, Inc. has filed trademark opposition proceedings in the United States Patent and Trademark Office against our trademark applications Serial Nos. 78/252527 and 78/252586 related to the trademark of “Advaxis”.  The opposition proceedings are in the early stages and it is impossible to assess the merits at this point. As a result of the opposition we may lose or may need to abandon the trademark “Advaxis”.

Governmental Regulation

The Drug Development Process

The FDA requires that pharmaceutical and certain other therapeutic products undergo significant clinical experimentation and clinical testing prior to their marketing or introduction to the general public. Clinical testing, known as clinical trials or clinical studies, is either conducted internally by pharmaceutical or biotechnology companies or is conducted on behalf of these companies by contract research organizations.

The process of conducting clinical studies is highly regulated by the FDA, as well as by other governmental and professional bodies. Below, we describe the principal framework in which clinical studies are conducted, as well as describe a number of the parties involved in these studies.

Protocols. Before commencing human clinical studies, the sponsor of a new drug must submit an investigational new drug application, or IND, to the FDA. The application contains what is known in the industry as a protocol. A protocol is the blueprint for each drug study. The protocol sets forth, among other things, the following:

•	who must be recruited as qualified participants;

•	how often to administer the drug;

•	what tests to perform on the participants; and

•	what dosage of the drug to give to the participants.

Institutional Review Board. An institutional review board is an independent committee of professionals and lay persons which reviews clinical research studies involving human beings and is required to adhere to guidelines issued by the FDA. The institutional review board does not report to the FDA, but its records are audited by the FDA. Its members are not appointed by the FDA. All clinical studies must be approved by an institutional review board. The institutional review board’s role is to protect the rights of the participants in the clinical studies. It approves the protocols to be used, the advertisements which the company or contract research organization conducting the study proposes to use to recruit participants, and the form of consent which the participants will be required to sign prior to their participation in the clinical studies.

Clinical Trials. Human clinical studies or testing of a potential product are generally done in three stages known as Phase I through Phase III testing. The names of the phases are derived from the regulations of the FDA. Generally, there are multiple studies conducted in each phase.

Phase I. Phase I studies involve testing a drug or product on a limited number of healthy participants, typically 24 to 100 people at a time. Phase I studies determine a drug’s basic safety and how the drug is absorbed by, and eliminated from, the body. This phase lasts an average of six months to a year.

Phase II. Phase II trials involve testing up to 200 participants at a time who may suffer from the targeted disease or condition. Phase II testing typically lasts an average of one to two years. In Phase II, the drug is tested to determine its safety and effectiveness for treating a specific illness or condition. Phase II testing also involves determining acceptable dosage levels of the drug. If Phase II studies show that a new drug has an acceptable range of safety risks and probable effectiveness, a company will continue to review the substance in Phase III studies.

Phase III. Phase III studies involve testing large numbers of participants, typically several hundred to several thousand persons. The purpose is to verify effectiveness and long-term safety on a large scale. These studies generally last two to three years. Phase III studies are conducted at multiple locations or sites. Like the other phases, Phase III requires the site to keep detailed records of data collected and procedures performed.

New Drug Approval. The results of the clinical trials are submitted to the FDA as part of a new drug application (“NDA”). Following the completion of Phase III studies, assuming the sponsor of a potential product in the United States believes it has sufficient information to support the safety and effectiveness of its product, it submits an NDA to the FDA requesting that the product be approved for marketing. The application is a comprehensive, multi-volume filing that includes the results of all clinical studies, information about the drug’s composition, and the sponsor’s plans for producing, packaging and labeling the product. The FDA’s review of an application can take a few months to many years, with the average review lasting 18 months. Once approved, drugs and other products may be marketed in the United States, subject to any conditions imposed by the FDA.

Phase IV. The FDA may require that the sponsor conduct additional clinical trials following new drug approval. The purpose of these trials, known as Phase IV studies, is to monitor long-term risks and benefits, study different dosage levels or evaluate safety and effectiveness. In recent years, the FDA has increased its reliance on these trials. Phase IV studies usually involve thousands of participants. Phase IV studies also may be initiated by the company sponsoring the new drug to gain broader market value for an approved drug. For example, large-scale trials may also be used to prove effectiveness and safety of new forms of drug delivery for approved drugs. Examples may be using an inhalation spray versus taking tablets or a sustained-release form of medication versus capsules taken multiple times per day.

The drug approval process is time-consuming, involves substantial expenditures of resources, and depends upon a number of factors, including the severity of the illness in question, the availability of alternative treatments, and the risks and benefits demonstrated in the clinical trials.

On November 21, 1997, then President Clinton signed into law the Food and Drug Administration Modernization Act. That act codified the FDA’s policy of granting "Fast Track" approval for cancer therapies and other therapies intended to treat serious or life threatening diseases and that demonstrate the potential to address unmet medical needs. The Fast Track program emphasizes close, early communications between FDA and the sponsor to improve the efficiency of preclinical and clinical development, and to reach agreement on the design of the major clinical efficacy studies that will be needed to support approval. Under the Fast Track program, a sponsor also has the option to submit and receive review of parts of the NDA or BLA on a rolling schedule approved by FDA, which expedites the review process.

The FDA’s Guidelines for Industry Fast Track Development Programs require that a clinical development program must continue to meet the criteria for Fast Track designation for an application to be reviewed under the Fast Track Program. Previously, the FDA approved cancer therapies primarily based on patient survival rates or data on improved quality of life. While the FDA could consider evidence of partial tumor shrinkage, which is often part of the data relied on for approval, such information alone was usually insufficient to warrant approval of a cancer therapy, except in limited situations. Under the FDA’s new policy, which became effective on February 19, 1998, Fast Track designation ordinarily allows a product to be considered for accelerated approval through the use of surrogate endpoints to demonstrate effectiveness. As a result of these provisions, the FDA has broadened authority to consider evidence of partial tumor shrinkage or other surrogate endpoints of clinical benefit for approval. This new policy is intended to facilitate the study of cancer therapies and shorten the total time for marketing approvals. Under accelerated approval, the manufacturer must continue with the clinical testing of the product after marketing approval to validate that the surrogate endpoint did predict meaningful clinical benefit. To the extent applicable we intend to take advantage of the Fast Track programs to obtain accelerated approval on our future products; however, it is too early to tell what effect, if any, these provisions may have on the approval of our product candidates.

The Orphan Drug Act provides incentives to develop and market drugs (“Orphan Drugs”) for rare disease conditions in the United States. A drug that receives Orphan Drug designation and is the first product to receive FDA marketing approval for its product claim is entitled to a seven-year exclusive marketing period in the United States for that product claim. A drug which is considered by the FDA to be different than such FDA-approved Orphan Drug is not barred from sale in the United States during such exclusive marketing period even if it receives approval for the same claim. We can provide no assurance that the Orphan Drug Act’s provisions will be the same at the time of the approval, if any, of our products.

Other Regulations

Various Federal and state laws, regulations, and recommendations relating to safe working conditions, laboratory practices, the experimental use of animals, and the purchase, storage, movements, import, export, use, and disposal of hazardous or potentially hazardous substances, including radioactive compounds and infectious disease agents, are used in connection with our research or applicable to our activities. They include, among others, the United States Atomic Energy Act, the Clean Air Act, the Clean Water Act, the Occupational Safety and Health Act, the National Environmental Policy Act, the Toxic Substances Control Act, and Resources Conservation and Recovery Act, national restrictions on technology transfer, import, export, and customs regulations, and other present and possible future local, state, or federal regulation. The extent of governmental regulation which might result from future legislation or administrative action cannot be accurately predicted.

Manufacturing

The FDA requires that any drug or formulation to be tested in humans be manufactured in accordance with its GMP regulations. This has been extended to include any drug which will be tested for safety in animals in support of human testing. The GMPs set certain minimum requirements for procedures, record-keeping, and the physical characteristics of the laboratories used in the production of these drugs.

We have entered into an agreement with Cobra Biomanufacturing PLC for the purpose of manufacturing our vaccines. Cobra has extensive experience in manufacturing gene therapy products for investigational studies. Cobra is a full service manufacturing organization that manufactures and supplies DNA-based therapeutics for the pharmaceutical and biotech industry. These services include the GMP manufacturing of DNA, recombinant protein, viruses, mammalian cells products and cell banking. Cobra’s manufacturing plan for us calls for several manufacturing stages, including process development, manufacturing of non-GMP material for toxicology studies and manufacturing of GMP material for the Phase I trial.

Competition

The biotechnology and biopharmaceutical industries are characterized by rapid technological developments and a high degree of competition. As a result, our actual or proposed products could become obsolete before we recoup any portion of our related research and development and commercialization expenses. The biotechnology and biopharmaceutical industries are highly competitive, and this competition comes from both from biotechnology firms and from major pharmaceutical and chemical companies, including Antigenics, Inc., Avi BioPharma, Inc., Bachria, Biomira, Inc., Corixa Corporation, Dendreon Corporation, Epimmune, Inc., Genzyme Corp., Progenics Pharmaceuticals, Inc., Vical Incorporated, CancerVax Corporation, Genitope Corporation and Xcyte Therapies, Inc., each of which is pursuing cancer vaccines. Many of these companies have substantially greater financial, marketing, and human resources than we do (including, in some cases, substantially greater experience in clinical testing, manufacturing, and marketing of pharmaceutical products). We also experience competition in the development of our products from universities and other research institutions and compete with others in acquiring technology from such universities and institutions. In addition, certain of our products may be subject to competition from products developed using other technologies, some of which have completed numerous clinical trials.

We expect that our products under development and in clinical trials will address major markets within the cancer sector. Our competition will be determined in part by the potential indications for which drugs are developed and ultimately approved by regulatory authorities. Additionally, the timing of market introduction of some of our potential products or of competitors’ products may be an important competitive factor. Accordingly, the relative speed with which we can develop products, complete pre-clinical testing, clinical trials and approval processes and supply commercial quantities to market are expected to be important competitive factors. We expect that competition among products approved for sale will be based on various factors, including product efficacy, safety, reliability, availability, price and patent position. See “Business - Research and Development Programs” and “Business - Competition”.

Please see “Description of Business - Patents and Licenses” for information as to Cerus Corporation’s press release claiming to have a proprietary Listeria-based approach to a cancer vaccine and its opposition to a patent as to which we hold an exclusive license. The opposition is in the early stages and, as yet, we are unable to evaluate the merits, if any, to the opposition proceeding. Regardless of the outcome of the opposition proceeding, we believe that our freedom to operate in Europe, or any other territory, for its recombinant live Listeria based vaccine products will not be diminished.

For more information about Cerus Corporation and its claims with respect to listeria-based technology, you should visit their web site at www.cerus.com or to view its publicly filed documents, www.sec.gov.

Scientific Advisory Board

We maintain a scientific advisory board consisting of internationally recognized scientists who advise us on scientific and technical aspects of our business. The scientific advisory board meets periodically to review specific projects and to assess the value of new technologies and developments to us. In addition, individual members of the scientific advisory board meet with us periodically to provide advice in particular areas of expertise. The scientific advisory board consists of the following members, information with respect to whom is set forth below: Yvonne Paterson, Ph.D.; Carl June, M.D.; Pramod Srivastava, Ph.D; and Bennett Lorber, M.D.

Dr. Yvonne Paterson. For a description of her background and our relationship with Dr. Paterson, please see “Business - Partnerships and Agreements”.

Carl June, M.D. Dr. June is currently Director of Translational Research at the Abramson Cancer Center at Penn, and is an Investigator of the Abramson Family Cancer Research Institute. He is a graduate of the Naval Academy in Annapolis, and Baylor College of Medicine in Houston. He had graduate training in immunology and malaria with Dr. Paul-Henri Lambert at the World Health Organization, Geneva, Switzerland from 1978 to 1979, and post-doctoral training in transplantation biology with Dr. E. Donnell Thomas at the Fred Hutchinson Cancer Research Center in Seattle from 1983 to 1986. He is board certified in Internal Medicine and Medical Oncology. Dr. June founded the Immune Cell Biology Program and was head of the Department of Immunology at the Naval Medical Research Institute from 1990 to 1995. Dr. June rose to Professor in the Departments of Medicine and Cell and Molecular Biology at the Uniformed Services University for the Health Sciences in Bethesda, Maryland before assuming his current positions as of February 1, 1999. Dr. June maintains a research laboratory that studies various mechanisms of lymphocyte activation that relate to immune tolerance and adoptive immunotherapy.

Pramod Srivastava, Ph.D. Dr. Srivastava is Professor of Immunology at the University of Connecticut School of Medicine, where he is also Director of the Center for Immunotherapy of Cancer and Infectious Diseases. He holds the Physicians Health Services Chair in Cancer Immunology at the University. Professor Srivastava is the Scientific Founder of Antigenics, Inc. He serves on the Scientific Advisory Council of the Cancer Research Institute, New York, and was a member of the Experimental Immunology Study Section of the National Institutes of Health of the U.S. Government (1994 to 1999). He serves presently on the Board of Directors of two privately held companies: Ikonisys (New Haven, Connecticut) and CambriaTech (Lugano, Switzerland). In 1997, he was inducted into the Roll of Honor of the International Union Against Cancer and was listed in Who’s Who in Science and Engineering. He is among the 20 founding members of the Academy of Cancer Immunology, New York. Dr. Srivastava obtained his bachelor’s degree in biology and chemistry and a master’s degree in botany (paleontology) from the University of Allahabad, India. He then studied yeast genetics at Osaka University, Japan. He completed his Ph.D. in biochemistry at the Center for Cellular and Molecular Biology, Hyderabad, India, where he began his work on tumor immunity, including identification of the first proteins that can mediate tumor rejection. He trained at Yale University and Sloan-Kettering Institute for Cancer Research. Dr. Srivastava has held faculty positions at the Mount Sinai School of Medicine and Fordham University in New York City.

Bennett Lorber, M.D. Dr. Lorber attended Swarthmore College where he studied zoology and art history. He graduated from the University of Pennsylvania School of Medicine and did his residency in internal medicine and fellowship in infectious diseases at Temple University, following which he joined the Temple faculty. At Temple he rose through the ranks to become Professor of Medicine and, in 1988, was named the first recipient of the Thomas Durant Chair in Medicine. He is also a Professor of Microbiology and Immunology and serves as the Chief of the Section of Infectious Diseases. He is a Fellow of the American College of Physicians, a Fellow of the Infectious Diseases Society of America, and a Fellow of the College of Physicians of Philadelphia where he serves as College Secretary and as a member of the Board of Trustees. Dr. Lorber’s major interest in infectious diseases is in human listeriosis, an area in which he is regarded as an international authority. He has also been interested in the impact of societal changes on infectious disease patterns as well the relationship between infectious agents and chronic illness, and he has authored papers exploring these associations. He has been repeatedly honored for his teaching; among his honors are 10 golden apples, the Temple University Great Teacher Award, the Clinical Practice Award from the Pennsylvania College of Internal Medicine, and the Bristol Award from the Infectious Diseases Society of America. On two occasions the graduating medical school class dedicated their yearbook to Dr. Lorber. In 1996 he was the recipient of an honorary Doctor of Science degree from Swarthmore College. Dr. Lorber is also a professional painter and an accomplished guitarist.

David B. Weiner, Ph.D. Dr. David Weiner received his B.S in Biology from the State University of New York and performed undergraduate research in the Department of Microbiology, Chaired by Dr. Arnie Levine, at Stony Brook University. He completed his MS. and Ph.D. in Developmental Biology/Immunology from the Children’s Hospital Research Foundation at the University of Cincinnati in 1986. He completed his Post Doctoral Fellowship in the Department of Pathology at the University of Pennsylvania in 1989, under the direction of Dr. Mark Greene. At that time he joined the Faculty at the Wistar Institute in Philadelphia. He was recruited back to the University of Pennsylvania in 1994. He is currently an Associate Professor with Tenure in the Department of Pathology, and he is the Associate Chair of the Gene Therapy and Vaccines Graduate Program at the University of Pennsylvania. Of relevance during his career he has worked extensively in the areas of molecular immunology, the development of vaccines and vaccine technology for infectious diseases and in the area of molecular oncology and immune therapy. His laboratory is considered one of the founders of the field of DNA vaccines as his group not only was the first to report on the use of this technology for vaccines against HIV, but was also the first group to advance DNA vaccine technology to clinical evaluation. In addition he has worked on the identification of novel approaches to inhibit HIV infection by targeting the accessory gene functions of the virus. Dr. Weiner has authored over 260 articles in peer reviewed journals and is the author of more than 28 awarded US patents as well as their international counterparts. He has served and still serves on many national and international review boards and panels including NIH Study section, WHO advisory panels, the NIBSC, Department of Veterans Affairs Scientific Review Panel, as well as the FDA Advisory panel - CEBR, and AACTG among others. He also serves or has served in an advisory capacity to several Biotechnology and Pharmaceutical Companies. Dr. Weiner has, through training of young people in his laboratory, advanced more than 35 undergraduate scientists to Medical School or Doctoral Programs and has trained 28 Post Doctoral Fellows and 7 Doctoral Candidates as well as served on 14 Doctoral Student Committees.

Employees

As of February 20, 2006, we have five full-time employees, including Mr. Roni Appel our Chief Executive Officer and Chief Financial Officer.

We anticipate significantly increasing our research and development and our general and administrative and business development staffs during the next two years.

Facilities

Our executive and research and development offices are located at Technology Center of New Jersey, 675 Route 1, Suite 119, North Brunswick, NJ 08902. They are occupied pursuant to a lease expiring May 31, 2007 and providing for a rent of $5,100 per month. We believe that our facility will be sufficient for our purposes for the foreseeable future. In the event that our facility should, for any reason, become unavailable, we believe that alternative facilities are available at competitive rates.

Litigation

There are no material legal proceedings threatened against us. In the ordinary course of our business we may become subject to litigation regarding our products or our compliance with applicable laws, rules, and regulations.

Aventis, Inc. has filed trademark opposition proceedings in the United States Patent and Trademark Office against our trademark applications Serial Nos. 78/252527 and 78/252586 related to the trademark of “Advaxis”.  The opposition proceedings are in the early stages and it is impossible to assess the merits at this point.  As a result of the opposition we may lose or may need to abandon the trademark “Advaxis”.

Please see “Description of Business - Patents and Licenses” for claims of Cerus Corporation with respect to one U.S. Patent held by Penn and licensed exclusively to us and to a patent application filed with the European Patent office for which we hold an exclusive license from Penn. We believe that Cerus’ allegations in opposition have no basis and we plan to vigorously defend the claims.

The opposition is in the early stages and, as yet, we are unable to evaluate the merits, if any, to the opposition proceeding. Regardless of the outcome of the opposition proceeding, we believe that our freedom to operate in Europe, or any other territory, for its recombinant live Listeria based vaccine products will not be diminished.

MANAGEMENT

Executive Officers, Directors, and Key Employees

The following are our executive officers and directors and their respective ages and positions as of January 15, 2006:

Name	Age	Position
J. Todd Derbin (1) (4)	53	Chairman of the Board of Directors
Roni A. Appel(1) (4)	39	President, Chief Executive Officer, Chief Financial Officer, Secretary and Director
Dr. James Patton(2)	48	Director
Dr. Thomas McKearn(3)	56	Director
Richard Berman (2) (3)	63	Director
Martin Wade	56	Director
(1)	Member of the Finance Committee
(2)	Member of the Audit Committee.
(3)	Member of the Compensation Committee.
(4)	Member of the Nominating and Corporate Governance Committee.

J. Todd Derbin. Since January 1, 2006 Mr. Derbin has served as Chairman of the Board of Directors. Prior thereto, he served as the President, Chief Executive Officer and a director of Advaxis since November 2002. From 1996 until June, 2001, Mr. Derbin was the founder and Chairman of the Board of Directors, President, and Chief Executive Officer of Micrus Corporation, a market leader in the design and development of highly differentiated and proprietary interventional neuroradiology devices and delivery systems. From 1992 until 1996, he served as Director of Corporate Business Development, Commercial Director - Cardiovascular and Director of Strategic Planning, Mergers & Share Exchanges with Biocompatibles International, plc, a UK biotechnology/biomedical Company. Prior to 1992, Mr. Derbin served as Chief Executive Officer of Syncare Corporation, developers of synthetic wound care products and drug delivery systems. His 20 year tenure in life sciences includes senior management, strategic and operational positions with CollaTec, Inc., a subsidiary of Marion Merrell Dow, and American Medical Products Corporation’s domestic and international divisions. He began his career at Procter & Gamble and American Hospital Supply Corporation (Baxter) where he held marketing positions. Mr. Derbin is an alumnus of Wilkes College and the Wharton School of the University of Pennsylvania.

Roni A. Appel. Mr. Appel has served as our President and Chief Executive Officer since January 1, 2006 and as a member of our Board of Directors and as our Secretary and Chief Financial Officer since November 2004. Since January 1999, Mr. Appel has been a partner and managing director in LV Equity Partners (fka LibertyView Equity Partners). From 1998 until 1999, he was a founder and the director of business development at Americana Financial Services, Inc. From 1994 to 1998. Mr. Appel, an attorney, completed his MBA at Columbia University.

Dr. James Patton. Dr. Patton served as Chairman of our Board of Directors from February 2002 until December 31, 2005 and Chief Executive Officer from February 2002 to November 2002. Since February 1999, he has served as the President of Comprehensive Oncology Care, LLC, which owns and operates a cancer treatment facility in Exton, Pennsylvania and as Vice President of Millennium Oncology Management, Inc., which provides technical services for oncology care to four sites. From February 1999 to September 2003, Dr. Patton served as a consultant to LibertyView Equity Partners SBIC, LP, a venture capital fund based in Jersey City, New Jersey (“LibertyView”). Dr. Patton served as a director of Pinpoint Data Corp from July 2000 to December 2002, as a director of Healthware Solutions from February 2000 to November 2000 and as a director of LifeStar Response from June 2000 to June 2003. He earned his B.S. from the University of Michigan, his Medical Doctorate from Medical College of Pennsylvania, and his M.B.A. from the University of Pennsylvania’s Wharton School. Dr. Patton was also a Robert Wood Johnson Foundation Clinical Scholar. He has published papers regarding scientific research in human genetics, diagnostic test performance and medical economic analysis.

Dr. Thomas McKearn. Dr. McKearn has served as a member of our Board of Directors since November 2004. Prior thereto he served as an Advaxis director since July 2002. He brings to Advaxis a 20 plus year experience in the translation of biotechnology science into innovative products that address unmet medical needs in oncology. First as one of the founders of Cytogen Corporation, then as an Executive Director of Strategic Science and Medicine at Bristol-Myers Squibb and now as the VP. Medical Affairs at GPC-Biotech, McKearn has always worked at bringing the most innovative scientific findings into the clinic and through the FDA regulatory process for the ultimate benefit of patients who need better ways to cope with their afflictions. Prior to entering the then-nascent biotechnology industry in 1981, McKearn did his medical, graduate and post-graduate training at the University of Chicago and served on the faculty of the Medical School at the University of Pennsylvania.

Richard Berman . Mr. Berman joined the Board on September 1, 2005. For the past five years, Mr. Berman has been Chairman and CEO of Internet Commerce Corporation, an internet supply chain company. He is also Chairman of a financial services company and Candidate Resources, Inc., a company which delivers human resources services over the web. He is a Director of seven public companies, Dyadic International, Inc., International Microcomputer Software, Inc., Internet Commerce Corporation, MediaBay, Inc., NexMed, Inc., GVI Security Solutions, Inc., and Financial Services Co.; the latter as chairman. Previously, Mr. Berman worked at Goldman Sachs; was Senior Vice President of Bankers Trust Company, where he started the M&A and Leverage Buyout Departments. He is a past Director of the Stern School of Business of NYU where he earned a B.S. and an M.B.A. He also has law degrees from Boston College and The Hague Academy of International Law.

Martin Wade. Mr. Wade was appointed to the Board on March 29, 2006. From August 2001 to present, Mr. Wade has served as Chief Executive Officer of International Microcomputer Software Inc., a software development and publishing firm. From May 2000 to present, Mr. Wade has also served Bengal Capital Partners, LLC, a merger and acquisition firm, as Chief Executive Officer. Mr. Wade currently serves as a member of the Board of Directors of the following publicly traded companies: International Microcomputer Software Inc. [OTC], Alliance One, Inc. [NYSE], Nexmed [OTC] and Command Security Corp. [OTC]. In addition to his position on the Board of Directors of Command Security Corp., Mr. Wade also serves as the Chairman of the Audit Committee. From April 2000 until December 2001, Mr. Wade served as Chief Executive Officer, Executive Vice President and as a member of the Board of Directors of Digital Creative Development Corporation, an acquisition and investment company. From June 1998 until April 2000, Mr. Wade served as Managing Director of Investment Banking for Prudential Securities, Inc., which is the securities subdivision of Prudential Insurance. Prior to joining Prudential Securities, Inc. in 1998, Mr. Wade served in progressive management roles with Bankers Trust Company, Lehman Brothers, CJ Lawrence, Morgan Grenfell, Price Waterhouse Company and Salomon Brothers over a 23 year period. Mr. Wade has been deeply involved in mergers and acquisitions, corporate finance and investment banking throughout his career. Mr. Wade received a Master of Business Administration in Finance from the University of Wyoming in 1975 and a Bachelor of Science in Business Administration from West Virginia University in 1971. From 1971 through 1975, Mr. Wade also served as a Captain in the United States Air Force.

As a result of the death in January 2006 of Mr. Scott Flamm, a Director since November 2004, a vacancy in the Board exists. The Board as of the date hereof has not made a determination whether to reduce the Board to five Directors or to fill the vacancy.

Dr. McKearn and Mr. Berman are independent directors as defined by the rules of the NASD, which define an independent director as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which, in the opinion of the company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Each director is elected for a period of one year at our annual meeting of stockholders and serves until the next such meeting and until his or her successor is duly elected and qualified. Subject to outstanding employment agreements, our officers are elected by, and serve at the discretion of, our Board of Directors. Our directors do not presently receive any compensation for their services as directors. The Board of Directors may also appoint additional directors up to the maximum number permitted under our by-laws. A director so chosen or appointed will hold office until the next annual meeting of stockholders.

Meetings and Committees of the Board of Directors

During the year ended October 31, 2005, our Board of Directors held three meetings and took action by written consent on three occasions. During the year ended December 31, 2004, our Board of Directors held three meetings and took action by written consent on seven occasions.

Audit Committee

Effective in November 2004, we established an audit committee of the Board of Directors which presently consists of Messrs. Berman and Patton.

The audit committee is responsible for the following:

•	reviewing the results of the audit engagement with the independent registered public accounting firm;

•	identifying irregularities in the management of our business in consultation with our independent accountants, and suggesting an appropriate course of action;

•	reviewing the adequacy, scope, and results of the internal accounting controls and procedures;

•	reviewing the degree of independence of the auditors, as well as the nature and scope of our relationship with our independent registered public accounting firm;

•	reviewing the auditors’ fees; and

•	recommending the engagement of auditors to the full Board of Directors.

Compensation Committee

Effective on November 2004, we established a compensation committee of the Board of Directors which now consists of Messrs. Berman and McKearn. The compensation committee determines the salaries and incentive compensation of our officers, reviews on behalf of the Board proposed agreements with executive officers, and is to provide recommendations for the salaries and incentive compensation of our other employees and consultants.

The compensation of our executive officers is to be determined by the compensation committee of our Board of Directors, subject to applicable employment agreements. We anticipate that our compensation programs will enable us to attract, motivate, reward and retain the management talent required to achieve corporate objectives and thereby increase stockholder value. It will be our policy to provide incentives to our senior management to achieve both short-term and long-term objectives and to reward exceptional performance and contributions to the development of our business. To attain these objectives, our executive compensation program includes a competitive base salary, cash incentive bonuses and stock-based compensation.

Stock options have been and will be granted to our senior executive officer and her employees by the Board of Directors or the compensation committee under the 2004 Stock Option Plan. We believe that stock options provide an incentive that focuses the optionee’s attention on managing us from the perspective of an owner with an equity stake in the business. Options are awarded with an exercise price equal to the market value of common stock on the date of grant, have a maximum term of ten years and generally become exercisable, in whole or in part, starting one year from the date of grant. Among our executive officers, the number of shares subject to options granted to each individual generally depends upon the level of that officer’s responsibility. The largest grants will be awarded to the most senior officers who, in our view, have the greatest potential impact on our profitability and growth. Previous grants of stock options are reviewed but are not considered the most important factor in determining the size of any executive’s stock option award in a particular year.

From time to time, the compensation committee may utilize the services of independent consultants to perform analyses and to make recommendations to the committee relative to executive compensation matters. No compensation consultant has so far been retained.

Relationship of Compensation to Performance and Compensation of our executive officers

The compensation committee will annually establish, subject to the approval of the Board of Directors, the salaries that will be paid to our executive officers during the coming year, subject to outstanding compensation agreements. In setting salaries, the compensation committee takes into account several factors, including competitive compensation data, the extent to which an individual may participate in the stock plans maintained by us, and qualitative factors bearing on an individual’s experience, responsibilities, management and leadership abilities and job performance.

Nominating and Corporate Governance Committee

Effective on November 2004, we established a nominating and corporate governance committee of our Board of Directors which now consists of Messrs. Derbin and Appel. The functions of the nominating and corporate governance include the following:

•	identifying and recommending to the Board of Directors individuals qualified to serve as directors of the Company and on the committees of the board;

•	advising the board with respect to matters of board composition, procedures and committees;

•	developing and recommending to the board a set of corporate governance principles applicable to us and overseeing corporate governance matters generally; and

•	overseeing the annual evaluation of the board and our management.

The nominating and corporate governance committee will be governed by a charter, which we intend to adopt.

Code of Ethics

We have adopted a code of ethics that applies to our officers, employees and directors, including our principal executive officers, principal financial officers and principal accounting officers. The code of ethics sets forth written standards that are designated to deter wrongdoing and to promote:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	Full, fair, accurate, timely and understandable disclosure in reports and documents that a we file with, or submit to, the SEC and in other public communications made by us;

•	Compliance with applicable governmental laws, rules and regulations;

•	The prompt internal reporting of violations of the code to an appropriate person or persons identified in our code of ethics; and

•	Accountability for adherence to our code of ethics.

A copy of our code of ethics has been filed with the SEC as an exhibit to our Form 8-K, dated November 12, 2004.

Officers

Each of our executive officers serves at the discretion of its Board of Directors and holds office until his or her successor is elected or until his or her earlier resignation or removal in accordance with our articles of incorporation and by-laws. In addition to Mr. Appel the other officers of the Company are:

Vafa Shahabi, Ph.D. Dr. Shahabi, effective March 1, 2005, has been Head of Director of Science. Her duties involve managing research and development projects specified by the Company.

Dr. John Rothman, Ph.D. Dr. Rothman has been engaged as Vice President of Clinical Development effective March 7, 2005.

Mr. Fredrick D. Cobb. Mr. Cobb joined us on February 20, 2006 as Vice President - Finance.

Compensation of Officers and Directors

Mr. Appel’s compensation as our Chief Executive Officer, President, Chief Financial Officer and Secretary is paid by LVEP Management, LLC (“LVEP”) pursuant to a consulting agreement with us. LVEP is controlled by the estate of Scott Flamm, a former director and a principal shareholder. LVEP employs Mr. Appel, a director and a principal shareholder of the Company and had employed Mr. Flamm. Pursuant to the consulting agreement, dated as of January 19, 2005, and amended on April 15, 2005, and further amended on October 31, 2005, LVEP is to provide various financial and strategic consulting services to us including the executive services of Mr. Appel.

Under the October 31, 2005 amendment the initial term of the consulting agreement was extended until December 31, 2007 and thereafter the term of the agreement is automatically extended for one year periods unless we notify LVEP at least 60 days prior to the end of term of our intent not to extend. In addition, the Consulting Agreement may be terminated by us for any reason upon 60 days prior notice or by Consultant upon 45 days prior notice. Upon such notice all compensation and bonuses payable under the Consulting Agreement shall continue until the later to occur of the end of the term or twelve (12) months from such termination. In consideration for providing the consulting services, under the consulting agreement as amended, LVEP receives compensation of $250,000 per year payable at the rate of $20,833.33 per month for the term of the agreement plus reimbursement of approved expenses in connection with providing the consulting services. LVEP has paid and intends to continue to pay all such compensation to Mr. Appel. The consultant received a bonus payment at the end of 2005 of $70,000. In subsequent years the bonus is to equal 40% of the base consulting compensation. At the election of the Company or of LVEP up to 100% of the bonus may be paid in our common stock. Additionally, LVEP is to receive additional options to purchase shares of our common stock which along with the options held by LVEP (including the existing 3%) would amount to 5% of the outstanding shares and options of the Company as of December 31, 2005. The incremental options are to vest monthly over four years commencing in April, 2005. LVEP has assigned such options to Mr. Appel.

The aggregate compensation paid to our directors and executive officers, including stock based compensation, for the year ended December 31, 2003, the ten months ended October 31, 2004 and the year ended October 31, 2005 was approximately $210,000, $235,000 and $669,250, respectively, including the payment made by LVEP to Mr. Appel. No amount was set aside or accrued to provide pension, severance, retirement, or similar benefits or expenses. However, business travel, relocation, professional and business association dues and expenses were reimbursed to office holders and other benefits commonly reimbursed or paid by similarly situated companies.

There were no interlocking relationships between us and other entities that might affect the determination of the compensation of its directors and executive officers except for the LVEP consulting agreement.

The following table sets forth the compensation of the Chief Executive Officer and each executive officer who earned during the year ended December 31, 2003, the ten months ended October 31, 2004 and the year ended October 31, 2005 in excess of $100,000 during that period:

		Annual Compensation					Long Term Compensation Awards
Name And Principal Position	Year (1)	Salary($)		Bonus($)		Other*	Securities Underlying Options
J. Todd Derbin	2005	$225,000		$45,000	(4)		684,473	(5)
President, Chief Executive Officer	2004	$125,000		$60,000	(4)		—
	2003	$150,000					1,172,727	(5)

Roni Appel	2005	$139,250	(2)	$35,000			1,114,344	(2)
Secretary, Chief Financial	2004	$50,000	(3)				35,218
Officer, and Director	2003	$60,000	(3)				42,262

Dr. John Rothman	2005	$141,667	(6)				360,000
Vice President –	2004	—
Clinical Development (6)

* None of the officers listed received prerequisites from us which exceeded more than $20,000 in the aggregate for the period for the individual.
(1) Information for 2004 reflects the ten month period ended October 31, 2004.
(2) Mr. Appel’s compensation in year 2005 was paid through our consulting agreement with LVEP Management, LLC. See “Compensation of Directors and Officers”. Mr Appel was granted 1,173,179 options on 12/31/2005, these options are not included in fiscal year 2005.
(3) Represents consulting fees of $60,000 in 2003 and fees of $50,000 in the 10 months ended October 31, 2004 paid to Carmel Ventures, Inc., of which he is a principal stockholder. He assigned $35,000 of such fees to Mr. Scott Flamm.
(4) Mr. Derbin’s stock option award was based in his employment contract. His 2003 bonus of $60,000 was paid in 2004 by the issuance of 307,377 shares of common stock of the Company on the basis of a price of $0.1952 per share and was two-third’s of the maximum amount of $90,000 he could have been awarded. The basis for this bonus was the successful conclusion of several matters of great importance to the Company including:
- extending the patent portfolio and moving it to the care of competent patent counsel;
- creating grant opportunities for the Company;
- scaling up manufacturing; and
- creating certain collaboration opportunities.
In determining Mr. Derbin’s bonus, the Board acted in part on a discretionary basis. His 2004 bonus of $45,000 was paid in 2005 by issuance of 156,794 shares of the company’s common stock based on $0.287 per share.
(5) Pursuant to an employment agreement, only 928,441 of the options granted in 2003 had vested, and only 427,796 of the options granted in 2005 had vested on termination of the agreement on December 31, 2005. The balance of the options were surrendered to us.
(6) Dr. Rotham entered our employ on March 7, 2005 and was paid a bonus of 80,000 shares of common stock in 2005 and granted a option of 150,000 in March 2006.

Option Grants In Recent Fiscal Years

The following table sets forth each grant of stock options during the year ended December 31, 2003, the 10 month period ended October 31, 2004 and the year ended October 31, 2005 to our current and former Chief Executive Officer and other officer named in the Summary Compensation Table under a predecessor stock option plan. Actual gains, if any, on stock option exercises are dependent on the future performance of our common stock, which will be affected in part by overall market conditions, and the option holders’ continued employment through the vesting period. Unless the market price of our common stock appreciates over the option term, no value will be realized from the option grants made to these executive officers. The potential realizable values shown in the table are calculated by assuming that the fair market value of our common stock on the date of grant increases by 5% and 10%, respectively, during each year of the option term based upon SEC regulations. They do not represent our estimate or projection of our common stock price

The outstanding stock options described above became options for our common stock upon the Share Exchange.

		Individual Grants
		Number Of Securities Underlying Options		Percent Of Total Options Granted To Employees In Fiscal	Exercise	Expiration	Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation For Option Term($)
Name	Year	Granted		Year)	Price	Date	5%	10%
J. Todd Derbin(1)	2005	427,796		13%	$0.29	2/1/2015	$78,034	$197,753
President, Chief Executive Officer, and Director	2004			—	—	—	—	—
	2003	928,441		86%	0.195	11/1/2012	$113,878	$288,587
Roni Appel	2005	1,114,344	(2)	34%	$0.29	3/31/2015	$201,165	$509,788
Secretary, Chief Executive Officer, and Director	2004	35,218		27%	$0.35	11/1/2012	$7,753	$19,648
	2003	42,262		4%	$0.35	11/1/2012	$9,304	$23,578
Dr. John Rothman	2005	360,000		11%	$0.29	3/1/2015	$64,988	$164,692

* None of the individuals received perquisites which exceeded the lesser of $50,000 or 10% of the officers compensation during the fiscal period.

(1)
Under the 2005 option plan, 684,473 options were granted to Mr. Derbin, of which 256,677 options were surrendered pursuant to a termination of employment agreement. Under the 2004 plan (which replaced the 2003 plan) 1,172,767 options were granted to Mr. Derbin of which 244,326 options were surrendered pursuant to a termination of employment agreement.

(2)
Reflects the grant to Mr. Appel equal to 3% of the outstanding shares of the company made in April 2005. Does not reflect a subsequent grant increasing the number of options to 5% of the shares and options of the Company which was made in the current fiscal year.

____________________

Aggregate Option Exercises In Last Fiscal Year And Fiscal Year-End Option Values

No options were exercised by an individual who was an officer or director during the year ended December 31, 2003, the 10 months ended October 31, 2004 and the 12 months ended October 31, 2005. The following table sets forth the value of unexercised options with respect to each of the executive officers and a former Chairman of the Board of Directors.

			Number Of Securities Underlying Unexercised Options At Fiscal Year-End(1)		Value Of Unexercised In-The-Money Options At Fiscal Year-End($)(2)
		Shares Acquired
Name	Year	On Exercise	Exercisable	Unexercisable	Exercisable	Unexercisable
J. Todd Derbin	2005	0	1,273,135	83.101	$47,033	$4,017
	2004	0	586,382	586,382	$53,947	$51,015
	2003	0	293,191	879,575	$26,974	$80,921
Dr. James Patton	2005	0	73,253	—	$—	$—
	2004	0	33,808	—	$—	$—
	2003	0	33,810	—	$—	$—
Roni Appel	2005	0	254,075	951,835	$—	$—
	2004	0	91,567	—	$—	$—
	2003	0	49,305	—	$—	$—
Dr. Vafa Shahabi	2005	0	0	150,000	$—	$—
Dr. John Rothman	2005	0	0	360,000	$—	$—

(1)
Certain of the options are immediately exercisable for all the option shares as of the date of grant but any shares purchased are subject to repurchase by us at the original exercise price paid per share if the optionee ceases service with us before vesting in such shares.

(2)
The price at end of fiscal year 2005 is based on a price per share of $0.25, the highest-bid price on October 31, 2005 quoted on the OTCBB. The price for previous years is based on the fair market value of our common stock at fiscal year end of $0.195 per share prior to November 11, 2004, and $0.287 per share post November 11, 2004, determined by the board to be equal to our Private Placement price per share less the exercise price payable for such shares.

2004 Stock Option Plan

Our Board of Directors and stockholders adopted in November 2004 the 2004 Stock Option Plan (“2004 Plan”). The 2004 Plan provides for the grant of options to purchase up to 2,381,525 shares of our common stock to employees, officers, directors, consultants and others who are eligible to receive options under either plan. Options may be either “incentive stock options” or non-qualified options under the Federal tax laws. Incentive stock options may be granted only to our employees, while non-qualified options may be issued to non-employee directors, consultants and others, as well as to our employees.

The Plan is administered by “disinterested members” of the Board of Directors or the compensation committee, who determine, among other things, the individuals who shall receive options, the time period during which the options may be partially or fully exercised, the number of shares of common stock issuable upon the exercise of each option and the option exercise price.

Subject to a number of exceptions, the exercise price per share of common stock subject to an incentive option may not be less than the fair market value per share of common stock on the date the option is granted. The per share exercise price of the common stock subject to a non-qualified option may be established by the Board of Directors, but shall not, however, be less than 85% of the fair market value per share of common stock on the date the option is granted. The aggregate fair market value of common stock for which any person may be granted incentive stock options which first become exercisable in any calendar year may not exceed $100,000 on the date of grant.

No stock option may be transferred by an optionee other than by will or the laws of descent and distribution, and, during the lifetime of an optionee, the option will be exercisable only by the optionee. In the event of termination of employment or engagement other than by death or disability, the optionee will have no more than three months after such termination during which the optionee shall be entitled to exercise the option, unless otherwise determined by the Board of Directors to the extent exercisable on the date of termination. Upon termination of employment or engagement of an optionee by reason of death or permanent and total disability, the optionee’s options remain exercisable for one year to the extent the options were exercisable on the date of such termination. No similar limitation applies to non-qualified options.

Options may not be granted under the Plan after ten years from the effective date of the Plan which is November 12, 2004. Subject to a number of exceptions, holders of incentive stock options granted under the Plan cannot exercise these options more than ten years from the date of grant. Options granted under the Plan generally provide for the payment of the exercise price in cash and may provide for the payment of the exercise price by delivery to us of shares of common stock already owned by the optionee having a fair market value equal to the exercise price of the options being exercised, or by a combination of these methods. Therefore, if it is provided in an optionee’s options, the optionee may be able to tender shares of common stock to purchase additional shares of common stock and may theoretically exercise all of his stock options with no cash investment.

Any unexercised options that expire or that terminate upon an employee’s ceasing to be employed by us become available again for issuance under the Plan.

2005 Stock Option Plan

In June 2005, our Board of Directors adopted the 2005 Stock Option Plan (“2005 Plan”). The 2005 Plan needs to be approved and adopted by our shareholders at our next shareholder meeting or as provided in our bylaws.

The 2005 Plan provides for the grant of options to purchase up to 5,600,000 shares of our common stock to employees, officers, directors and consultants. Options may be either “incentive stock options” or non-qualified options under the Federal tax laws. Incentive stock options may be granted only to our employees, while non-qualified options may be issued to non-employee directors, consultants and others, as well as to our employees.

The discussion above of the terms of the 2004 Plan (see “2004 Stock Option Plan”) also applies to the 2005 Plan except that the effective date of the 2005 Plan is June 1, 2005.

Employment Agreements

We have agreements with Mr. Derbin, Dr. Shahabit, Dr. John Rothman and Mr. Cobb with respect to their services.

J. Todd Derbin. Mr. Derbin’s employment agreement as President and Chief Executive Officer was terminated effective December 31, 2005. On October 31, 2005 we entered into a Termination of Employment Agreement effective December 31, 2005 pursuant to which Mr. Derbin’s resigned effective December 31, 2005 and Mr. Derbin’s salary was paid until the end of 2005 at the rate of $225,000 per annum plus a bonus for 2005 equal to $5,000 in shares of common stock of the Company (17,422 shares priced at $0.287 per share). Following his resignation, Mr. Derbin is to serve as a consultant to the Company for a fee of $6,250 per month for 6 months ending June 30, 2006. He will continue to serve as Chairman and a member of the Board of Directors until at least September 30, 2006.

Vafa Shahabit, Ph.D. Dr. Shahabit has been Head Director of Science effective March 1, 2005, terminable on 30 days. Her duties are to work on and/or manage research and development projects specified by the Company at a compensation of $100,000 per annum with a potential bonus of $20,000. Dr. Shahabit is also to be granted 150,000 options.

Dr. John Rothman, Ph.D. Dr. Rothman has been effective March 7, 2005 Vice President of Clinical Development for a term of one year ending February 28, 2006 but terminable on 30 days notice. His compensation is $170,000 per annum, to increase to $180,000 upon the closing of a $15 million equity financing. He will be entitled to a bonus of up to $45,000 based upon his meeting incentives to be set by the Company. In addition, Dr. Rothman is to be granted 360,000 stock options.

Mr. Frederick D. Cobb. Mr. Cobb entered our employ on February 20, 2006 as Vice President - Finance. He had been Principal Financial Officer and Corporate Controller for Metaphore Pharmaceuticals Inc., from June 2004 to December 2005 and for Emisphere Technologies, Inc. from August 2000 until May 2004. Mr. Cobb’s employment agreement provides for annual compensation of $140,000 plus a bonus of up to $28,000 based on achieving personal and company milestones. Upon approval of our 2005 Stock Option Plan by stockholders he is to receive a 150,000-share option under the Plan with a four-year vesting period. Under the agreement we may for any reason terminate his employment upon 30 days notice.

Please see “Compensation of Our Officers and Directors” for information as to the agreement with LVEP which related to Mr. Appel.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who own more than ten percent of a registered class of our equity securities (collectively, “Reporting Persons”) to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and our other equity securities. Reporting Persons are required by SEC regulation to furnish us with copies of all Section 16(a) forms that they file. To our knowledge, based solely on a review of the copies of such reports furnished to us, we believe that during calendar years ended December 31, 2005 and December 31, 2004, all of the Reporting Persons complied with all applicable filing requirements, except for (i) the former officers and directors prior to November 12, 2004 who, to our knowledge, never filed Form 3s with the SEC, (ii) Mr. Appel and the late Mr. Flamm who have not filed Form 4s with the SEC to reflect new option issuances, (iii) The Trustees of the University of Pennsylvania who were late in filing their Form 3 with the SEC and (iv) Harvest Advaxis LLC who has not filed a Form 3 with the SEC.

PRINCIPAL AND MANAGEMENT STOCKHOLDERS

The following table sets forth,

•	each person who is known by us to be the owner of record or beneficial owner of more than 5% of our outstanding common stock;

•	each of our directors and each of our executive officers;

•	all of our directors and executive officers as a group; and

•	the number of shares of common stock beneficially owned by each such person and such group and the percentage of the outstanding shares owned by each such person and such group.

As used in the table below and elsewhere in this prospectus, the term beneficial ownership with respect to a security consists of sole or shared voting power, including the power to vote or direct the vote and/or sole or shared investment power, including the power to dispose or direct the disposition, with respect to the security through any contract, arrangement, understanding, relationship, or otherwise, including a right to acquire such power(s) during the 60 days following the date in the Table (the “60 Day Period”). Except as otherwise indicated, the stockholders listed in the table have sole voting and investment powers with respect to the shares indicated.

Except as otherwise noted below, the address of each of the persons in the table is 675 Route 1, Suite 117, North Brunswick, NJ 08902.

Name and Address of Beneficial Owner	Number of Shares of Registrant Common Stock Beneficially Owned as of March 31, 2006		Percentage of Class Beneficially Owned
J. Todd Derbin(1)(2)	2,195,034	(3)	5.47%
Roni Appel(1)(2)	5,372,160	(4)	13.16%
Richard Berman(1)	440,000	(6)	1.13%
Dr. James Patton(1)	2,930,379	(7)	7.60%
Dr. Thomas McKearn(1)	524,876	(8)	1.35%
Martin Wade(1)	150,000		0.39%
Dr. John Rothman(2)	590,000		1.52%
Dr. Vafa Shahabi(2)	230,000		0.60%
Frederick Cobb(2)	150,000		0.39%
Scott Flamm(1)	2,914,989	(5)	7.53%
The Trustees of the University of Pennsylvania Center for Technology Transfer, University of Pennsylvania 3160 Chestnut Street, Suite 200 Philadelphia, PA 19104-6283	6,339,282		16.50%
Sunrise Equity Partners, LP 641 Lexington Ave-25fl New York, NY 10022	1,835,491	(9)	4.78%
Level Counter, LLC c/o Sunrise Securities Corp. 641 Lexington Ave-25fl New York, NY 10022	1,835,491	(10)	4.78%
Marilyn Adler c/o Sunrise Securities Corp. 641 Lexington Ave-25fl New York, NY 10022	1,835,491	(11)	4.78%
Nathan Low c/o Sunrise Securities Corp. 641 Lexington Ave-25fl New York, NY 10022	3,343,019	(12)	8.70%
Amnon Mandelbaum c/o Sunrise Securities Corp. 641 Lexington Ave-25fl New York, NY 10022	2,929,511	(13)	7.62%
Emigrant Capital Corp. 6 East 43 Street, 8th Fl. New York, NY 10017	1,838,783	(14)	4.79%
Harvest Advaxis LLC 30052 Aventura, Suite C Rancho Santa Margarita, CA 92688	—	(15)	—
Cornell Capital Partners LP 101 Hudson Street, Suite 3700 Jersey City, New Jersey 07302		(16)	(16)
All Directors and Officers as a Group (9 people)	12,582,450		28.36%

* Based on 38,423,007 shares of common stock outstanding as of March 31, 2006.
(1)	Director, Mr. Flamm had been a Director until his death in January 2006
(2)	Officer
(3)	Reflects 469,982 shares, 1,356,236 options and 368,815 warrants to purchase shares.
(4)
Represents 2,620,760 shares, 14,449 warrants and 2,231,943 options owned by Mr. Appel and 355,528 shares and 149,480 options and warrants beneficially owned by Carmel Ventures, Inc. of which Mr. Appel is a controlling person; but does not include 58,580 warrants and 55,580 options owned by Mr. Appel and 355,528 warrants held by Carmel Ventures, Inc., because such warrants and options are not under the current circumstances, exercisable within the 60 Day Period.

(5)
Reflects 125,772 shares and 91,567 options and 31,184 warrants owned by the estate and 2,621,325 shares and 45,141 warrants beneficially owned by Flamm Family Partners LP, of which the estate is a partner, but does not reflect 125,772 warrants because such warrants are not under the current circumstances, exercisable within the 60 Day Period.

(6)	Reflects 40,000 shares and options to purchase 400,000shares.
(7)	Reflects 2,820,576 shares, 73,253 options and 36,551 warrants but does not reflect 147,716 warrants because such warrants are not under the current circumstances, exercisable within the 60 Day Period.
(8)	Reflects 179,290 shares and 345,586 options and warrants.
(9)
Reflects 1,742,160 shares and 93,331 warrants held by Sunrise Equity Partners, LP ("SEP"), but does not include 1,648,829 warrants held by SEP because such warrants are not exercisable within the 60 Day Period.  The General Partner of SEP is Level Counter, LLC (“LC”), the managers of which are Nathan Low, Marilyn Adler and Amnon Mandelbaum (the "Managers").  Decisions regarding voting and disposition require the unanimous vote of all three managers.  It also does not include:  (a) 34,843 shares issuable as a penalty; (b) 1,124,253 shares and 761,971 warrants directly owned by Nathan Low; (c) 1,094,020 shares and 672,538 warrants directly owned by Mr. Mandelbaum, and (d) shares held by limited partners of SEP or LC who may have a direct or indirect pecuniary interest, but have no authority to vote or dispose of the shares of common stock held by SEP.

(10)
Reflects 1,742,160 shares and 93,331 warrants held by SEP, but does not include 34,843 shares issuable to SEP as a penalty and 1,648,829 warrants held by SEP because such warrants are not, under current circumstances, exercisable within the 60 Day Period. LC is the general partner of SEP and as such, is deemed to have beneficial ownership of the securities held by SEP. However, LC disclaims beneficial interest in the shares and warrants except to the extent of its pecuniary interest therein.

(11)
Reflects 1,742,160 shares held by SEP and 93,331 warrants held by LC but does not include 1,648,829 warrants held by SEP because such warrants are not exercisable under current circumstances within the 60 Day Period. Does not reflect the 34,843 shares issuable to SEP as a penalty. Ms. Adler is a manager of LC, the general partner of SEP, and as such, is deemed to have beneficial ownership of the securities held by SEP. However, Ms. Adler disclaims beneficial interest in such shares except to the extent of her pecuniary interest therein.

(12)
Reflects 1,124,253 shares owned by Mr. Low, 1,742,160 shares and 93,331 warrants held by SEP, but does not include 761,971 warrants held by Mr. Low and 1,648,829 warrants held by SEP because such warrants are not, under current circumstances, exercisable within the 60 Day Period. Also does not reflect the 37,725 shares issuable to Mr. Low as a penalty and 34,843 shares issuable to SEP as a penalty. Mr. Low is a manager of LC, the general partner of SEP, and as such, is deemed to have beneficial ownership of the securities held by SEP. However, Mr. Low disclaims beneficial interest in such shares except to the extent of his pecuniary interest therein. Also includes 383,275 shares held by Sunrise Securities Corp., of which Mr. Low is sole stockholder and director, but does not include 672,539 warrants owned by Mr. Mandelbaum and 348,432 warrants held by Sunrise Securities Corp., because such warrants are not, under current circumstances, exercisable within the 60 Day Period nor does it reflect 14,634 shares issuable to Sunrise Securities Corp. as a penalty. Mr. Low’s beneficial ownership does not also include shares held by Sunrise Foundation Trust, a charitable trust of which Mr. Low is a trustee. Mr. Low disclaims beneficial ownership of shares held by Sunrise Foundation Trust.

(13)
Reflects 1,094,020 shares owned by Mr. Mandelbaum and 1,742,160 shares and 93,331 warrants held by SEP, but does not include 1,648,829 warrants held by SEP because such warrants are not, under the current circumstances, exercisable within the 60 Day Period and the 34,843 shares issuable to SEP as a penalty. Mr. Mandelbaum is a manager of LC, the general partner of SEP, and as such, is deemed to have beneficial ownership of the securities held by SEP. However, Mr. Mandelbaum disclaims beneficial interest in such shares except to the extent of his pecuniary interest therein.

(14)
Reflects 1,742,160 shares and 96,623 warrants, but does not include 1,645,537 warrants because such warrants are not, under current circumstances, exercisable within the 60 Day Period nor does it reflect 34,843 shares issuable to Emigrant as a penalty. Mr. Howard Milstein is the Chairman and CEO and Mr. John Hart is the President of Emigrant.

(15)	Does not reflect 3,832,753 warrants because such warrants are not currently exercisable within the 60 Day Period. Mr. Robert Harvey is the manager of Harvest Advaxis LLC.
(16)
Cornell Capital Partners LP (“Cornell”) acquired in February 2006, $3,000,000 principal amount of the Debentures along with 4,500,000 warrants. Cornell does not beneficially own any shares except through its ownership of the Debentures and warrants. The Debentures are convertible into 10,452,960 shares (assuming conversion at the Fixed Conversion Price of $0.287 per share or a larger number if converted at the “Market Conversion Price”). Cornell has agreed that it will not exercise its conversion and warrant exercise rights to the extent it would result in Cornell and its affiliates owning in the aggregate more than 4.9% of the outstanding voting shares.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our policy is to enter into transactions with related parties on terms that, on the whole, are no more favorable, or no less favorable, than those available from unaffiliated third parties. Based on our experience in the business sectors in which we operate and the terms of our transactions with unaffiliated third parties, we believe that all of the transactions described below met this policy standard at the time they occurred.

Consulting Agreement with Carmel Ventures, Inc.

Carmel Ventures, Inc. (“Carmel”) is owned by Roni Appel, our Chief Executive Officer, President and Chief Financial Officer, director and a principal shareholder. Pursuant to a consulting agreement, dated as of November 1, 2002, Carmel provided various consulting services to us principally in management, business development and recruiting strategies and earned consulting fees of $5,000 per month from November 1, 2002 through December 31, 2005 which fees have accrued but not been paid. As of December 31, 2005, the accrued fees amounted to $130,000 of which 30,000 was paid in cash. Carmel had assigned $35,000 of such fees to Mr. Scott Flamm, then a director, and principal stockholder. Carmel and Mr. Flamm converted $65,000 and 35,000, respectively, of the fees into shares of common stock and warrants to purchase shares. In addition, we granted Carmel a bonus of $35,000 which was converted into units in the November 2004 Private Placement and we granted Carmel options to purchase at a price of $0.35 per share shares of our common stock at the rate of 7,044 options per month since November 11, 2002 through December 31, 2004, or 183,134 total options. Carmel assigned 91,567 of these options to Mr. Flamm. The contract with Carmel was terminated as of December 31, 2004.

Consulting Agreement with LVEP Management, LLC

Please see “Compensation of Officers and Directors” above for terms of our consulting agreement, dated as of January 19, 2005, and amended on April 15, 2005, and further amended on October 31, 2005, with LVEP to provide various financial and strategic consulting services to us. LVEP is controlled by the estate of Scott Flamm, a former director and principal shareholder. LVEP employed Mr. Flamm and employs Mr. Roni Appel, our Chief Executive Officer, President and Chief Financial Officer, and a director and a principal shareholder of the Company.

Sentinel Consulting, Inc.

Sentinel Consulting Inc., owned by Robert Harvey, a former observer to our Board and the manager of Harvest Advaxis LLC, one of our principal stockholders, provided financial consulting, scientific validation and business strategy advice to us for the period from September 5, 2004 until August 2005. We paid Sentinel $33,000 for services performed and issued to it 287,451 shares of our common stock, and will issue it a 5-year warrant to purchase 191,638 shares of our common stock at an exercise price of an $0.40 per share, a retainer of $5,000, and a video preparation fee of $10,000 and to reimburse it for expenses of $6,000 in connection with the preparation of a scientific review.

FEBRUARY 2006 PRIVATE PLACEMENT

Pursuant to a Securities Purchase Agreement dated February 2, 2006, Cornell Capital Partners, LP agreed to acquire $3,000,000 principal amount of our Secured Convertible Debentures due February 1, 2009 (the “Debentures”) at face amount, along with five year Warrants to purchase 4,200,000 shares of common stock at $0.287 per share and five year B Warrants to purchase 300,000 shares of common stock at $0.3444 per share.

The Debentures are convertible at a price equal to the lesser of (i) $0.287 per share (“Fixed Conversion Price”) or (ii) 95% of the lowest volume weighted average price of the common stock on the market on which the shares are listed or traded during the 30 trading days immediately preceding the date of conversion (“Market Conversion Price”). Interest is payable at maturity at the rate of 6% per annum in cash or shares of common stock valued at the conversion price then in effect.

Cornell has agreed that (i) it will not convert the Debentures or exercise the Warrants if the effect of such conversion or exercise would result in it and its affiliates holding in the aggregate more than 4.9% of our outstanding shares of common stock, (ii) neither it nor its affiliates will maintain a short position or effect short sales of the common stock while the Debenture is outstanding, and (iii) no more than $300,000 principal amount of the Debentures may be converted at the Market Conversion Price during a calendar month.

We may call the Debentures for redemption at the Redemption Price at any time or from time to time but not more than $500,000 principal amount may be called during any 30 consecutive day period. The Redemption Price will be 120% of the principal redeemed plus accrued interest. We also granted the holder an 18-month right of first refusal assuming the Debentures are still outstanding with respect to our issuance or sale of shares of capital stock, options, warrants or other convertible securities. We also agreed to register at our expense under the Securities Act of 1933, as amended (the “Act”) the shares of common stock offered for resale the shares acquired upon conversion of the Debentures and exercise of the Warrants and B Warrants.

We granted the holder a first security interest on our assets as security for payment of our obligations to Cornell. We also agreed that in the event due to no fault of the holder of the Debentures the registration statement of which this prospectus is a part has not been filed under the Act by March 9, 2005 or declared effective by the Securities Exchange Commission by June 2, 2006 or, if declared effective, sales of the registered shares cannot be made as a result of failure to provide material information or to keep the registration statement current, we will pay to the holders in cash or shares of common stock liquidated damages equal to 2% of the principal amount then outstanding plus accrued interest for each 30-day period thereafter but not to exceed an aggregate of $600,000.

We have also agreed that as long as there is outstanding at least $500,000 principal amount of Debentures, we would not, without the consent of the Debentureholder, issue or sell any securities at a price, or warrants, options or convertible securities with an exercise or conversion price, less than the bid price, as defined, immediately prior to the issuance; grant a further security interest in our assets or file a registration statement on Form S-8.

In the event of a Debenture default, at the holder’s election, the Debenture shall become immediately due and payable in cash or, at the holder’s option, in shares of common stock or may be converted into shares of common stock. Events of default include failure to pay principal when due or interest within five days following due date; failure to cure breaches or defaults of covenants, agreements or warrants within 10 days following written notice of such breach or default; the entry into a change of control transaction meaning (A) the acquisition of effective control of more than 50% of the outstanding voting securities by an individual or group (not including the holder or its affiliates), or (B) the replacement of more than one-half of our directors if not approved by a majority of directors as of February 2, 2006 or by directors appointed by such directors or (C) our entry into an agreement to effect any of the foregoing; bankruptcy or insolvency acts; breach or default which results in acceleration of the maturity of other debentures, mortgages or credit facilities, indebtedness or factor agreements involving outstanding principal of at least $100,000; breach of the holder’s Registration Rights Agreement as to the scheduled filing, or effectiveness, and maintaining effectiveness of the registration statement which results in an inability to sell shares by the holder for a designated period; failure to maintain the eligibility of the common stock to trade or the Over-the-Counter Bulletin Board, and failure to make delivery within five trading days of certificates for shares to be issued upon conversion for four trading days after the conversion or the date we publicly announce an intention not to comply with requests for conversion in accordance with the Debenture terms.

We paid Yorkville Advisors, LLC in connection with the sale, a fee of $240,000 (8% of the principal amount) and structuring and due diligence fees of $15,000 and $5,000, respectively.

The net proceeds of $2,740,000 prior to deducting legal and accounting fees and other expenses, will be used for working capital including Phase I and initiation of Phase II testing of our Lovaxin C, first Listeria cancer immunotherapy in cervical cancer patients, and acceleration of preclinical testing for several pipeline vaccines including Lovaxin B and Lovaxin S for breast and ovarian cancer, respectively.

The sale and issuance of the Debentures and warrants were exempt from registration by virtue of Section 4(2) of the Act.

The 6% per annum interest due at maturity will be charged to expense over the three-year term of the Debentures. The investment-banking fee paid to Yorkville Advisors in connection with the Debentures in the amount of $240,000 will be charged, in view of its relationship with Cornell, as additional interest expense over the three-year term of the Debentures. The remaining transaction fees of $20,000 will be capitalized.

In accounting for the convertible debentures and the warrants and all outstanding warrants, the Company considered the guidance contained in ETIF 00-19, “Accounting for Derivative Financial Instruments Indexed To, and Potentially Settled In, a Company’s Own Common Stock,” and SFAS 133 “Accounting for Derivative Instruments and Hedging Activities.” In accordance with the guidance provided in ETIF 00-19, the Company determined that the conversion feature of the Debentures represents an embedded derivative since the debenture is convertible into a variable number of shares upon conversion formula and the conversion clause allowing cash or shares of common stock in payment to the debenture holders. Accordingly, the convertible debentures are not considered to be “conventional” convertible debt under ETIF 00-19 and thus the embedded conversion feature must be bifurcated from the debt host and accounted for as a derivative liability.

The Company anticipates calculating the fair value of the embedded conversion of the Company’s above mentioned warrants in addition to all outstanding warrants to be recorded as a warrant liability at the end of the second quarter April 30, 2006. It is anticipated that the Statement of Operations for the Company’s second quarter a significant non-cash expense in the establishment of liabilities related to the warrants and embedded conversion feature will be recorded, The fair value of the warrants will be calculated using the Black-Scholes valuation model based on the market price of common stock on the date of grant, exercise price of warrants of each outstanding warrant, risk-free interest rate, expected volatility of and expected life. The Company is required to re-measure the fair value of the warrants and the conversion feature at each reporting period until the potential issuance upon exercise of all warrants does not exceed the authorized shares of the Company. Accordingly, the Company will measure the fair value of the warrants at July 31, 2006 using the Black-Scholes valuation model based on the current assumptions at that point in time. This calculation may result in a fair market value different than the April period. The increase or decrease in the fair market value of the warrants from April 30, 2006 may result in non-cash other income or of loss or income and corresponding change in warrant liability.

Upon the full satisfaction of the Debentures (whether through its repayment or conversion to equity), the fair value of the warrants on that date will be reclassified to equity.

SELLING STOCKHOLDERS

This prospectus relates to the resale from time to time of the following shares of common stock by Selling Stockholders:

•	37,099,457 shares of our common stock that were issued to Selling Stockholders pursuant to transactions exempt from registration under the Securities Act of 1933 (the “Act”);

•
12,334,495 shares of common stock underlying our Secured Convertible Debenture issued to a Selling Stockholder pursuant to a transaction exempt from registration under the Act. Up to 31,007,018 additional shares may be offered by the Selling Stockholder if the Debentures are converted in whole or in part at a price lower than the Fixed Conversion Price of $0.287 per share (see “February 2006 Private Placement”); and

•
24,130,588 shares of common stock underlying warrants that were issued to Selling Stockholders pursuant to transactions exempt from registration under the Act, including 4,500,000 warrants issued in the private placement of our Debentures.

The following tables set forth certain information regarding the beneficial ownership of our common stock as to the Selling Stockholders and the shares offered by them in this prospectus. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a Selling Stockholder and the percentage of ownership of that Selling Stockholder, shares of common stock underlying shares of our Secured Convertible Debentures and options or warrants held by that Selling Stockholder that are convertible or exercisable, as the case may be, within 60 days of the commencement of this offering are included. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other Selling Stockholder. Each Selling Stockholder’s percentage of ownership in the following tables is based upon 38,167,028 shares of our common stock outstanding on January 31, 2006.

Except as described below, none of the Selling Stockholders within the past three years has had any material relationship with us or any of our affiliates:

•
J. Todd Derbin has served as our Chief Executive Officer until December 31, 2005 and a director since November 12, 2004; our Chairman of the Board of Directors as of January 1, 2006. He will serve as a consultant.

•
Roni Appel has served as President and Chief Executive Officer since January 1, 2006 and as our Chief Financial Officer and a director since November 12, 2004; Carmel Ventures, Inc., of which Mr. Appel is the principal stockholder has provided consulting services to us; LVEP by which Mr. Appel is employed, is providing consulting services to us and pays his compensation as our officer;

•
Scott Flamm, who died in January 2006, had served as a director of the Company since November 12, 2004 and of LVEP, of which he was a principal stockholder and an employee, and which provides consulting services to us and was a general partner of Flamm Family Partners, L.P.

•	Thomas McKearn has served as a director since November 12, 2004;

•	Dr. James Patton has served as a director since November 12, 2004 and has served as a consultant to us in the past;

•	Dr. Yvonne Patton has served as a consultant;

•	The Trustees of the University of Pennsylvania own the patents which we have an exclusive license;

•
Sunrise Securities Corp. acted as placement agent in the November 2004 Private Placement. Nathan Low, Amnon Mandelbaum, Marcia Kucher, Derek Caldwell, Richard Stone and David Goodfriend are all affiliated with or employed by Sunrise Securities Corp., the placement agent in the Private Placement. Sunrise Equity Partners, LP and Sunrise Foundation Trust are also affiliates of Sunrise Securities Corp.;

•	Dr. David Filer is a consultant for us and provided consulting services to the Sunrise Securities Corp; and

•	Reitler Brown Holdings, LLC is an affiliate of Reitler Brown & Rosenblatt LLC, counsel to the Company.

The term “Selling Stockholders” also includes any transferees, pledges, donees, or other successors in interest to the Selling Stockholders named in the table below. To our knowledge, subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares of common stock set forth opposite such person’s name.

The Selling Stockholders named below are selling the securities. The table assumes that all of the securities will be sold in this offering. However, any or all of the securities listed below may be retained by any of the Selling Stockholders, and therefore, no accurate forecast can be made as to the number of securities that will be held by the Selling Stockholders upon termination of this offering. These Selling Stockholders acquired their shares by purchase exempt from registration under section 4(2) of the Securities Act of 1933 or Regulation D under the Securities Act of 1933. The Selling Stockholders acquired their shares in the ordinary course of business. We believe that the Selling Stockholders listed in the table have sole voting and investment powers with respect to the securities indicated. We will not receive any proceeds from the sale of the securities by the Selling Stockholders. No Selling Stockholders are broker-dealers or affiliates or employees of broker-dealers other than Sunrise Securities Corp., David Goodfriend, Amnon Mandelbaum, Marcia Kucher, Derek Caldwell, Richard Stone Nathan Low, Sunrise Equity Partners LP and Sunrise Foundation Trust. The securities included in this list include securities which would otherwise become soleable from time to time pursuant to Rule 144 as currently in effect.

Name	Total Shares Owned Before Offering	Shares Registered	% Before Offering	% After Offering
Adele Pfenninger 12 Spring Brook Road Annandale, NJ 08801	79,600 (1)	70,790 (1)	0.21%	0.02%
AI International Corporate (a) Holdings, Ltd. c/o FCIM Corp. 1 Rockefeller Plaza, Suite 1730 New York, NY 10020	175,958 (2)	174,216 (2)	0. 46%	**
Alan Gelband Company (b) Defined Contribution Pension Plan and Trust 30 Lincoln Plaza New York, NY 10023	351,916 (3)	348,432 (3)	0.92%	**

Name	Total Shares Owned Before Offering	Shares Registered	% Before Offering	% After Offering
Alan Kestenbaum 18 Clover Drive Great Neck, NY 11021	351,916 (3)	348,432 (3)	0.92%	**
Beretz Family Partners LP (c) 48 South Drive Great Neck, NY 11021	175,958 (2)	174,216 (2)	0.46%	**
Bridges & Pipes, LLC (d) 830 Third Avenue 14th Floor New York, NY 10022	1,407,665 (4)	1,393,728 (4)	3.62%	**
Bruce Fogel 218 Everglade Avenue Palm Beach, FL 33480	351,916 (3)	348,432 (3)	0.92%	**
C. Leonard Gordon 551 Fifth Avenue New York, NY 10176	175,958 (2)	174,216 (2)	0.46%	**
Carmel Ventures, Inc* (e) 22 Ruth Lane Demarest, NJ 07627	860,537 (5)	711,057 (5)(a)	2.23%	0.41%
Catherine Janus 4817 Creak Dr. Western Spring, IL 60558	118,832 (6)	105,767 (6)	0.31%	0.04%
Chaim Cymerman c/o Tomer Cymerman Paamoni 10, Apt. 19 Bavli, Tel Aviv Israel	196,371 (7)	174,593 (7)(a)	0.51%	0.06%
Charles Kwon 834 Monror Street Evanston, Il 60202	494,717 (8)	482,322 (8)(a)	1.29%	0.02%
Cranshire Capital, LP (f) 666 Dundee Road Sute 1901 Northbrook, IL 60602	1,055,749 (9)	1,045,296 (9)	2.73%	**
Crestwood Holdings, LLC (g) c/o Ran Nizan 109 Boulevard Drive Danbury, CT 06810	360,253 (10)	337,978 (10)(a)	0.94%	0.06%
David Stone 228 St. Charles Avenue, Suite 1024 New Orleans, LA 70130	351,916 (3)	348,432 (3)	0.92%	**

Name	Total Shares Owned Before Offering	Shares Registered	% Before Offering	% After Offering
David Tendler 401 East 60th Street New York, NY 10022	703,833 (11)	696,864 (11)	1.83%	**
Design Investments, LTD (h) 9 Tanbark Circuit, Suite 1442 Werrington Downs NSW 2747 Australia	703,833 (11)	696,864 (11)	1.83%	**
Emigrant Capital Corp. (i) 6 East 43rd Street, 8th Floor New York, NY 10017	3,519,163(12)	3,484,320 (12)	8.82%	**
Eugene Mancino Blau Mancino 12 Roszel Road, Suite C-101 Princeton, NJ 08540	355,099 (13)	212,544 (13)(a)	0.92%	0.39%
Fawdon Investments Ltd. (j) 4 Ibn Shaprut Street Jerusalem, Israel 92478	1,407,665 (4)	1,393,728 (4)	3.62%	**
Flamm Family Partners, LP.* (k) c/o Scott Flamm 70 West Road Short Hills, NJ 07078	2,666,466 (14)	2,657,556 (14)(a)	6.98%	0.02%
Fred Berdon Co, LP (l) 717 Post Road Suite 105 Sacrsdale, NY 10583	351,916 (3)	348,432 (3)	0.92%	**
Gina Ferarri 36 Stone Run Road Bedmingter, NJ 07921	79,932 (15)	71,022 (15)(a)	0.21%	0.2%
Hal H. Beretz 48 South Drive Great Neck, NY 11021	527,874 (16)	522,648 (16)	1.37%	**
Howard Kaye Family Fund (m) 2 Mohican Trail Scarsdale, NY 10583	527,824 (16)	522,648 (16)	1.37%	**
IRA FBO / Walter S. Grossman (n) Pershing LLC Custodian 277 North Ave. Westport, CT 06880	703,833 (11)	696,864 (11)	1.83%	**
Itai Portnoi 26 Yakinton St. Haifa, Isreal 34406	157,608 (17)	140,186 (17)(a)	0.41%	0.05%

Name	Total Shares Owned Before Offering	Shares Registered	% Before Offering	% After Offering
J. Todd Derbin* 840 Pretty Brook Road Princeton, NJ 08540	1,837,348 (18)	591,532 (18)(a)	4.63%	3.24%
James Patton* 1937 Swedesford Malvern, PA 19355	3,061,192 (19)	2,968,291(19)(a)	8.00%	0.25%
James Paul c/o Fulwider Patton Howard Hughes Center 6060 Center Drive, 10th Floor Los Angeles, CA 90045	39,215 (20)	34,861 (20)(a)	0.10%	0.01%
Jonas Grossman 59 Huratio St. New York, NY 10014	80,640 (21)	71,731 (21)(a)	0.21%	0.02%
Kerry Propper 59 Huratio St. New York, NY 10014	201,600 (22)	179,326 (22)(a)	0.53%	0.06%
Lilian Flamm c/o Scott Flamm 70 West Road Short Hills, NJ 07078	197,328 (23)	197,328 (23)	0.52%	0.0%
Marilyn Mendell 1203 River Road, Apt. Penthouse 4 Edgewater, NJ 07020	284,500 (24)	253,316 (24)(a)	0.74%	0.08%
Mary Ann Ryan Francis 1115 Beanaqt Ave. Seaside Park, NJ 08752	79,071 (25)	70,360 (25)(a)	0.21%	0.02%
MEA Group, LLC (o) 145 Talmadge Road Edison, NJ 08817	351,916 (3)	348,432 (3)	0.92%	**
Mordechai Mashiach 8 Shlomzion Hamalka Haifa, Isreal 34406	157,608 (17)	140,186 (17)(a)	0.41%	0.05%
New Bank Ltd (p) Levinstein Tower #21st 23 Menahem Begin Road Tel Aviv, Israel	1,407,665 (4)	1,393,728 (4)	3.62%	**
Open Ventures LLC (q) 127 West Chestnut Hill Ave. Philadelphia, PA 19118	17,422	17,422	0.05%	0.0%

Name	Total Shares Owned Before Offering	Shares Registered	% Before Offering	% After Offering
Peggy Fern 1548 Herlong Court Rock Hill, SC 29732	79,712 (26)	70,081 (26)(a)	0.21%	0.02%
Penn Footware Retirement Trust (r) Line & Grove Streets PO Box 87 Nanticoke, PA 18634	351,916 (3)	348,432 (3)	0.92%	**
Richard Yelovich 603 Milleson Lane West Chester, PA 19380	151,289	151,289	0.40%	0.0%
Roni Appel* 22 Ruth Lane Demarest, NJ 07627	2,595,193 (27)	2,580,745 (27)(a)	6.80%	0.04%
RP Capital, LLC (s) 10900 Wilshire Blvd., Suite 500 Los Angeles, CA 90024	175,958 (2)	174,216 (2)	0.46%	**
Scott Flamm* 70 West Road Short Hills, NJ 07078	374,296 (28)	251,545 (28)(a)	0.97%	0.33%
Shai Stern 43 Maple Aenue Cedarhurst, NY 11516	175,958 (2)	174,216 (2)	0.46%	**
SRG Capital, LLC (t) 120 Broadway, 40th Floor New York, NY 10271	703,833 (11)	696,864 (11)	1.83%	**
Sunrise Equity Partners, LP (u) 641 Lexington Avenue, 25th Floor New York, NY 10022	3,519,163(12)	3,484,320 (12)	8.82%	**
Thomas McKearn* 6040 Lower Mountain Road New Hope, PA 18938	374,876 (29)	269,839 (29)(a)	0.93%	0.29%
Titan Capital Management, LLC (v) (TCMP3 Partners) 7 Centure Drive, Suite 201 Parsippany, NJ 07054	703,833 (11)	696,864 (11)	1.83%	**
Tracy Yun 90 LaSalle St., Apt. #13G New York, NY 10027	60,197	60,197	0.16%	0.0%

Name	Total Shares Owned Before Offering	Shares Registered	% Before Offering	% After Offering
Trinita, LLC (w) c/o Morten Kielland 22 Painters Lane Chesterbrook, PA 19087	151,289	151,289	0.40%	0.0%
The Trustees of the University of Pennsylvania * Center for Technology Transfer University of Pennsylvania 3160 Chestnut Street, Suite 200 Philadelphia, PA 19104-6283 Attn: Managing Director	6,339,282	6,339,282	16.61%	0.0%
William Kahn 7903 Longmeadow Road Baltimore, MD 21208	151,517	151,517	0.40%	0.0%
Yair Talmor 517 Old Chappaqua Road Briarcliff Manor, NY 10510	175,958 (2)	174,216 (2)	0.46%	0.0%
Yoav Millet 950 Third Avenue New York, NY 10022	175,958 (2)	174,216 (2)	0.46%	0.0%
Yvonne Paterson 514 South 46 St. Philadelphia, PA 19143	873,412(30)	704,365	2.28%	0.46%
Amnon Mandelbaum c/o Sunrise Securities Corp. 641 Lexington Avenue, 25th Floor New York, NY 10022	1,801,891 (31)	1,766,559 (31)	4.64%	**
David Goodriend c/o Sunrise Securities Corp. 641 Lexington Avenue, 25th Floor New York, NY 10022	198,077 (32)	194,193 (32)	0.52%	**
David Filer* 165 East 32 Street New York, NY 10016	388,476 (33)	382,772 (33)	1.01%	**
Marcia Kucher c/o Sunrise Securities Corp. 641 Lexington Avenue, 25th Floor New York, NY 10022	4,223 (34)	4,140 (34)	0.01%	**
Nathan Low c/o Sunrise Securities Corp. 641 Lexington Avenue, 25th Floor New York, NY 10022	1,923,949 (35)	1,886,224 (35)	4.94%	**

Name	Total Shares Owned Before Offering	Shares Registered	% Before Offering	% After Offering
Derek Caldwell c/o Sunrise Securities Corp. 641 Lexington Avenue, 25th Floor New York, NY 10022	156,732 (36)	153,658 (36)	0.41%	**
Sunrise Securities Corp.* (x) 641 Lexington Avenue, 25th Floor New York, NY 10022	746,341(37)	731,707 (37)	1.94%	**
Richard Stone c/o Sunrise Securities Corp. 641 Lexington Avenue, 25th Floor New York, NY 10022	313,463(38)	307,317(38)	0.82%	**
Sunrise Foundation Trust (y) c/o Sunrise Securities Corp. 641 Lexington Avenue, 25th Floor New York, NY 10022	72,927(38)(a)	71,497	0.20%	**
Martin Trust Agreement U/A/ DTD 11/05/01 Peter L. Martin TTE 3757 Wedbster St, Apt 203 San Francisco, CA 94123	351,916 (3)	348,432 (3)	0.92%	**
A. Heifetz Technologies Ltd. (z) 22 Kanfey Nesharim St Jerusalem, Israel 95464	351,916 (3)	348,432 (3)	0.92%	**
Balestra Spectrum Partners, LLC (aa) 1185 Avenue of the Americas 32nd Floor New York, NY 10036	1,055,749 (9)	1,045,296 (9)	2.73%	**
Reitler Brown Holdings, LLC* (bb) 800 Third Avenue, 21st Floor New York, NY 10022	60,000 (39)	60,000 (39)	0.20%	0.0%
Harvest Advaxis LLC (cc) 30052 Aventura, Suite C Rancho Santa Margarita, CA 92688	7,742,161	7,665,506	20.28%	**
Miles Wynn P.O. Box 440842 Aurora , CO 80044	696,700	696,700	1.83%	0.0%
Teresa Waz 3679 S. Dawson St. Aurora, CO 80444	26,900	26,900	0.07%	0.0%

Name	Total Shares Owned Before Offering	Shares Registered	% Before Offering	% After Offering
Ormonde Frew 19996 E. Greenwood Drive Aurora , CO 80013	12,000	12,000	0.03%	0.0%
Ralph Grills 4042 S. Atchison Way Aurora, CO 80014	12,000	12,000	0.03%	0.0%
Daniel Unrein 281 S. Leyden St. Denver, CO 80220	2,500	2,500	**	0.0%
Frederick Malkhe 4105 E. Florida Ave., Suite 100 Denver, CO 80222	2,500	2,500	**	0.0%

* See information above for Selling Stockholder’s relationship with the Company
**Less than 0.01%
(a) Rima Salam has voting and disposition rights on behalf of AI International Corporate Holdings, Ltd.
(b) Alan Gelband has voting and disposition rights on behalf of Alan Gelband Company Defined Contribution Pension Plan and Trust.
(c) Hal Beretz has voting and disposition rights on behalf of Beretz Family Partners LLP.
(d) David Fuchs has voting and disposition rights on behalf of Bridges & Pipes LLC.
(e) Roni Appel has voting and disposition rights on behalf of Carmel Ventures, Inc.
(f) Mitchell P. Kopin, president of Downsview Capital Inc., the general partner of Cranshire Captial, L.P, has voting and disposition rights.
(g) Ran Nizan has voting and disposition rights on behalf of Crestwood Holdings, LLC.
(h) Haim Rolnitsky has voting and disposition rights on behalf of Design Investments Ltd.
(i) Howard Milstein and John Hart have voting and disposition rights on behalf of Emigrant Capital Corp.
(j) Joseph Franck has voting and disposition rights on behalf of Fawdon Investments, Ltd.
(k) Scott Flamm, a former director of the Company, had voting and disposition rights on behalf of Flamm Family Partners LP., until his death in January 2006.
(l) Frederick Berdon has voting and disposition rights on behalf of Fred Berdon Co., LP.
(m) Howard Kaye, the managing partner, has voting and disposition rights on behalf of Kay Family Fund.
(n) Pershing IMS has voting and disposition rights on behalf of IRA FBO / Walter S. Grossman.
(o) Albert Chabot has voting and disposition rights on behalf of MEA Group
(p) Yacov Reizman and Leon Recanati have voting and disposition rights on behalf of New Bank Ltd.
(q) Shoshana Loeb has voting and disposition rights on behalf of Open Venturs, LLC.
(r) Jeff Davidowitz has voting and disposition rights on behalf of Penn Footwear Retirement Trust.
(s) Eric Richardson has voting and disposition rights on behalf of RP Capital, LLC.
(t) Edwin Mecabe and Tai May Lee jointly have voting and disposition rights on behalf of SRB Capital LLC.
(u) Nathan Low, Marilyn Adler and Amnon Mandelbaum are the managers of Level Counter, LLC, the general partner of Sunrise Equity Partners, L.P. The unanimous vote of such managers is required for voting and disposition rights.
(v) Walter Schenker and Steven Slawson have voting and disposition rights on behalf of Titan Capital Management LLC.
(w) Morten Kiellan has voting and disposition rights on behalf of Trinita, LLC.
(x) Nathan Low has voting and disposition rights on behalf of Sunrise Securities Corp.
(y) Nathan Low is a trustee.
(z) Avit Heifetz has voting and disposition rights on behalf of A. Heifetz Technologies Ltd.
(aa) James L. Melcher has voting and disposition rights on behalf of Balestra Spectrum Partners, LLC.

(bb) Robert Brown, Scott Rosenblatt, Edward G. Reitler and John Watkins have voting and disposition rights on behalf of Reitler Brown Holdings, LLC.
(cc) Robert Harvey has voting and disposition rights on behalf of Harvest Advaxis,, LLC.
(1)	Reflects 35,395 shares of common stock 44,205 warrants to purchase shares of common stock.
(2)	Reflects 87,108 shares of common stock and 87,108 warrants to purchase shares of common stock.
(3)	Reflects 174,216 shares of common stock and 174,216 warrants to purchase shares of common stock.
(4)	Reflects 696,864 shares of common stock and 696,864 warrants to purchase shares of common stock.
(5)	Reflects 355,528 shares of common stock, 413,441 warrants to purchase shares of common stock and 91,567 options exercisable for shares of common stock.
(5)(a)	Reflects 355,528 shares of common stock and 355,528 warrants to purchase shares of common stock
(6)	Reflects 52,833 shares of common stock and 52.883 warrants to purchase shares of common stock.
(7)	Reflects 87,297 shares of common stock and 109,074 warrants to purchase shares of common stock.
(7)(a)	Reflects 87,297 shares of common stock and 87,297 warrants to purchase shares of common stock.
(8)	Reflects 271,260 shares of common stock and 219,973 warrants to purchase shares of common stock.
(8)(a)	Reflects 271,260 shares of common stock and 211,063 warrants to purchase shares of common stock.
(9)	Reflects 522,648 shares of common stock and 522,648 warrants to purchase shares of common stock.
(10)	Reflects 244,933 shares of common stock and 115,320 warrants to purchase shares of common stock.
(10)(a)	Reflects 244,933.shares of common stock and 93,046 warrants to purchase shares of common stock.
(11)	Reflects 348,432 shares of common stock and 348,432 warrants to purchase shares of common stock.
(12)	Reflects 1,742,160 shares of common stock and 1,742,160 warrants to purchase shares of common stock.
(13)	Reflects 106,272 shares of common stock and 248,827 warrants to purchase shares of common stock.
(13)(a)	Reflects 106,272 shares of common stock and 106,272 warrants to purchase shares of common stock.
(14)	Reflects 2,621,325 shares of common stock and 45,141 warrants to purchase shares of common stock.
(14)(a)	Reflects 2,621,325 shares of common stock and 36,231 warrants to purchase shares of common stock.
(15)	Reflects 35,511 shares of common stock and 44,421 warrants to purchase shares of common stock.
(15)(a)	Reflects 35,511 shares of common stock and 35,511 warrants to purchase shares of common stock.
(16)	Reflects 261,324 shares of common stock and 261,324 warrants to purchase shares of common stock.
(17)	Reflects 70,093 shares of common stock and 87,515 warrants to purchase shares of common stock.
(17)(a)	Reflects 70,093 shares of common stock and 70,093 warrants to purchase shares of common stock.
(18)	Reflects 295,766 shares of common stock and 1,172,767 options to purchase shares of common stock and 368,815 shares of common stock issuable upon exercise of warrants.
(18)(a)	Reflects 295,766 shares of common stock and 295,766 warrants to purchase shares of common stock.
(19)
Reflects 56,349 options and 36,551 warrants to purchase shares of common stock and 2,820,576 shares of common stock but does not reflect 147,716 warrants to purchase shares of common stock because such warrants are not currently exercisable within the next 60 days.

(19)(a)	Reflects 2,820,576 shares of common stock and 14,7716 warrants to purchase shares of common stock.
(20)	Reflects 17,430 shares of common stock and 21,785 warrants to purchase shares of common stock.
(20)(a)	Reflects 17,430 shares of common stock and 17,430 warrants to purchase shares of common stock.
(21)	Reflects 35,865 shares of common stock and 44,775 warrants to purchase shares of common stock.
(21)(a)	Reflects 35,865 shares of common stock and 35,865 warrants to purchase shares of common stock.
(22)	Reflects 89,663 shares of common stock and 111,937 warrants to purchase shares of common stock.
(22)(a)	Reflects 89,663 shares of common stock and 89,663 warrants to purchase shares of common stock.
(23)	Reflects 98,664 shares of common stock and 98,664 warrants to purchase shares of common stock.
(24)	Reflects 126,658 shares of common stock and 157,842 warrants to purchase shares of common stock.
(24)(a)	Reflects 126,658 shares of common stock and 126,658 warrants to purchase shares of common stock.
(25)	Reflects 35,180 shares of common stock and 43,981 warrants to purchase shares of common stock.
(25)(a)	Reflects 35,180 shares of common stock and 35,180 warrants to purchase shares of common stock.
(26)	Reflects 35,401 shares of common stock and 44,311 warrants to purchase shares of common stock.
(26)(a)	Reflects 35,401 shares of common stock and 35,401 warrants to purchase shares of common stock.
(27)	Reflects 2,522,164 shares of common stock and 73,029 warrants to purchase shares of common stock..
(27)(a)	Reflects 2,522,164 shares of common stock and 58,580 warrants to purchase shares of common stock
(28)	Reflects 125,772 shares of common stock, 156,956 warrants to purchase shares of common stock and 91,567 options.
(28)(a)	Reflects 125,772 shares of common stock and 125,772 warrants to purchase shares of common stock.
(29)	Reflects 179,290 shares of common stock, 82,763 options and 112,823 warrants to purchase shares of common stock.
(29)(a)	Reflects 179,290 shares of common stock and 90,549 warrants to purchase shares of common stock.
(30)	Reflects 704,365 shares of common stock and 169,048 options to purchase shares of common stock.

(31)
Reflects 1,094,020 shares of common stock and warrants to purchase 672,539 shares of common stock, all of which securities were received as compensation in the ordinary course of business of the Selling Stockholder’s employer, Sunrise Securities Corp. as Placement Agent.

(32)
Reflects 119,466 shares of common stock and 74,727 warrants to purchase shares of common stock, all of which securities were received as compensation in the ordinary course of business of the Selling Stockholder’s employer, Sunrise Securities Corp. as Placement Agent.

(33)
Reflects 97,561 shares of common stock and 97,561 warrants to purchase shares of common stock which securities were purchased in the private placement. In addition, includes 187,650 warrants to purchase common stock, which securities were received as compensation for consulting services rendered to Sunrise Securities Corp., the Company’s Placement Agent. Dr. Filer is a consultant to Sunrise Securities Corp.

(34)
Reflects 2,070 shares of common stock and 2,070 warrants to purchase shares of common stock, all of which securities were received as compensation in the ordinary course of business of the Selling Stockholder’s employer, Sunrise Securities Corp. as Placement Agent.

(35)
Reflects 1,124,253 shares of common stock owned by Mr. Low and warrants to purchase 761,971 shares of common stock owned by Mr. Low, all of which securities were received as compensation in the ordinary course of business of the Selling Stockholder’s employer, Sunrise Capital as Placement Agent.

(36)
Reflects 80,488 shares of common stock and 73,170 warrants to purchase shares of common stock, all of which securities were received as compensation in the ordinary course of business of the Selling Stockholder’s employer, Sunrise Securities Corp. as Placement Agent.

(37)
Reflects 383,275 shares of common stock and 348,432 warrants to purchase shares of common stock. Nathan Low is the sole director and stockholder, with 100% beneficial ownership and voting and disposition rights.

(38)
Reflects 160,976 shares of common stock and 146,341 warrants to purchase shares of common stock, all of which securities were received as compensation in the ordinary course of business of the Selling Stockholder’s employer, Sunrise Securities Corp. as Placement Agent.

(38)(a)	Sunrise Foundation Trust is a charitable trust of which Nathan Low, owner of Sunrise Securities Corp., is a trustee.
(39)	Reflects 60,000 warrants to purchase shares of common stock.
---------------------------------------------

In addition to the Selling Stockholders set forth above, the following table sets forth relevant information as to the Selling Stockholder which is offering for resale the shares of our common stock it may acquire upon conversion of our Debentures and exercise of warrants acquired in the February 2006 Private Placement.

	Shares Owned
Name	Total	% Before Offering	% After Offering	Shares Registered
Cornell Capital Partners LP 101 Hudson Street, Suite 3700 Jersey City, New Jersey 07302	1,966,547(1)	4.9%	0.0% (2)	47,841,513 (3)

---------------------------------------------
1) Represents shares issued upon conversion of the Debentures or exercise of warrants owned by Cornell Capital Partners LP (“Cornell”) adjusted for the limitation that a conversion or exercise by Cornell may not result in it and its affiliates owning more than 4.9% of the shares of our common stock outstanding at the time of such conversion or exercise. Based on 38,167,028 shares outstanding as of January 31, 2006, no more than 1,966,547 shares in aggregate may be issued to Cornell and its affiliates upon conversion and exercise. The number of shares, offered by Cornell, would increase as the outstanding shares of common stock increase. Based on the Fixed Conversion Price of $0.287, there are 10,452,962 shares reserved for issuance upon conversion, which will also increase if the “Market Conversion Price” is used. All investment decisions of, and control of, Cornell are made by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of and controls Yorkville Advisors. Yorkville Advisors and Mr. Angelo may also be deemed the beneficial owner of the shares.

2) Except for the shares offered pursuant to this Prospectus, Cornell did not beneficially own any shares of our common stock at the commencement of the offering.

3) The shares registered are based on the full conversion of principal and interest on the Debentures at an assumed Market Conversion Price of $0.0956 per share, which is one-third of the Fixed Conversion Price of $0.287 per share, and (ii) the 4,500,000 Warrants are exercised in full. Additional shares could be acquired if conversion is at a lower price, although such additional shares may not be reoffered pursuant to this prospectus.

Blue Sky

Thirty-five states have what is commonly referred to as the “standard manual exemption” for secondary trading of securities such as those to be resold by a selling stockholder under this registration statement. In these states, so long as we obtain and maintain a listing in one of the commonly accepted standard manuals e.g. Standard and Poor’s Corporate Manual, and the manual sets forth certain information: (1) the names of our officers and directors, (2) our balance sheet, and (3) our profit and loss statement for either the fiscal year preceding the balance sheet or for the most recent fiscal year of operations, secondary trading can occur without any filing, review or approval by state regulatory authorities in these states. These states are: Alaska, Arizona, Arkansas, Colorado, Connecticut, Delaware, District of Columbia, Delaware, Hawaii, Idaho, Indiana, Iowa, Kansas, Maine, Maryland, Massachusetts, Michigan, Mississippi, Missouri, Nebraska, Nevada, New Jersey, New Mexico, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Rhode Island, South Carolina, Texas, Utah, Washington, West Virginia, and Wyoming. We cannot secure this listing, and thus this qualification, until after this registration statement is declared effective. Once we secure this listing, secondary trading can occur in these states without further action.

We currently do not intend to and may not be able to qualify securities for resale in other states which require shares to be qualified before they can be resold by our stockholders; provided however that we intend to take appropriate action to qualify securities for resale in the State of New York.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933.

Because a Selling Stockholder may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, it will be subject to the prospectus delivery requirements of the Securities Act of 1933. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under Rule 144 rather than under this prospectus. The Selling Stockholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholder.

We agreed to keep this prospectus effective until the earlier of the date as of which all of the common stock registered for resale hereunder has been sold or the holder is entitled to sell the shares pursuant to the Rule 144(k) exemption from registration under the Act. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

DESCRIPTION OF CAPITAL STOCK OF THE COMPANY

General

At the date hereof we are authorized by our articles of incorporation to issue an aggregate of 500,000,000 shares of common stock, par value $0.001 per share and 5,000,000 shares of “blank check” preferred stock, par value $0.001 per share. 38,167,028 shares of common stock and no shares of preferred stock were outstanding as of January 31, 2006. We estimate that ss of January 5, 2006, there are approximately 200 beneficial holders of our conversion shares.

Common Stock

Holders of common stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. There is no cumulative voting for the election of directors. Subject to the prior rights of any class or series of preferred stock which may from time to time be outstanding, if any, holders of common stock are entitled to receive ratably, dividends when, as, and if declared by our Board of Directors out of funds legally available for that purpose and, upon our liquidation, dissolution, or winding up, are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preferences on the preferred stock, if any. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities. The outstanding common stock is validly authorized and issued, fully-paid and nonassessable.

The shares of common stock offered in this prospectus have been fully paid and not liable for further call or assessment. Holders of the common stock do not have cumulative voting rights, which means that the holders of more than one half of the outstanding shares of common stock, subject to the rights of the holders of the preferred stock, if any, can elect all of our directors, if they choose to do so. In this event, the holders of the remaining shares of common stock would not be able to elect any directors. Except as otherwise required by Colorado law, and subject to the rights of the holders of preferred stock, if any, all stockholder action is taken by the vote of a majority of the outstanding shares of common stock voting as a single class present at a meeting of stockholders at which a quorum consisting of a majority of the outstanding shares of common stock is present in person or proxy.

Preferred Stock

We are authorized to issue up to 5,000,000 shares of “blank check” preferred stock. Preferred stock may be issued in one or more series and having the rights, privileges and limitations, including voting rights, conversion privileges and redemption rights, as may, from time to time, be determined by the Board of Directors. Preferred stock may be issued in the future in connection with acquisitions, financings, or other matters as the Board of Directors deems appropriate. In the event that any shares of preferred stock are to be issued, a certificate of designation containing the rights, privileges and limitations of such series of preferred stock shall be filed with the Secretary of State of the State of Colorado. The effect of such preferred stock is that, subject to Federal securities laws and Colorado law, the Board of Directors alone, may be able to authorize the issuance of preferred stock which could have the effect of delaying, deferring, or preventing a change in control of the Company without further action by the stockholders, and may adversely affect the voting and other rights of the holders of the common stock. The issuance of preferred stock with voting and conversion rights may also adversely affect the voting power of the holders of common stock, including the loss of voting control to others.

Stock Symbol; No Trading of common stock

Our common stock is traded on the OTC Bulletin Board under the Symbol ADXS. The closing bid price on March 29, 2006, was $0.26.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is Securities Transfer Corporation, 2591 Dallas Parkway, Suite 102, Frisco, TX 75034.

Directors’ Limitation of Liability

Our articles of incorporation and by-laws include provisions to (1) indemnify the directors and officers to the fullest extent permitted by the Colorado Revised Statutes, including circumstances under which indemnification is otherwise discretionary and (2) eliminate the personal liability of directors and officers for monetary damages resulting from breaches of their fiduciary duty, except for liability for breaches of the duty of loyalty, acts, or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under Section 7-108-704 of Colorado Law, or for any transaction from which the director derived an improper personal benefit. We believe that these provisions are necessary to attract and retain qualified persons as directors and officers.

We will enter into an indemnification agreement with each of our directors which provides that we will indemnify our directors and advance expenses to our directors, to the extent permitted by the laws of the State of Colorado.

We have directors and officers liability insurance in an amount of $3 million.

Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons as stated in the foregoing provisions or otherwise, we have been advised that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

SHARES OF THE COMPANY ELIGIBLE FOR FUTURE SALE

Prior to the date of this prospectus, there has been a limited public market for our common stock. Sales of substantial numbers of shares of our common stock in the public market following this offering, or the perception that such sales may occur, could adversely affect prevailing market prices of our shares.

Assuming the issuance of (i) 12,334,495 shares of common stock upon conversion in full of the principal amount of and payment of interest of the Debentures at the Fixed Conversion Price (a greater number will be required to be issued if the conversion is at the Market Conversion Price (see “Selling Stockholders” for the possible limitation on the number of shares which may be issued upon conversion or exercise) and (ii) 4,500,000 shares of our common stock upon full exercise of the Warrants issued in our February 2006 Private Placement of the Debenture, there are outstanding 55,520,925 shares of our common stock. In addition 19,680,588 shares of common stock are registered for resale under the Securities Act of 1933, as amended (the “Act”) for reoffering upon there being issued upon exercise of warrants issued in a private placement effected in November 2004.  These shares of common stock will be deemed to be “restricted securities” under Rule 144. Restricted securities may only be sold in the public market pursuant to an effective registration statement under the Act or pursuant to an exemption from registration under Rule 144, Rule 701 or Rule 904 under the Act. These rules are summarized below.

Eligibility of Restricted Shares for Sale in the Public Market

As of February 22, 2006, 48,257,540 shares of our common stock are eligible for sale, under Rule 144, and 409,401 shares of common stock may become eligible for resale under Rule 144 on May 10, 2006, in each case subject to volume, manner of sale and other limitations under Rule 144.

The shares issued upon conversion of the Debentures will be eligible for resale under Rule 144 in February 2007 and shares issued upon exercise of the February 2006 Private Placement Warrants will be eligible for resale under Rule 144 one year following the date of exercise subject to certain restrictions including volume reduction.

Rule 144

In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of common stock for at least one year is entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1.0% of the number of shares of common stock outstanding, which is currently approximately 376,864 shares of common stock; or

•	the average weekly trading volume of the shares of common stock during the four calendar weeks preceding the filing of a notice on Form 144 in connection with the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us. In addition, under Rule 144(k) as currently in effect, a person:

•	who is not considered to have been one of our affiliates at any time during the 90 days preceding a sale; and

•	who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate,

is entitled to sell his shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Rule 701

In general, under Rule 701, any of our employees, directors, officers, consultants, or advisors (other than affiliates) who purchased shares of common stock from us under a compensatory stock option plan or other written agreement before the closing of the Share Exchange is entitled to resell these shares. These shares can be resold 90 days after the effective date of the Share Exchange in reliance on Rule 144, without having to comply with restrictions, including the holding period, contained in Rule 144.

The Securities and Exchange Commission has indicated that Rule 701 will apply to typical share options granted by an issuer before it becomes subject to the reporting requirements of the Securities Exchange Act of 1934, along with the shares acquired upon exercise of these options, including exercises after the date of this prospectus. Securities issued in reliance on Rule 701 are restricted securities and may be sold:

•	by persons other than affiliates subject only to the manner of sale provisions of Rule 144; and

•	by affiliates under Rule 144 without compliance with its one year minimum holding period requirement.

Options

We have registered by means of a registration statement on Form S-8 under the Act 2,381,525 shares of common stock reserved for issuance under our 2004 Stock Option Plan. As of January 31, 2006, options to purchase 2,023,759 shares of common stock were granted under the 2004 Stock Option Plan, of which options to purchase approximately 1,788,355 shares of common stock have vested and have not been exercised. Shares of common stock issued upon exercise of a share option and registered under the Form S-8 registration statement will, subject to vesting provisions and Rule 144 volume limitations applicable to our affiliates and the lock-up provision described above, be available for sale in the open market immediately.

We intend to file a registration statement on Form S-8 under the Act to register 5,600,000 shares of common stock reserved for issuance under our 2005 stock option plan if and following stockholder approval of the 2005 Stock Option Plan. The registration statement on Form S-8 will become effective automatically upon filing. As of January 31, 2006, options to purchase 3,935,319 shares of common stock were issued under the 2005 Stock Option Plan subject to approval of the Plan by our stockholders, of which options to purchase approximately 1,111,863 shares of common stock have vested but may not be exercised until approval of the Plan by our stockholders. Shares of common stock issued upon exercise of a share option and registered under the Form S-8 registration statement will, subject to vesting provisions and Rule 144 volume limitations applicable to our affiliates are available for sale in the open market immediately.

Lock Up of Shares

At the date of this prospectus, none of our shares are subject to a lock up agreement.

PLAN OF DISTRIBUTION

The Selling Stockholder, and any of its pledgees, assignees and successors-in-interest, may from time to time, sell any or all of their shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits Investors;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales provided that the Debenture is fully converted;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Stockholder may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

The Selling Stockholder may from time to time pledge or grant a security interest in some or all of the registrable securities owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell shares of common Stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended (the “Act”), identifying the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus.

Upon us being notified in writing by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Act, disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out in this prospectus, and (vi) other facts material to the transaction. In addition, upon us being notified in writing by a Selling Stockholder that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The Selling Stockholder also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholder and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Act. The Selling Stockholder has represented and warranted to us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock and has agreed that while any portion of the Debenture is outstanding neither it nor its affiliates will have short position on our common stock or engage in short sales of our common stock.

We are required to pay all fees and expenses incident to the registration of the shares. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Act.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Jody M. Walker, Esq.

EXPERTS

The financial statements appearing in this prospectus and registration statement have been audited by Goldstein Golub Kessler LLP, independent accountants; to the extent and for the periods indicated in their report appearing elsewhere herein, and are included in reliance upon such report and upon the authority of such firms as experts in accounting and auditing.

ADDITIONAL INFORMATION

We filed with the SEC a registration statement on Form SB-2 under the Securities Act of 1933 for the shares of common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits that were filed with the registration statement. Statements contained in this prospectus about the contents or any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the SEC at 450 Fifth Street, N.W., Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from the SEC upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, and in accordance with the Securities Exchange Act of 1934, we file annual, quarterly and special reports, and other information with the SEC. These periodic reports, and other information are available for inspection and copying at the regional offices, public reference facilities and website of the SEC referred to above.

FINANCIAL STATEMENTS

Condensed Balance Sheet at January 31, 2006 (unaudited)	F-1

Condensed Statement of Operations for three-month periods ended January 31, 2006
and 2005 and the period March 1, 2002 (inception) to January 31, 2006 (unaudited)	F-2

Condensed Cash Flow Statements for three-month periods ended January 31, 2006
and 2005 and the period March 1, 2002 (inception) to January 31, 2006 (unaudited)	F-3

Notes to Condensed Financial Statements	F-5 - F-11

Report of Independent Registered Public Accounting Firm	F-12

Balance Sheet as of October 31, 2005	F-13

Statement of Operations for year ended December 31, 2003, ten month period ended October 31, 2004, year ended October 31, 2005 and period from March 1, 2002 (inception) to October 31, 2005	F-14

Statement of Shareholders' Equity (Deficiency) for period from March 1, 2002 (inception) to October 31, 2005	F-15

Statement of Cash Flows for year ended December 31, 2003, ten month period ended October 31, 2004, year ended October 31, 2005 and period from March 1, 2002 (inception) to October 31, 2005	F-17

Notes to Financial Statements	F-19 - F-28

F-i

ADVAXIS, INC.
(A Development Stage Company)
Condensed Balance Sheet

January 31,
2006
(Unaudited)
ASSETS

Current Asset - Cash	$1,805,640

Property and Equipment (net of accumulated depreciation of $11,513)	71,166

Intangible Assets (net of accumulated amortization of $62,817)	765,245

Other Assets	4,600

TOTAL ASSETS	$2,646,651

LIABILITIES & SHAREHOLDERS’ EQUITY

Current Liabilities:

Accounts Payable	$686,570

Notes Payable - current portion	58,585

Total Current Liabilities	745,155

Notes Payable - net of current portion	443,000

Total Liabilities	1,188,155

Shareholders’ Equity:

Common Stock - $0.001 par value; authorized 500,000,000 shares, issued and outstanding 38,167,028	38,167
Additional Paid-In Capital	5,342,898

Deficit Accumulated During the Development Stage	(3,922,569)
Total Shareholders' Equity	1,458,496
TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$2,646,651

See accompanying notes to condensed financial statements.

ADVAXIS, INC.
(A Developmental Stage Company)
Condensed Statement of Operations
(Unaudited)

	3 Months ended January 31, 2006	3 Months ended January 31, 2005	Period from March 1 2002 (Inception) to January 31, 2006

Revenue	$329,928	$0	$1,003,202

Research & Development Expenses	385,107	218,951	2,228,991
General & Administrative Expenses	413,883	26,175	2,680,614
Total Operating Expenses	798,990	245,126	4,909,605

Interest Expense	1,008	2,968	29,736
Other Income	11,931	2,739	57,454

Net Loss	(458,139)	(245,355)	(3,878,685)

Dividends Attributable to preferred shares	--	--	43,884

Net Loss Applicable to Common Stock	$(458,139)	$(245,355)	$(3,922,569)

Net Loss per share, basic and diluted	$(0.01)	$(0.01)	$(0.18)

Weighted Average Number of Shares Outstanding basic and diluted	37,761,557	31,271,317	22,166,817

See accompanying notes to condensed financial statements.

ADVAXIS, INC.
(A Development Stage Company)
Condensed Statement of Cash Flows
(Unaudited)

	3 Months ended January 31, 2006	3 Months ended January 31, 2005	Period from March 1, 2002 (Inception) to January 31, 2006

OPERATING ACTIVITIES
Net Loss	$(458,139)	$(245,355)	$(3,878,685)
Adjustments to reconcile Net Loss
to net cash used in operations:
Value assigned to options given as payments to consultants and employees	52,190		141,407
Non-Cash Charges	112,870		279,647
Accrued Interest on Notes Payable	1,008	7,968	13,316
Value of Penalty Shares Issued			117,498
Depreciation Expense	4,081		11,513
Amortization expense	10,159	6,817	62,817
Increase in other assets		(2,450)	(4,600)
Increase (Decrease) in Accounts Payable	34,683	(356,756)	1,001,776
Net cash used in Operating Activities	(243,148)	(589,776)	(2,255,311)

INVESTING ACTIVITIES
Cash paid on acquisition of Great Expectations		(44,940)	(44,940)
Purchase of Property and Equipment	(2,102)		(82,679)
Cost of intangible assets	(24,316)	(203,460)	(740,981)
Net cash used in Investing Activities	(26,418)	(248,400)	(868,600)

FINANCING ACTIVITIES
Proceeds from Notes Payable			671,224
Net Proceeds of Issuance of Preferred Stock			235,000
Net Proceeds of Issuance of Common Stock	--	4,023,327	4,023,327
Net cash provided by Financing Activities	--	4,023,327	4,929,551

Net increase (decrease) in cash	(269,566)	3,185,151	1,805,640
Cash at beginning of period	2,075,206	32,279
Cash at end of period	$1,805,640	$3,217,430	$1,805,640

See accompanying notes to condensed financial statements.

			SUPPLEMANTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
	3 Months ended January 31, 2006	3 Months ended January 31, 2005	Period from March 1, 2002 (Inception) to January 31, 2006

Common Stock issued to Founders			$40

Notes Payable and Accrued Interest Converted to Preferred Stock			$15,969

Stock Dividend on Preferred Stock			$43,884

Notes Payable and Accrued Interest Converted to Common Stock		$613,158	$613,158

Intangible Assets Acquired with Notes Payable			$360,000

ADVAXIS, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS

1.	Business description

We are a development stage biotechnology company utilizing multiple mechanisms of immunity with the intent to develop cancer vaccines that are more effective and safer than existing vaccines. To that end, we have licensed rights from the University of Pennsylvania (“Penn”) to use a patented system to engineer a live attenuated Listeria monocytogenes bacteria (the “Listeria System”) to secrete a protein sequence containing a tumor-specific antigen. Using the Listeria System, we believe we will force the body’s immune system to process and recognize the antigen as if it were foreign, creating the immune response needed to attack the cancer. Our licensed Listeria System, developed at Penn over the past 10 years, provides a scientific basis for believing that this therapeutic approach induces a significant immune response to a tumor. Accordingly, we believe that the Listeria System is a broadly enabling platform technology that can be applied to many types of cancers. In addition, we believe there may be useful applications in infectious diseases and auto-immune disorders. The therapeutic approach that comprises the Listeria System is based upon the innovative work of Yvonne Paterson, Ph.D., Professor of Microbiology at Penn, involving the creation of genetically engineered Listeria that stimulate the innate immune system and induce an antigen-specific immune response involving humoral and cellular components. We have obtained an exclusive 20-year license from Penn to exploit the Listeria System, subject to meeting various royalty and other obligations (the “Penn License”).

The accompanying unaudited interm consolidated financial statements include all adjustments (consisting only of those of a normal recurring nature) necessary for a fair statement of the results of the interm period.

Since inception through January 31, 2006, all of the Company’s revenue has been from grants. For the three-month period ended January 31, 2006, all of the revenue were received from three grants.

2.	Stock-based Employee Compensation Expense

Effective November 1, 2005, the Company adopted the fair value based method of accounting for stock-based employee compensation under the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), Accounting for Stock-Based Payment (“SFAS 123(R)”) which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors for employee stock options based on estimated fair values. SFAS 123(R) supersedes the Company’s previous accounting under the Accounting Principles Board Option No. 25, Accounting for Stock Issued to Employees” (“APB 25”) for periods beginning in fiscal 2006. The adoption of SFAS 123R may materially impact our future results of operations, although it will have no impact on our overall liquidity.

The Company adopted SFAS 123(R) using the modified prospective transition method, which requires the application of the accounting standard as of November 1, 2005, the first day of the Company’s fiscal year 2006. The Company’s Condensed Financial Statements for the three months ended January 31, 2006 reflect the impact of SFAS 123(R). In accordance with the modified prospective transition method, the Company’s Condensed Financial Statements for prior periods have not been restated to reflect, and do not include the impact of SFAS 123(R). Stock-based compensation expense for the three months ended January 31, 2006 was $15,199, which consists of stock-based compensation expense related to employee stock options. There was no stock-based compensation expense for the three months ended January 31, 2005 for employee stock based awards in which goods or services were the consideration received for the equity instrument issued based on the fair value of the equity instrument in accordance with the previous accounting standard.

The Company has begun recognizing expense, in an amount equal to the fair value of share-based payments (stock option awards) on their date of grant, over the vesting period of the awards. Under the modified prospective method, compensation expense for the Company is recognized for all share based payments granted and vested on or after November 1, 2005 and all awards granted to employees prior to November 1, 2005 that were unvested on that date but vested in the quarter. Prior to the adoption of the fair value method, the Company accounted for stock-based compensation to employees under the intrinsic value method of accounting set forth in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Therefore, compensation expense related to employee stock options was not reflected in operating expenses in any period prior to the first quarter of 2006 and prior period results have not been restated. In the first quarter of 2005, had the Company adopted the fair value based method of accounting for stock-based employee compensation under the provisions of SFAS No. 123, Stock Option Expense would have totaled $18,573 and the effect on the Company’s net income and net income per share would have been as follows:

Three months ended January 31, 2005
Net loss, as reported	$(245,355)
Add: Stock-based employee compensation expense included in reported net loss	0
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards	(18,573)
Pro forma net loss	$(263,928)
Net loss per share amounts; basic and diluted:
As reported	$(0.01)
Pro forma	$(0.01)

The fair value of each option granted from the Company’s stock option plans during the three months ended January 31, 2006 was estimated on the date of grant using the Black-Scholes option-pricing model. Using this model, fair value is calculated based on assumptions with respect to (i) expected volatility of the Company’s Common Stock price, (ii) the periods of time over which employees and Board Directors are expected to hold their options prior to exercise (expected lives), (iii) expected dividend yield on the Company’s Common Stock, and (iv) risk-free interest rates, which are based on quoted U.S. Treasury rates for securities with maturities approximating the options’ expected lives. Expected volatility for a development stage biotechnology company is very difficult to estimate as such management has based its estimate in part on actual movements in the Company’s stock price (0.06% volatility), the volatility of other companies in our industry and market size. Various factors and events may have a significant impact on the market price of our common stock as such factors out of management’s control may lead to swings in the estimated volatility. Expected lives are based, in part, on the Company’s limited historical exercise experience with option grants and, in part, on to expected lives experience in other biotechnology companies. The expected dividend yield is zero as the Company has never paid dividends and does not currently anticipate paying any in the foreseeable future.

2006
Expected volatility	30%
Expected Life	9+ years
Dividend yield	0
Risk-free interest rate	4.39

Stock-based compensation expense recognized during the period is based on the value of the portion of share-based payment awards that vested during the period. Stock-based compensation expense for the three months ended January 31, 2006 included compensation expense for share-based payment awards granted prior to, but not yet vested as of October 31, 2005 based on the grant date fair value estimated in accordance with the pro forma provisions of SFAS 123 and compensation expense for the share-based payment awards granted subsequent to October 31, 2005 based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R). Compensation expense for all share-based payment awards granted on or prior to October 31, 2005 will continue to be recognized using SFAS 123 option approach while compensation expense for all share-based payment awards granted subsequent to October 31, 2005 is recognized using SFAS 123 (R) single-option method. As stock-based compensation expense for the first fiscal 2006 quarter is based on awards granted and vested, it has been reduced for estimated forfeitures. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. In the Company’s pro forma information required under SFAS 123 for the periods prior to fiscal 2006, the Company accounted for forfeitures as they occurred.

The Company’s 2002 Stock Option Plan, which allowed for grants up to 8,000 shares of the Company's common stock-was replaced by the Advaxis 2004 Option Plan (the “2004 Plan”), which allows for grants up to 2,381,525 shares of the Company's common stock. The board of directors, subject to the approval of the Company’s shareholders, adopted the 2005 Stock Option Plan (the “2005 Plan”), which allows for grants up to 5,600,000 shares of the Company's common stock. The 2004 Plan is, and the 2005 Plan will be, administered and interpreted by the Company's board of directors.

Both the 2004 and 2005 Plans provide for the grant of options to purchase shares of our common stock to employees, officers, directors and consultants. These options may be either “incentive stock options” or non-qualified options under the Federal tax laws.

Subject to a number of exceptions, the exercise price per share of common stock subject to an incentive option may not be less than the fair market value per share of common stock on the date the option is granted. The per share exercise price of the common stock subject to a non-qualified option may be established by the board of directors, but shall not, however, be less than 85% of the fair market value per share of common stock on the date the option is granted.

Under both Plans no stock option may be transferred by an optionee (except when agreed to by the board or the administrator of the 2005 Plan) other than by will or the laws of descent and distribution, and, during the lifetime of an optionee, the option will be exercisable only by the optionee. In the event of termination of employment or engagement other than by death or disability, the optionee will have no more than three months after such termination during which the optionee shall be entitled to exercise the option, unless otherwise determined by the board of directors. If terminated by reason of death or permanent and total disability, the optionee’s options remain exercisable for one year to the extent the options were exercisable on the date of such termination. No similar limitation applies to options granted outside of the Plans.

Options granted under the Plans must be made by November 11, 2014 under the 2004 Plan and December 31, 2014 under the 2005 Plan. Under both Plans, the holders of incentive stock options, subject to a number of exceptions, cannot exercise these options more than ten years from the date of grant. Options granted under the Plan generally provide for the payment of the exercise price in cash and may provide for the payment of the exercise price by delivery to us of shares of common stock already owned by the optionee having a fair market value equal to the exercise price of the options being exercised, or by a combination of these methods. Therefore, if it is provided in an optionee’s options, the optionee may be able to tender shares of common stock to purchase additional shares of common stock and may theoretically exercise all of his stock options with no additional investment other than the purchase of his original shares.

Any unexercised options that expire or that terminate upon an employee’s ceasing to be employed by us become available again for issuance under the Plan.

A summary of the status of the Company’s options for the three months ended January 31, 2006 is as follows:

	Shares	Weighted Average Exercise Price	Remaining Life Years	Aggregate Intrinsic Value
Balance at beginning of period	4,842,539	$0.27
Granted	1,233,179	$0.22
Cancelled or Expired	(116,641)	$0.37
Exercised	—	—
Outstanding at end of period	5,959,078	$0.26	8	$0

At January 31, 2006, the weighted exercise prices and weighted-average remaining contractual life of outstanding options were $0.26 and 8 years, respectively.

A summary of the status of the Company’s nonvested shares as of January 31, 2006, and changes during the three months ended January 31, 2006 is presented below:

	Number of Shares	Weighted- Average Fair Value at Grant Date	Weighted- Average Remaining Contractual Term (in years)
Non-vested shares at October 31, 2005	2,386,542	$0.29	8.5
Options granted	988,766	$0.22	10.0
Options vested	(316,448)	$0.25	8.5
Options forfeited or expired	—	$—	—
Non-vested shares at January 31, 2006	3,058,860	$0.26	8.6

As of January 31, 2006, there was approximately $317,000 of unrecognized compensation cost related to non-vested stock option awards, which is expected to be recognized over a remaining weighted-average vesting period of 2.38 years.

3.	Subsequent Event:

On February 2, 2006, we entered into a Securities Purchase Agreement with Cornell Capital Partners, LP (“Cornell”) pursuant to which Cornell agreed to acquire $3,000,000 principal amount of the Company’s Secured Convertible Debentures due February 1, 2009 (the “Debentures”) at face amount, of which $1,500,000 principal amount was sold and issued with five year Warrants to purchase 4,200,000 shares of Common Stock at the price of $0.287 per share and five year B Warrants to purchase 300,000 shares of Common Stock at a price of $0.3444 per share. The $1,500,000 balance of the Debentures was paid for and issued on March 9, 2006.

The Debentures are convertible at a price equal to the lesser of (i) $0.287 per share (“Fixed Conversion Price”), or (ii) 95% of the lowest volume weighted average price of the Common Stock on the market on which the shares are listed or traded during the 30 trading days immediately preceding the date of conversion (“Market Conversion Price”). Interest is payable at maturity at the rate of 6% per annum in cash or shares of Common Stock valued at the conversion price then in effect.

The holder of the Debentures has agreed that (i) it will not convert the Debenture or exercise the Warrants if the effect of such conversion or exercise would result in its and its affiliates’ holdings of more than 4.9% of the outstanding shares of Common Stock, (ii) neither it nor its affiliates will maintain a short position or effect short sales of the Common Stock while the Debentures are outstanding, and (iii) no more than $300,000 principal amount of the Debenture may be converted at the Market Conversion Price during a calendar month.

The Company may call the Debentures for redemption at the Redemption Price at any time or from time to time but not more than $500,000 principal amount may be called during any 30 consecutive day period. The Redemption Price will be 120% of the principal redeemed plus accrued interest. The Company has also granted the holder an 18-month right of first refusal assuming the Debentures are still outstanding with respect to the Company’s issuance or sale of shares of capital stock, options, warrants or other convertible securities. It has also agreed at its expense to register under the Securities Act of 1933, as amended (the “Act”) for reoffering by the holders of the Debentures and of the Warrants and B Warrants the shares of Common Stock received upon conversion or exercise.

The Company has granted the holders a first security interest on its assets as security for payment of the Company’s obligations. The Company has agreed that in the event due to no fault of the holder the registration statement have not been filed under the Act by March 9, 2005 or be declared effective by the Securities Exchange Commission by June 2, 2006 or, if declared effective, sales of the registered shares cannot be made as a result of failure to provide material information or to keep the registration statement current, it will pay to the holders in cash or shares of Common Stock liquidated damages equal to 2% of the principal amount of Debentures then outstanding plus accrued interest for each 30-day period thereafter but not to exceed an aggregate of $600,000.

The Company has also agreed that as long as there is outstanding at least $500,000 principal amount of Debentures it would not, without the consent of the holder, issue or sell any securities at a price or warrants, options or convertible securities with an exercise or conversion price less than the bid price, as defined, immediately prior to the issuance; grant a further security interest in its assets or file a registration statement on Form S-8.

In the event of a Debenture default the Debenture shall, at the holder’s election, become immediately due and payable in cash or, at the holder’s option, in shares of Common Stock or may be converted into shares of Common Stock. Events of default include failure to pay principal when due or interest within five days following due date; failure to cure breaches or defaults of covenants, agreements or warrants within 10 days following written notice of such breach or default; the entry into a change of control transaction meaning (A) the acquisition of effective control of more than 50% of the outstanding voting securities by an individual or group (not including the holder or its affiliates), or (B) the replacement of more than one-half of the Directors not approved by a majority of the Company’s directors as of February 2, 2006 or by directors appointed by such directors or (C) the Company entering into an agreement to effect any of the foregoing; bankruptcy or insolvency acts; breach or default which results in acceleration of the maturity of other debentures, mortgages or credit facilities, indebtedness or factor agreements involving outstanding principal of at least $100,000; breach of the Registration Rights Agreement as to the scheduled filing, or effectiveness, and maintaining effectiveness of the registration statement which results in an inability to sell shares by holder for a designated period; failure to maintain the eligibility of the Common Stock to trade or the Over-the-Counter Bulletin Board, and failure to make delivery within five trading days of certificates for shares to be issued upon conversion for four trading days after the conversion or the date the Company publicly announces its intention not to comply with requests for conversion in accordance with the Debenture terms.

The Company paid Yorkville Advisor, LLC a fee of 8% of the principal amount of the Debentures sold and structuring and due diligence fees of $15,000 and $5,000, respectively. The amount paid to Yorkville Advisor, LLC in connection with the Debentures will be charged to additional interest expense over the three-year term of the Debentures since Yorkville is related to the holders of the Debentures by virtue of common ownership.

The net proceeds after deducting legal and accounting fees and other expenses, will be used for working capital including Phase I and initiation of Phase II testing of its Lovoxin C, its first Listeria cancer immunotherapy in cervical cancer patients, and acceleration of pre clinical testing for several pipeline vaccines including Lovaxin B and Lovaxin S for breast and ovarian cancer, respectively.

The Company intends to allocate the proceeds from the sale of the Debentures between the relative fair values of the warrants and the debt. The fair value of the warrants is anticipated to be calculated using the Black-Scholes valuation model with the following assumptions: (i) 4,200,000 warrants at market price of common stock on the date of grant of $0.287 per share, and (ii) 300,000 warrants at the market price of common stock of $0.3444 per share both at risk-free interest rate of 4.49%, expected volatility of 30% and expected life of five years. The resulting fair value of the warrants will be recorded as a debt discount. The Company will calculate the fair value of the beneficial conversion feature related to the remaining proceeds to be allocated to the debt portion of the Convertible Debentures. This calculation will result in a beneficial conversion feature. Accordingly, the Company expects to record the beneficial conversion as an additional debt discount. The total debt discount will be amortized to interest expense over the three-year term of the Convertible Debentures. If the total debt discount exceeds the principal amount of the Debentures the excess amount will be charged to interest expense.

In accounting for the convertible debentures and the warrants described above and all outstanding warrants, the Company considered the guidance contained in EITF 00-19, "Accounting for Derivative Financial Instruments Indexed To, and Potentially Settled In, a Company's Own Common Stock," and SFAS 133 “Accounting for Derivative Instruments and Hedging Activities.” In accordance with the guidance provided in EITF 00-19, the Company determined that the conversion feature of the convertible debentures represents an embedded derivative since the debenture is convertible into a variable number of shares based upon the conversion formula and the conversion clause allowing cash or shares of common stock in payment to the debenture holders. Accordingly, the convertible debentures are not considered to be “conventional” convertible debt under EITF 00-19 and thus the embedded conversion feature must be bifurcated from the debt host and accounted for as a derivative liability.

The Company anticipates calculating the fair value of the embedded conversion of the company’s above mentioned Debentures in addition to all the outstanding warrants to be recorded as a liability on the end of the second quarter April 30, 2006. It is anticipated initially a significant non-cash expense in establishment of the liabilities related to the warrants and embedded conversion feature in the Company’s second quarter will be recorded. The fair value of the warrants will be calculated using the Black-Scholes valuation model based on the market price of common stock on the date of grant, exercise price of warrants of each outstanding warrant, risk-free interest rate, expected volatility of and expected life. The Company is required to re-measure the fair value of the warrants and the conversion feature at each reporting period until the risk of the potential conversion of shares to convert the Debenture do not exceed the authorized shares of the company. Accordingly, the Company will measure the fair value of the warrants at each reporting date using the Black-Scholes valuation model based on the current assumptions at that point in time. This calculation may result in a fair market value different than the April reporting period. The increase or decrease in the fair market value of the warrants at each period will result in a non-cash income or loss to the other income or loss line item in the Statement of Operations along with a corresponding change in liability.

Upon full payment of the Debentures (through repayment and conversion to equity) the fair value of the warrants on that date will be reclassified to equity.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Advaxis, Inc.

We have audited the accompanying balance sheets of Advaxis, Inc. (a development stage company) as of October 31, 2005 the related statements of operations, shareholders' equity (deficiency), and cash flows for the year ended December 31, 2003, the period from January 1, 2004 to October 31, 2004, the year ended October 31, 2005 and the period from March 1, 2002 (inception) to October 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Advaxis, Inc. as of October 31, 2005 the results of its operations and its cash flows for the year ended December 31, 2003, the period from January 1, 2004 to October 31, 2004, the year ended October 31, 2005 and the period from March 1, 2002 (inception) to October 31, 2005 in conformity with United States generally accepted accounting principles.

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

November 29, 2005

ADVAXIS, INC.
(a development stage company)
BALANCE SHEET

October 31,
2005

ASSETS
Current Asset - cash	$2,075,206
Fixed Assets (net of depreciation)	73,145
Intangible Assets (net of amortization)	751,088
Other Assets	4,600
Total Assets	$2,904,039

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$651,887
Notes payable, current portion	57,577
Total current liabilities	709,464

Notes Payable, net of current portion	443,000
Total liabilities	1,152,464

Commitments and Contingencies

Shareholders' Equity (Deficiency):
Common stock - $0.001 par value; authorized 500,000,000
shares, issued and outstanding 37,686,427 shares at October 31, 2005	37,686
Additional paid-in capital	5,178,319
Deficit accumulated during the development stage	(3,464,430)

Shareholders' equity	1,751,575
Total Liabilities and Shareholders' Equity	$2,904,039

The accompanying notes and the report of independent registered public accounting firm should be read in conjunction with the financial statements.

ADVAXIS, INC.
(a development stage company)
STATEMENT OF OPERATIONS
	Year ended December 31,	Ten Month Period ended October 31,	Year ended October 31,	Period from March 1, 2002 (inception) to October 31,

	2003	2004	2005	2005
Revenue	$4,000	$116,406	$552,868	$674,297
Research and development expenses	$491,508	125,942	1,175,536	1,843,884

General and administrative expenses	405,568	524,368	1,219,792	2,266,731

Interest Income (expense)	(17,190)	(4,229)	36,671	15,251

Other income	521	57		521

Net loss	(909,745)	(538,076)	(1,805,789)	(3,420,546)

Dividends attributed to preferred stock		43,884		43,884
Net loss applicable to common stock	$(909,745)	$(581,960)	$(1,805,789)	$(3,464,430)

Basic and diluted net loss per share	$(0.06)	($0.04)	($0.05)

Weighted-average number of shares; basic and diluted	15,597,723	15,597,723	35,783,666

The accompanying notes and the report of independent registered public accounting firm should be read in conjunction with the financial statements.

ADVAXIS, INC.
(a development stage company)
STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIENCY)
Period from March 1, 2002 (inception) to October 31, 2005

	Preferred Stock		Common Stock		Additional Paid-in Capital	Deficit Accumulated During the Development Stage	Shareholders' Equity (Deficiency)
	Number of Shares Outstanding	Amount	Number of shares outstanding	Amount
Preferred stock issued	3,418.18	$235,000					$235,000
Common Stock Issued			40,000	40	(40)
Options granted to consultants and professionals					10,493		10,493
Net Loss						(166,936)	(166,936)
Retroactive restatement to reflect recapitalization on November 12, 2004	(-3,418.18)	(-235,000)	15,557,723	15,558	219,442
Balance at December 31, 2002			15,597,723	15,598	229,895	(166,936)	78,557
Note payable converted into preferred stock	232.27	15,969					15,969
Options granted to consultants and professionals					8,484		8,484
Net loss						(909,745)	(909,745)
Retroactive restatement to reflect recapitalization on November 12, 2004	(-232.27)	(-15,969)			15,969
Balance at December 31, 2003	- 0 -	- 0 -	15,597,723	15,598	254,348	(1,076,681)	(806,735)
Stock dividend on preferred stock	638.31	43,884				(43,884)
Net loss						(538,076)	(538,076)
Options granted to consultants and professionals					5,315		5,315
Retroactive restatement to reflect recapitalization on November 12, 2004	(638.31)	(43,884)			43,884
Balance at October 31, 2004	- 0 -	- 0 -	15,597,723	15,598	303,547	(1,658,641)	(1,339,496)

The accompanying notes and the report of independent registered public accounting firm should be read in conjunction with the financial statements.

ADVAXIS, INC.
(a development stage company)
STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIENCY)
	Preferred Stock				Common Stock		Additional Paid-in Capital	Deficit Accumulated During the Development Stage	Shareholders' Equity (Deficiency)
	Number of Shares Outstanding		Amount		Number of shares outstanding	Amount
Common Stock issued to Placement Agent on recapitalization					752,600	753	(753)
Effect of recapitalization					752,600	753	(753)
Options granted to consultants and professionals							64,924		64,924
Conversion of Note payable to Common Stock					2,136,441	2,136	611,022		613,158
Issuance of Common Stock for cash, net of shares to Placement Agent					17,450,693	17,451	4,335,549		4,353,000
Issuance of common stock to consultants					586,970	587	166,190		166,777
Issuance of common stock in connection with the registration statement					409,401	408	117,090		117,498
Issuance Costs							(329,673)		(329,673)
Net loss								(1,805,789)	(1,805,789)
Restatement to reflect recapitalization on November 12, 2004 including cash paid of $44,940							(88,824)		(88,824)
Balance at October 31, 2005	$	- 0 -	$	- 0 -	37,686,428	37,686	5,178,319	(3,464,430)	1,751,575

The accompanying notes and the report of independent registered public accounting firm should be read in conjunction with the financial statements.

ADVAXIS, INC.
(a development stage company)
STATEMENT OF CASH FLOWS
	Year ended December 31, 2003	Tenth Month Period ended October 31, 2004	Year ended October 31, 2005	Period from March 1, 2002 (inception) to October 31, 2005

Cash flows from operating activities:
Net loss	$(909,745)	$(538,076)	$(1,805,789)	$(3,420,546)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Value assigned to options given as payment to consultants and professionals	8,484	5,315	64,924	89,217
Amortization expense	3,171	15,818	33,669	52,658
Depreciation expense			7,432	7,432
Accrued interest on Notes Payable			12,308	12,308
Non cash Charges			166,777	166,777
Value of Penalty Shares Issued			117,498	117,498
Increase in Other Assets			(4,600)	(4,600)
Increase (decrease) in accounts payable	933,111	80,307	(132,149)	967,093

Net cash provided by (used in) operating activities	35,021	(436,636)	(1,539,930)	(2,012,163)
CASH FLOWS USED IN INVESTING ACTIVITIES:
Cash paid on acquisition of Great Expectations			(44,940)	(44,940)
Cost of Furniture & Equipment			(80,577)	(80,577)
Cost of Intangible Assets	(277,243)	(124,469)	(314,953)	(716,665)
Net cash used in Investing Activities	(277,243)	(124,469)	(440,470)	(842,182)
Cash flows from financing activities:
Proceeds from notes payable	85,000	546,224		671,224
Net proceeds on issuance of preferred stock				235,000
Net Proceeds on Issuance of Common Stock			4,023,327	4,023,327
Cash provided by financing activities	85,000	546,224	4,023,327	4,896,732

Net increase (decrease) in cash	(157,222)	(14,881)	2,042,927	2,075,206

Cash at beginning of period	204,382	47,160	32,279

Cash at end of period	$47,160	$32,279	$2,075,206	$2,075,206

The accompanying notes and the report of independent registered public accounting firm should be read in conjunction with the financial statements.

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Common Stock issued to founders				$40
Notes Payable and Accrued Interest Converted to Preferred Stock	$15,969			$15,969
Stock Dividend on Preferred Stock		$43,884		$43,884
Notes Payable and Accrued Interest Converted to Common			$613,158	$613,158
Intangible Assets Acquired with Notes Payable		$360,000		$360,000

The accompanying notes and the report of independent registered public accounting firm should be read in conjunction with the financial statements.

ADVAXIS, INC.
(a development stage company)
NOTES TO FINANCIAL STATEMENT

1. PRINCIPAL BUSINESS ACTIVITY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
Advaxis, Inc. (the "Company") was incorporated in 2002 and is a biotechnology company researching and developing new cancer-fighting techniques. The Company is in the development stage and its operations are subject to all of the risks inherent in an emerging business enterprise.

As shown in the financial statements, the Company has incurred losses from operations, which raise doubt as to the ability of the Company to continue as a going concern. Although we believe that the net proceeds received by us from the Private Placement and the private offerings will be sufficient to finance our currently planned operations for approximately the next 12 to 24 months, we do not believe that these amounts will be sufficient to meet our longer-term cash requirements or our cash requirements for the commercialization of any of our existing or future product candidates. We will be required to issue equity or debt securities or to enter into other financial arrangements, including relationships with corporate and other partners, in order to raise additional capital. Depending upon market conditions, we may not be successful in raising sufficient additional capital for our long-term requirements. In such event, our business, prospects, financial condition and results of operations could be materially adversely affected.

In accordance with Securities and Exchange Commission (SEC) Staff Accounting Bulletin (SAB) No. 104, revenue from license fees and grants is recognized when the following criteria are met: persuasive evidence of an arrangement exists, services have been rendered, the contract price is fixed or determinable, and collectibility is reasonably assured. In licensing arrangements, delivery does not occur for revenue recognition purposes until the license term begins. Nonrefundable upfront fees received in exchange for products delivered or services performed that do not represent the culmination of a separate earnings process will be deferred and recognized over the term of the agreement using the straightline method or another method if it better represents the timing and pattern of performance. Since its inception and through October 31, 2005, all of the Company’s revenues have been from grants. For the year ended October 31, 2005, 77% and 13% of the Company’s revenues were received from two grants, respectively. For the ten month period ended October 31, 2004, all of the Company’s revenue was received from one grant.

For revenue contracts that contain multiple elements, the Company will determine whether the contract includes multiple units of accounting in accordance with EITF No. 00-21, Revenue Arrangements with Multiple Deliverables. Under that guidance, revenue arrangements with multiple deliverables are divided into separate units of accounting if the delivered item has value to the customer on a standalone basis and there is objective and reliable evidence of the fair value of the undelivered item.

The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits.

Intangible assets, which consist primarily of legal costs in obtaining trademarks and patents, are being amortized on a straight-line basis over 20 years.

ADVAXIS, INC.
(a development stage company)
NOTES TO FINANCIAL STATEMENT

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An asset is considered to be impaired when the sum of the undiscounted future net cash flows expected to result from the use of the asset and its eventual disposition exceeds its carrying amount. The amount of impairment loss, if any, is measured as the difference between the net book value of the asset and its estimated fair value.

Basic loss per share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during the periods. Diluted earnings per share gives effect to dilutive options, warrants and other potential common stock outstanding during the period. Potential common stock has not been included in the computation of diluted loss per share, as the effect would be antidilutive.

Deferred income taxes are provided for the differences between the bases of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates by management. Actual results could differ from these estimates.

The estimated fair value of the notes payable approximates the carrying amount based on the rates available to the Company for similar debt.

Accounts payable consists entirely of trade accounts payable.

Research and development costs are charged to expense as incurred.

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-Based Payment,” which establishes standards for the Accounting for transactions in which an entity exchanges its equity instruments for goods or services. A key provision of this statement is the requirement of a public entity to measure the cost of employee services received in exchange for an award of equity instruments, including stock options, based on the grant-Dale fair market value of the award. That cost will be recognized over a period during which an employee is required to provide services in exchange for the award. This standard becomes effective in the Company’s net fiscal quarter. The Company cannot estimate the future impact on the financial statements from the implementation SFAS No. 123R.

Management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

The Company has elected to apply APB Opinion No. 25 and related interpretations in accounting for its stock options granted to employees and has adopted the disclosure-only provisions of SFAS No. 123. Had the Company elected to recognize compensation cost based on the fair value of the options granted at the grant date as prescribed by SFAS No. 123, the Company's net loss would have been as follows:

ADVAXIS, INC.
(a development stage company)
NOTES TO FINANCIAL STATEMENT

Year ended December 31, 2003	10 months ended October 31, 2004	Year ended October 31 2005	March 1, 2002 (date of inception) to October 31, 2005

Net Loss as reported	$(909,745)	$(538,076)	$(1,805,789)	$(3,420,546)
Add: Stock based option expense included in recorded net income	8,484	5,315	64,924	89,217
Deduct stock option compensation expense determined under fair value based method	(41,407)	$(75,334)	$(200,942)	$(328,176)
Adjusted Net Loss	$(942,668)	$(608,095)	($1,941,807)	$(3,659,505)
Net Loss per share as reported	$(0.06)	$(0.04)	($0.05)
Net Loss per share pro forma	$(0.06)	$(0.04)	($0.05)

The Company accounts for nonemployee stock-based awards in which goods or services are the consideration received for the equity instruments issued based on the fair value of the equity instruments in accordance with the guidance provided in the consensus opinion of the Emerging Issues Task Force ("EITF") Issue 96-18, Accounting for Equity Instruments that Are Issued to Other than Employees for Acquiring, or in Conjunction With Selling Goods or Services.

2. INTANGIBLE ASSETS:	Intangible assets consist of the following at October 31, 2005:

Trademarks	$51,700
Patents	263,752
License	485,123
Less: Accumulated Amortization	(49,487)

$751,088

ADVAXIS, INC.
(a development stage company)
NOTES TO FINANCIAL STATEMENT

Estimated amortization expense is as follows:

Year ending October 31,
2006	$40,029
2007	40,029
2008	40,029
2009	40,029
2010	40,029

Amortization expense of intangibles amounted to $33,669 and $15,818 for the year ended October 31, 2005 and the ten-month period ended October 31, 2004, respectively.

3. NOTES PAYABLE:	Notes payable consist of the following at October 31, 2005:

Two notes payable with interest at 8% per annum, due on December 17, 2008. The lender has served notice demanding payment pursuant to the November 2004 recapitalization and financing	57,577

Note payable with no interest payable at the time of the closing of the Company’s contemplated $5,000,000 equity financing.	75,000

Note payable with no interest payable at the time of the closing of the Company’s contemplated $5,000,000 equity financing.	8,000

Note payable with no interest payable at December 15, 2006, or at the time of the closing of the Company’s contemplated $5,000,000 equity financing	130,000

Note payable with no interest payable at December 15, 2007 or at the time of the closing of the Company’s contemplated $8,000,000 equity financing	230,000
500,577
Less current portion	57,577
$443,000

Aggregate maturities of notes payable at October 31, 2005 are as follows:

Year ending December 31,
2005	57,577
2006	213,000
2007	230,000
$500,577

ADVAXIS, INC.
(a development stage company)
NOTES TO FINANCIAL STATEMENT

4. STOCK OPTIONS:
The Company has adopted the Advaxis, Inc. 2002 Stock Option Plan (the "Plan"), which allows for grants up to 8,000 shares of the Company's common stock. This Plan was replaced by the Advaxis 2004 Option Plan, which allows for grants up to 2,381,525 shares of the Company's common stock. The board of directors adopted the 2005 stock option plan, which allows for grants up to 5,600,000 shares of the Company's common stock. The 2005 plan is subject to the approval of the Company’s shareholders. The 2004 plan is and the 2005 plan is to be administered and interpreted by the Company's board of directors.

Stock option activity during the periods indicated is as follows:

	2004 Plan		2005 Plan		Total

	Options Granted Under the 2004 Plan	Weighted Average Exercise Price	Options Granted Under the 2005 Plan	Weighted Average Exercise Price	Options Granted	Weighted Average Exercise Price

January 1, 2003	1,172,767	$0.20			1,172,767	$0.20
Granted	1,084,085				1,084,085
Outstanding at December 31, 2003	2,256,852	$0.22			2,256,852	$0.22
Granted	132,419				132,419
Outstanding at October 31, 2004	2,389,271	$0.23			2,389,271	$0.23
Granted	283,730	$0.20	2,958,817	$0.29	3,242,547	$0.29
Forfeited	532,602	$0.20	256,677	$0.29	789,279	$0.23
Outstanding at October 31, 2005	2,140,399	$0.24	2,702,140	$0.29	4,842,539	$0.27
Vested and exercisable at October 31, 2005	1,715,496	$0.24	740,501	$0.29	2,455,997	$0.25

At October 31, 2005, the weighted exercise prices and weighted-average remaining contractual life of outstanding options were $0.25 and 9 years, respectively.

The fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions used for grants in 2004, 2003 and 2002: dividend yield of 0%; average risk-free interest rates of 6%; volatility of 30%; and an expected life of 10 years in each year.

On November 12, 2004, in connection with the recapitalization (see Note 8), the options granted under the 2003 option plan were canceled, and employees and consultants were granted options of Advaxis under the 2004 plan. The cancellation and replacement had no accounting consequence since the aggregate intrinsic value of the options immediately after the cancellation and replacement was not greater than the aggregate intrinsic value immediately before the cancellation and replacement, and the ratio of the exercise price per share to the fair value per share was not reduced. Additionally, the original options were not modified to accelerate vesting or extend the life of the new options. The table provided in this Note 4 reflects the options on a post recapitalization basis.

ADVAXIS, INC.
(a development stage company)
NOTES TO FINANCIAL STATEMENT

5. SHAREHOLDERS' EQUITY:
Prior to the recapitalization (see Note 8), the Company had convertible preferred stock with $.001 par value and 50,000 shares authorized. 6,000 of those shares were designated as Series A and 3,418.18, 3,650.45, and 3.640.45 were issued and outstanding at December 31, 2002, December 31, 2003 and October 31, 2004, respectively. The Company also had 100,000 shares authorized of $.001 par value common stock with 40,000 shares issued and outstanding at December 31, 2002 and 2003, and at October 31, 2004.

The preferred stock and common stock amounts were retroactively restated to reflect the effects of the recapitalization on November 12, 2004 (see Note 8).

6. COMMITMENTS AND CONTINGENCIES:
Pursuant to multiple consulting agreements and a licensing agreement, the Company is contingently liable for the following:

The Company is obligated to pay $75,000 to its former patent counsel upon receiving financing of $5,000,000 or greater.

The Company is obligated to pay $8,000 to a consultant upon receiving equity financing of $5,000,000 or greater.

Under a license agreement, the Company is obligated to pay (a) $525,000 in aggregate, divided over a four-year period as a minimum royalty after the first commercial sale of a product. Such payments are not anticipated within the next five years. (b) The Company is also obligated to pay after the 6th anniversary of the licensing agreement, annual license maintenance fees of $125,000 per year. (c) Upon the achievement of the first sale of a product in certain fields, the Company shall be obligated to pay certain milestone payments, as follows: $2,500,000 shall be due for first commercial sale of the first product in the cancer field (of which $1,000,000 shall be paid within forty-five (45) days of the date of the first commercial sale, $1,000,000 shall be paid on the first anniversary of the first commercial sale; and $500,000 shall be paid on the second anniversary of the date of the first commercial sale). In addition, $1,000,000 shall be due and payable within forty-five (45) days following the date of the first commercial sale of a product in any of the following fields (a) Infectious Disease, (b) Allergy, (c) Autoimmune Disease, and (d) any other therapeutic indications for which licensed products are developed. Therefore, the maximum total potential amount of milestone payments is $6,500,000. Such milestone payments are not expected prior to obtaining a regulatory approval to market and sell the Company’s vaccines, and such regulatory approval is not expected within the next 5 years.

Under a consulting agreement with the Company’s scientific inventor, the Company is obligated to pay $3,000 per month until the Company closes a $3,000,000 equity financing, $5,000 per month pursuant to a $3,000,000 equity financing, $7,000 per month pursuant to a $6,000,000 equity financing, and $9,000 per month pursuant to a $9,000,000 equity financing.

ADVAXIS, INC.
(a development stage company)
NOTES TO FINANCIAL STATEMENT

Pursuant to a Clinical Research Service Agreement, the Company is obligated to pay $430,000 to a vendor, of which $215,000 shall be paid pursuant to $5,000,000 equity financing.

The Company is obligated under a noncancelable operating lease for laboratory and office space expiring in May 2006 with aggregate future minimum payments due amounting to $11,500.

J. Todd Derbin, the President and Chief Executive Officer of the Company, have entered into a Termination of Employment Agreement effective December 31, 2005 pursuant to which Mr. Derbin’s employment by the Company will end on December 31, 2005. Pursuant to such agreement Mr. Derbin’s salary for 2005 is set at $225,000 plus a bonus for 2005 of $5,000 in shares of Common Stock of the Company priced at $0.287 per share. Following his resignation Mr. Derbin shall service as a consultant to the Company for a fee of $6,250 per month for 6 months ending June 30, 2006. Mr. Derbin will continue to serve as Chairman and a member of the Board of directors of the Company until at least September 30, 2006.

The Company has entered into a consulting agreement with LVEP Management LLC (LVEP) dated as of January 19, 2005, and amended on April 15, 2005, and October 31, 2005, pursuant to which Mr. Roni Appel will serve as Chief Executive Officer of the Company. LVEP is owned by Scott Flamm, one of our directors and a principal shareholder. LVEP employs Mr. Flamm and Mr. Appel. The initial term of the Consulting Agreement as amended is until December 31, 2007 and thereafter the term of the agreement shall be automatically extended for one year periods unless we notify LVEP at least 60 days prior to the end of term of our intent not to extend. In addition, the Consulting Agreement may be terminated by the Company for any reason upon 60 days prior notice or by LVEP upon 45 days prior notice. Upon such notice all compensation and bonuses payable under the Consulting Agreement shall continue until the later to occur of the end of the term or twelve (12) months from such termination. Under the Consulting Agreement as amended LVEP shall receive compensation of $250,000 per year payable at the rate of $20,833.33 per month for the term of the agreement plus reimbursement of approved expenses in connection with providing the consulting services. LVEP intends to pay all such compensation to Mr. Appel. The Consultant will receive a bonus payment at the end of 2005 not to exceed $75,000. In subsequent years the bonus shall equal 40% of the base consulting compensation. At the election of the Company up to 50% and at the election of Consultant up to 100% of the bonus may be paid in common stock of the Company. Additionally, LVEP shall receive additional options to purchase common stock of the Company bringing options held by LVEP to 5% of the outstanding shares and options of the Company as of December 31, 2005. The incremental options are to vest monthly over four years commencing in April, 2006. LVEP has assigned such options to Mr. Appel.

The Company entered into an employment agreement with Dr. Vafa Shahabit PhD to become Head of Director of Science effective March 1, 2005, terminable on 30 days notice. The compensation is $100,000 per annum with a potential bonus of $20,000. In addition, Dr. Shahabit will be granted 150,000 options.

ADVAXIS, INC.
(a development stage company)
NOTES TO FINANCIAL STATEMENT

7. INCOME TAXES:
The Company entered into an employment agreement with Dr. John Rothman, PhD to become Vice President of Clinical Development effective March 7, 2005 for a term of one year ending February 28, 2006 and terminable on 30 days notice. His compensation is $170,000 per annum, to increase to $180,000 upon the closing of a $15 million equity financing. Upon meeting incentives to be set by the Company, he will receive a bonus of up to $45,000. In addition, Dr. Rothman will be granted 360,000 stock options.

The Company is involved in various claims and legal actions arising in the ordinary course of business. Management is of the opinion that the ultimate outcome of these matters would not have a material adverse impact on the financial position of the Company or the results of its operations.

The Company has a net operating loss carryforward of approximately $2,619,000 at October 31, 2005 available to offset taxable income through 2025.

The tax effects of loss carry forwards give rise to a deferred tax asset and a related valuation allowance at October 31, 2005 as follows:

Net operating losses		$1,047,593
Less valuation allowance		(1,047,593)
Deferred tax asset	$	- 0 -

The difference between income taxes computed at the statutory federal rate of 34% and the provision for income taxes relates to the following:

		Ten-month	Twelve-month	Period from
	Year ended	period ended	period ended	March 1, 2002
	December 31,	October 31,	October 31,	(inception) to
	2003	2004	2005	October 31,
				2005

Provision at federal statutory rate	34%	34%	34%	34%
Valuation allowance	(34)	(34)	(34)	(34)
	-0-%	-0-%	-0-%	-0-%

ADVAXIS, INC.
(a development stage company)
NOTES TO FINANCIAL STATEMENT

8. RECAPITALIZATION:
On November 12, 2004, Great Expectations and Associates, Inc. ("Great Expectations") acquired the Company through a share exchange and reorganization (the "Recapitalization"), pursuant to which the Company became a wholly owned subsidiary of Great Expectations. Great Expectations acquired (i) all of the issued and outstanding shares of common stock of the Company and the Series A preferred stock of the Company in exchange for an aggregate of 15,597,723 shares of authorized, but theretofore unissued, shares of common stock, no par value, of Great Expectations; (ii) all of the issued and outstanding warrants to purchase the Company's common stock, in exchange for warrants to purchase 584,885 shares of Great Expectations; and (iii) all of the issued and outstanding options to purchase the Company's common stock in exchange for an aggregate of 2,381,525 options to purchase common stock of Great Expectations, constituting approximately 96% of the common stock of Great Expectations prior to the issuance of shares of common stock of Great Expectations in the private placement described below. Prior to the closing of the Recapitalization, Great Expectations performed a 200-for-1 reverse stock split, thus reducing the issued and outstanding shares of common stock of Great Expectations from 150,520,000 shares to 752,600 shares. Additionally, 752,600 shares of common stock of Great Expectations were issued to the financial advisor in connection with the Recapitalization. Pursuant to the Recapitalization, there were 17,102,923 common shares outstanding in Great Expectations.

As a result of the transaction, the former shareholders of Advaxis are the controlling shareholders of the Company. Additionally, prior to the transaction, Great Expectations had no substantial assets. Accordingly, the transaction is treated as a recapitalization, rather than a business combination. The historical financial statements of Advaxis are now the historical financial statements of the Company. Historical shareholders' equity (deficiency) of Advaxis has been restated to reflect the recapitalization, and include the shares received in the transaction.

November 12, 2004, the Company completed an initial closing of a private placement offering (the “Private Placement”), whereby it sold an aggregate of $2.925 million worth of units to accredited investors. Each unit was sold for $25,000 (the “Unit Price”) and consisted of (a) 87,108 shares of common stock and (b) a warrant to purchase, at any time prior to the fifth anniversary following the date of issuance of the warrant, to purchase 87,108 shares of common stock included at a price equal to $0.40 per share of common stock (a “Unit”). In consideration of the investment, the Company granted to each investor certain registration rights and anti-dilution rights. Also, in November 2004, the Company converted approximately $618,000 of aggregate principal promissory notes and accrued interest outstanding into Units.

On December 8, 2004, the Company completed a second closing of the Private Placement, whereby it sold an aggregate of $200,000 of Units to accredited investors.

On January 4, 2005, the Company completed a third and final closing of the Private Placement, whereby it sold an aggregate of $128,000 of Units to accredited investors.

ADVAXIS, INC.
(a development stage company)
NOTES TO FINANCIAL STATEMENT

Pursuant to the terms of a investment banking agreement, dated March 19, 2004, by and between the Company and Sunrise Securities, Corp. (the “Placement Agent”), the Company issued to the Placement Agent and its designees an aggregate of 2,283,445 shares of common stock and warrants to purchase up to an aggregate of 2,666,900 shares of common stock. The shares were issued as part consideration for the services of the Placement Agent, as placement agent for the Company in the Private Placement. In addition, the Company paid the Placement Agent a total cash fee of $50,530.

On January 12, 2005, the Company completed a second private placement offering whereby it sold an aggregate of $1,100,000 of units to a single investor. As with the Private Placement, each unit issued and sold in this subsequent private placement was sold at $25,000 per unit and is comprised of (i) 87,108 shares of common stock, and (ii) a five-year warrant to purchase 87,108 shares of our common stock at an exercise price of $0.40 per share. Upon the closing of this second private placement offering the Company issued to the investor 3,832,753 shares of common stock and warrants to purchase up to an aggregate of 3,832,753 shares of common stock.

The aggregate sale from the four private placements was $4,353,000, which was netted against transaction costs of $329,673 for net proceeds of $4,023,327.

[_________] Shares

ADVAXIS, INC.

Common Stock

__________________

PROSPECTUS
____________, 2006

__________________

Until [__________], 2006, all dealers that buy, sell, or trade the common stock, may be required to deliver a prospectus, regardless of whether they are participating in this offering. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our articles of incorporation and by-laws include provisions to (1) indemnify the directors and officers to the fullest extent permitted by the Colorado Revised Statutes, including circumstances under which indemnification is otherwise discretionary and (2) eliminate the personal liability of directors and officers for monetary damages resulting from breaches of their fiduciary duty, except for liability for breaches of the duty of loyalty, acts, or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under Section 7-108-704 of Colorado Law, or for any transaction from which the director derived an improper personal benefit. We believe that these provisions are necessary to attract and retain qualified persons as directors and officers.

We will enter into an indemnification agreement with each of our directors which provides that we will indemnify our directors and advance expenses to our directors, to the extent permitted by the laws of the State of Colorado.

We have directors and officers liability insurance in an amount not less than $1 million.

Insofar as indemnification for liability arising under the Securities Act of 1933, as amended (the “Act”) may be permitted to our directors, officers and controlling persons as stated in the foregoing provisions or otherwise, we have been advised that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, if any, payable by the Registrant relating to the sale of common stock being registered. All amounts are estimates except the SEC registration fee.

SEC registration fee	$2,204.07
Printing and engraving expenses	$12,000.00
Legal fees and expenses	$50,000.00
Accounting fees and expenses	$32,000.00
Transfer agent and registrar’s fees and expenses	$10,000.00
Miscellaneous expense	$3,795.93
Total	$110,000.00
_________________

RECENT SALES OF UNREGISTERED SECURITIES

During the last three years, we have issued unregistered securities to the persons, as described below. None of these transactions involved any underwriters, underwriting discounts or commissions, except as specified below, or any public offering, and we believe that each transaction was exempt from the registration requirements of the Securities Act of 1933 by virtue of Section 4(2) thereof and/or Regulation D promulgated thereunder. All recipients had adequate access, though their relationships with us, to information about us.

II-i

We issued on November 12, 2004 pursuant to the Share Exchange and Reorganization Agreement dated as of August 2, 2005 with Advaxis, Inc., a Delaware corporation and its stockholders, 16,350,323 shares of our common stock, 2,381,525 options to purchase shares of common stock and 584,885 warrants to purchase shares of common stock.

We issued on November 12 ,2004 pursuant to the conversion of $595,000 principal amount of outstanding promissory notes, 2,136,441 shares of our common stock and warrants to purchase 2,136,441 shares of our common stock.

On November 12, 2004 in connection with the first closing of the Private Placement we issued 12,248,798 shares of our common stock and 12,229,966 warrants to purchase shares of our common stock.

On November 12, 2004 we issued a warrant to purchase 60,000 shares of common stock to RB Holdings, LLC, an affiliate of Reitler Brown & Rosenblatt LLC in connection with legal services rendered.

On December 8, 2004, in connection with the second closing of the November 2004 Private Placement we issued 834,843 shares of our common stock and 836,237 warrants to purchase shares of our common stock.

On January 4, 2005, in connection with the third and final closing of the November 2004 Private Placement we issued 534,299 shares of our common stock and 535,192 warrants to purchase shares of our common stock.

On January 12, 2005, in connection with the closing of a second private placement offering, we issued 3,832,752 shares of our common stock and 3,832,752 warrants to purchase shares of our common stock.

On February 2, 2006, we sold to Cornell Capital Partners, LP our Secured Convertible Debentures due February 1, 2009 in the aggregate principal amount of $3,000,000 and issued to it five year warrants to purchase 4,500,000 shares of common Stock.

EXHIBITS

EXHIBIT
NUMBER	DESCRIPTION OF EXHIBIT

Exhibit 3.1	Amended and Restated Articles of Incorporation. Incorporated by reference to Exhibit 3.1 to Report on Form 8K filed with the SEC on December 27, 2004.

Exhibit 3.2	Amended and Restated Bylaws. Incorporated by reference to Exhibit 3.1 to Report on Form 8K filed with the SEC on December 27, 2004.

Exhibit 4.1	Form of common stock certificate. Filed on March 9, 2006 with the initial filing of the Registration Statement on Form SB-2 (File No. 333-132298)

Exhibit 4.2	Form of Secured Convertible Debenture issued in February 2006 to Cornell Capital Partners, LP.*

Exhibit 4.3	Form of Warrant issued in February 2006 to Cornell Capital Partners, LP to purchase 4,200,000.*

II-ii

Exhibit 4.4	Form of Warrant issued in February 2006 to Cornell Capital Partners, LP to purchase 300,000 shares of common stock.*

Exhibit 4.5	Form of Warrant issued to purchasers. Incorporated by reference to Exhibit 4.1 to Report on Form 8K filed with the SEC on November 18, 2004.

Exhibit 4.6	Form of Warrant issued to November 2004 Private Placement Agent. Incorporated by reference to Exhibit 4.2 to Report on Form 8K filed with the SEC on November 18, 2004.

Exhibit 5.1	Opinion of Jody M. Walker, Esq. Filed on March 9, 2006 with the initial filing of the Registration Statement on Form SB-2 (File No. 333-132298)

Exhibit 10.1
Share and Exchange Agreement, dated as of August 25, 2004, by and among the Company, Advaxis and the shareholders of Advaxis. Incorporated by reference to Exhibit 10.1 to Report on Form 8K filed with the SEC on November 18, 2004.

Exhibit 10.2	Securities Purchase Agreement dated February 2, 2006 between Company and Cornell Capital Partners, LP.*

Exhibit 10.3	Security Agreement dated February 2, 2006 between Company and Cornell Capital Partners, LP.*
.
Exhibit 10.4	Security Agreement dated February 2, 2006 between Advaxis, Inc., a Delaware corporation (subsidiary of the Company) and Cornell Capital Partners, LP.*

Exhibit 10.5	Investor Registration Rights Agreement dated February 2, 2006 between Company and Cornell Capital Partners, LP.*

Exhibit 10.6
Form of Securities Purchase Agreement related to the November 2004 Private Placement, by and among the Company and the purchasers listed as signatories thereto. Incorporated by reference to Exhibit 10.2 to Report on Form 8K filed with the SEC on November 18, 2004.

Exhibit 10.7
Form of Registration Rights Agreement related to the November 2004 Private Placement, by and among the Company and the persons listed as signatories thereto. Incorporated by reference to Exhibit 10.3 to Report on Form 8K filed with the SEC on November 18, 2004.

Exhibit 10.8
Form of Standstill Agreement, by and among the Company and persons listed on Schedule 1 attached thereto. Incorporated by reference to Exhibit 10.4 to Report on Form 8K filed with the SEC on November 18, 2004.

Exhibit 10.9
Amended and Restated Employment Agreement, dated December 20, 2004, by and between the Company and J.Todd Derbin. Incorporated by reference to Exhibit 10.1 to Report on Form 8K filed with the SEC on December 23, 2004.

Exhibit 10.10	2004 Stock Option Plan of the Company. Incorporated by reference to Exhibit 4.1 to Report on Form S-8 filed with the SEC on December 1, 2005.

II-iii

Exhibit 10.11
License Agreement, dated as of June 17, 2002, by and between Advaxis and The Trustees of the University of Pennsylvania. Incorporated by reference to Exhibit 10.07 to the amendment filed on June 9, 2005 to Registration Statement on Form SB-2 (File No. 333-122504).

Exhibit 10.12
Non-Exclusive License and Bailment, dated as of March 17, 2004, between The Regents of the University of California and Advaxis, Inc. Incorporated by reference to Exhibit 10.8 to Post-Effective Amendment filed on January 5, 2006 to Registration Statement on Form SB-2 (File No. 333-122504).

Exhibit 10.13
Consultancy Agreement, dated as of January 19, 2005, by and between LVEP Management, LLC. and the Company. Incorporated by reference to Exhibit 10.9 to Post-Effective Amendment filed on January 5, 2006 to Registration Statement on Form SB-2 (File No. 333-122504).

Exhibit 10.14
Government Funding Agreement, dated as of April 5, 2004, by and between David Carpi and Advaxis, Inc. Incorporated by reference to Exhibit 10.10 to Post-Effective Amendment filed on January 5, 2006 to Registration Statement on Form SB-2 (File No. 333-122504).

Exhibit 10.15
Amended and Restated Consulting and Placement Agreement, dated as of May 28, 2003, by and between David Carpi and Advaxis, Inc., as amended. Incorporated by reference to Exhibit 10.11 to Post-Effective Amendment filed on January 5, 2006 to Registration Statement on Form SB-2 (File No. 333-122504).

Exhibit 10.16
Consultancy Agreement, dated as of January 22, 2005, by and between Dr. Yvonne Paterson and Advaxis, Inc. Incorporated by reference to Exhibit 10.12 to Post-Effective Amendment filed on January 5, 2006 to Registration Statement on Form SB-2 (File No. 333-122504).

Exhibit 10.17
Consultancy Agreement, dated as of March 15, 2003, by and between Dr. Joy A. Cavagnaro and Advaxis, Inc. Incorporated by reference to Exhibit 10.13 to Post-Effective Amendment filed on January 5, 2006 to Registration Statement on Form SB-2 (File No. 333-122504).

Exhibit 10.18
Grant Writing Agreement, dated June 19, 2003, by and between DNA Bridges, Inc. and Advaxis, Inc. Incorporated by reference to Exhibit 10.14 to Post-Effective Amendment filed on January 5, 2006 to Registration Statement on Form SB-2 (File No. 333-122504).

Exhibit 10.19
Consulting Agreement, dated as of July 2, 2004, by and between Sentinel Consulting Corporation and Advaxis, Inc. Incorporated by reference to Exhibit 10.15 to Post-Effective Amendment filed on January 5, 2006 to Registration Statement on Form SB-2 (File No. 333-122504).

Exhibit 10.20
Agreement, dated July 7, 2003, by and between Cobra Biomanufacturing PLC and Advaxis, Inc. Incorporated by reference to Exhibit 10.16 to the amendment filed on June 9, 2005 to Registration Statement on Form SB-2 (File No. 333-122504).

Exhibit 10.21
Securities Purchase Agreement, dated as of January 12, 2005, by and between the Company and Harvest Advaxis LLC. Incorporated by reference to Exhibit 10.1 to Report on Form 8K filed with the SEC on January 18, 2005.

II-iv

Exhibit 10.22
Registration Rights Agreement, dated as of January 12, 2005, by and between the Company and Harvest Advaxis LLC. Incorporated by reference to Exhibit 10.2 to Report on Form 8K filed with the SEC on January 18, 2005.

Exhibit 10.23	Letter Agreement, dated as of January 12, 2005 by and between the Company and Robert T. Harvey. Incorporated by reference to Exhibit 10.3 to Report on Form 8K filed with the SEC on January 18, 2005.

Exhibit 10.24
Consultantcy Agreement, dated as of January 15, 2005, by and between Dr. David Filer and the Company. Incorporated by reference to Exhibit 10.20 to Post-Effective Amendment filed on January 5, 2006 to Registration Statement on Form SB-2 (File No. 333-122504).

Exhibit 10.25
Consultancy Agreement, dated as of January 15, 2005, by and between Pharm-Olam International Ltd. and the Company. Incorporated by reference to Exhibit 10.21 to Post-Effective Amendment filed on January 5, 2006 to Registration Statement on Form SB-2 (File No. 333-122504).

Exhibit 10.26
Agreement, dated February 1, 2004, by and between Strategic Growth International Inc. and the Company. Incorporated by reference to Exhibit 10.22 to Post-Effective Amendment filed on January 5, 2006 to Registration Statement on Form SB-2 (File No. 333-122504).

Exhibit 10.27
Letter Agreement, dated February 10, 2005, by and between Richard Berman and the Company. Incorporated by reference to Exhibit 10.23 to Post-Effective Amendment filed on January 5, 2006 to Registration Statement on Form SB-2 (File No. 333-122504).

Exhibit 10.28
Employment Agreement, dated February 8, 2005, by and between Vafa Shahabit and the Company. Incorporated by reference to Exhibit 10.24 to Post-Effective Amendment filed on January 5, 2006 to Registration Statement on Form SB-2 (File No. 333-122504).

Exhibit 10.29
Employment Agreement, dated March 1, 2005, by and between John Rothman and the Company. Incorporated by reference to Exhibit 10.25 to Post-Effective Amendment filed on January 5, 2006 to Registration Statement on Form SB-2 (File No. 333-122504).

Exhibit 10.30
Clinical Research Services Agreement, dated April 6, 2005, between Pharm-Olam International Ltd. and the Company. Incorporated by reference to Exhibit 10.26 to the amendment filed on June 9, 2005 to Registration Statement on Form SB-2 (File No. 333-122504).

Exhibit 10.30(a)
Amendment to Consultancy Agreement, dated as of April 4, 2005, between LVEP Management LLC and the Company. Incorporated by reference to Exhibit 10.27 to Post-Effective Amendment filed on January 5, 2006 to Registration Statement on Form SB-2 (File No. 333-122504).

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Exhibit 10.30(b)
Second Amendment dated October, 31, 2005 to Consultancy Agreement between LVEP Management LLC and the Company. Incorporated by reference to Exhibit 10.2 to Report on Form 8K filed with the SEC on November 9, 2005.

Exhibit 10.31
Royalty Agreement, dated as of May 11, 2003, by and between Cobra Bio-Manufacturing PLC and the Company. Incorporated by reference to Exhibit 10.28 to Post-Effective Amendment filed on January 5, 2006 to Registration Statement on Form SB-2 (File No. 333-122504).

Exhibit 10.32
Letter Agreement between the Company and Investors Relations Group Inc., dated September 27, 2005. Incorporated by reference to Exhibit 10.31 to Post-Effective Amendment filed on January 5, 2006 to Registration Statement on Form SB-2 (File No. 333-122504).

Exhibit 10.33
Consultancy Agreement between the Company and Freemind Group LLC, dated October 17, 2005. Incorporated by reference to Exhibit 10.32 to Post-Effective Amendment filed on January 5, 2006 to Registration Statement on Form SB-2 (File No. 333-122504).

Exhibit 10.34
Strategic Collaboration and Long Term Vaccine Supply Agreement between the Company and Colera BioManufacturing PLC, dated October 31, 2005. Incorporated by reference to Exhibit 10.33 to Post-Effective Amendment No. 2 to Registration Statement on Form SB-2 (File No. 333-122504).**

Exhibit 10.35	Employment Agreement dated February 9, 2006 between the Company and Frederick D. Cobb. Filed on March 9, 2006 with the initial filing of the Registration Statement on Form SB-2 (File No. 333-132298)

Exhibit 10.36	Resignation Agreement between J. Todd Derbin and the Company dated October 31, 2005. Incorporated by reference to Exhibit 10.1 report on Form 8-K filed with the SEC on November 9, 2005.

Exhibit 14.1	Code of Ethics. Incorporated by reference to Exhibit 14.1 to Report on Form 8K filed with the SEC on November 18, 2004.

Exhibit 21.1	Advaxis, Inc., a Delaware corporation

Exhibit 23.1
Consent of Goldstein Golub Kessler LLP regarding Registration Statement on Form SB-2 as amended (File No. 333-132298) and Post Effective Amendment No. 3 to Registration Statement on Form SB-2 (File No. 333-122504)

Exhibit 23.1(a)
Awareness Letter of Goldstein Golub Kessler LLP regarding Registration Statement on Form SB-2 as amended (File No. 333-132298) and Post-Effective Amendment No. 3 to Registration Statement on Form SB-2 (File No. 333-122504).

Exhibit 23.2	Consent of Jody M. Walker (included in Exhibit 5.1 above)

Exhibit 24.1	Power of Attorney (Included on the signature page)

*Incorporated by reference to the following designated Exhibit to the Company’s Report on Form 8K filed with the SEC on February 8, 2006.
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Exhibit No. to this Registration Statement	8K Exhibit No.
4.2	10.02
4.3	10.03
4.4	10.04
10.2	10.09
10.3	10.06
10.4	10.04
10.5	10.05

** Confidential Treatment sought.

UNDERTAKINGS

The undersigned small business issuer hereby undertakes to:

(1)  For determining any liability under the Securities Act of 1933, treat the information omitted from this form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b) (1), or (4) or 497(h) under the Securities Act of 1933 as part of this registration statement as of the time the SEC declared it effective.

(2)  For determining any liability under the Securities Act of 1933, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in this registration statement, and that offering of the securities at that time as the initial BONA FIDE offering of those securities.

The undersigned small business issuer hereby undertakes with respect to the securities being offered and sold in this offering:

(1)  To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

(a) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
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(c) Include any additional or changed material information on the plan of distribution.

(2)  For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)  File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification by the undersigned small business issuer for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in North Brunswick, Middlesex County, State of New Jersey, on the 13th day of April, 2006.

ADVAXIS, INC.

By:	/s/ Roni Appel
Roni Appel, Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitues and appoints Roni Appel as his true and lawful attorney-in-fact and agent, with full power of substitution for him in any and all capcaities, to sign (1) any and all amendments (including post-effective amendments) to this Registration Statement and (2) any registration statement or post-effective amendment thereto to be filed with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said, attorney-in-fact and agent all power and authority to do and to perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and affirming all that said attorney-in-fact and agent, or his substitues may lawfully do or casue to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE
/s/ Roni Appel Roni Appel	Chief Executive Officer, Chief Financial Officer and Director (Principal Financial and Accounting Officer)	April 13, 2006
/s/ J. Todd Derbin J. Todd Derbin	Chairman of Board of Directors	April 13, 2006
/s/ Thomas McKearn Thomas McKearn	Director	April 13, 2006
/s/ James Patton James Patton	Director	April 13, 2006
/s/ Richard Berman Richard Berman	Director	April 13, 2006
/s/ Martin Wade Martin Wade	Director	April 13, 2006

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in North Brunswick, Middlesex County, State of New Jersey, on the 13th day of April, 2006.

ADVAXIS, INC.

By:	/s/ Roni Appel
Roni Appel, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE
/s/ Roni Appel Roni Appel	Chief Executive Officer, Chief Financial Officer and Director (Principal Financial and Accounting Officer)	April 13, 2006
/s/ J. Todd Derbin J. Todd Derbin	Chairman of Board of Directors	April 13, 2006
/s/ Thomas McKearn Thomas McKearn	Director	April 13, 2006
/s/ James Patton James Patton	Director	April 13, 2006
/s/ Richard Berman Richard Berman	Director	April 13, 2006
/s/ Martin Wade Martin Wade	Director	April 13, 2006

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